                                                Filed Pursuant to Rule 424(b)(3)
                                  Registration Nos. 333-112256 to  333-112256-16
PROSPECTUS

                                   (SBS LOGO)

                       SPANISH BROADCASTING SYSTEM, INC.

                               OFFER TO EXCHANGE
              SHARES OF OUR REGISTERED 10 3/4% SERIES B CUMULATIVE
                    EXCHANGEABLE REDEEMABLE PREFERRED STOCK
          FOR ANY AND ALL SHARES OF OUR UNREGISTERED 10 3/4% SERIES A
               CUMULATIVE EXCHANGEABLE REDEEMABLE PREFERRED STOCK
                             ---------------------
     We are offering to exchange registered shares of our 10 3/4% Series B cumulative exchangeable redeemable preferred stock, par value $.01 per share and liquidation preference of $1,000 per share, which we refer to as the Series B preferred stock and which we are registering under the Securities Act of 1933, as amended (the "Securities Act") by the accompanying registration statement, for any and all shares of our outstanding 10 3/4% Series A cumulative exchangeable redeemable preferred stock, par value $.01 per share and liquidation preference of $1,000 per share, which we refer to as the Series A preferred stock. The Series A preferred stock and the Series B preferred stock are collectively referred to as the preferred stock. The shares of Series A preferred stock were issued on October 30, 2003 pursuant to a private offering. The terms of the Series B preferred stock are substantially the same as the terms of the Series A preferred stock except that the Series B preferred stock:

     - is registered under the Securities Act and therefore is freely transferable, subject to certain conditions;

     - does not bear restrictive legends restricting its transfer under the Securities Act;

     - does not entitle holders to the registration rights that apply to the Series A preferred stock; and

     - does not contain provisions relating to additional dividends which become payable in certain circumstances related to the timing of this exchange offer.

     You should consider the following:

     - INVESTING IN THE SERIES B PREFERRED STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 19 OF THIS PROSPECTUS.

     - Our offer to exchange shares of Series B preferred stock for shares of Series A preferred stock will be open until 5:00 p.m., New York City time, on March 26, 2004, unless we extend the offer.

     - If you fail to tender your shares of Series A preferred stock, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

     - No public trading market currently exists for the Series B preferred stock. We do not intend to apply for listing of the Series B preferred stock on any securities exchange or for inclusion of the Series B preferred stock in any automated quotation system. However, we expect that the Series B preferred stock will be eligible for trading in the PORTAL(SM) market of the National Association of Securities Dealers, Inc.

     EACH BROKER-DEALER THAT RECEIVES SERIES B PREFERRED STOCK FOR ITS OWN ACCOUNT IN EXCHANGE FOR SHARES OF SERIES A PREFERRED STOCK, WHERE SUCH SERIES A PREFERRED STOCK WAS ACQUIRED BY SUCH BROKER-DEALER AS A RESULT OF MARKET-MAKING ACTIVITIES OR OTHER TRADING ACTIVITIES, MUST ACKNOWLEDGE THAT IT WILL DELIVER A PROSPECTUS IN CONNECTION WITH ANY RESALE OF SUCH SHARES OF SERIES B PREFERRED STOCK, OR IF ISSUED, EXCHANGE NOTES. SEE "PLAN OF DISTRIBUTION." The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Series B preferred stock, or if issued, exchange notes, received in exchange for Series A preferred stock where such Series A preferred stock was acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of this exchange offer and ending on the close of business one year after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale.

     THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. THIS INFORMATION IS AVAILABLE TO SECURITY HOLDERS WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST. SECURITY HOLDERS MUST MAKE A REQUEST BY CONTACTING US AT OUR PRINCIPAL EXECUTIVE OFFICES, 2601 SOUTH BAYSHORE DRIVE, PH II, COCONUT GROVE, FL 33133, TELEPHONE (305) 441-6901, ATTENTION: INVESTOR RELATIONS DEPARTMENT. TO OBTAIN TIMELY DELIVERY OF THIS INFORMATION, SECURITY HOLDERS MUST REQUEST THE INFORMATION NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER ON MARCH 26, 2004.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is February 18, 2004.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About this Prospectus.......................................    i
Forward-Looking Statements..................................  iii
Incorporation by Reference..................................   iv
Where You Can Find More Information.........................   iv
Prospectus Summary..........................................    1
Ratio of Earnings to Fixed Charges..........................   13
Ratio of Combined Fixed Charges and Preference Dividends to
  Earnings..................................................   13
Risk Factors................................................   19
  Risks Related to the Series B Preferred Stock, the
     Exchange Notes and this Exchange Offer.................   19
  Risks Related to Our Business.............................   27
Use of Proceeds.............................................   30
Capitalization..............................................   30
Ratio of Earnings to Fixed Charges..........................   31
Ratio of Combined Fixed Charges and Preference Dividends to
  Earnings..................................................   31
Unaudited Pro Forma Condensed Consolidated Financial Data...   32
Selected Adjusted Historical Consolidated Financial
  Information...............................................   38
Description of Indebtedness.................................   43
Description of Capital Stock................................   46
The Exchange Offer..........................................   50
Description of Series B Preferred Stock and Exchange
  Notes.....................................................   58
Certain Material U.S. Federal Income Tax Considerations.....   98
Plan of Distribution........................................  108
Legal Matters...............................................  109
Experts.....................................................  109

                         ------------------------------

                             ABOUT THIS PROSPECTUS

     All references to "we," "us," "our," "SBS," "our company" or "the Company" in this prospectus mean Spanish Broadcasting System, Inc., a Delaware corporation, and all entities and subsidiaries owned or controlled by Spanish Broadcasting System, Inc. and, if prior to 1994, refer to our predecessor parent company Spanish Broadcasting System Inc., a New Jersey corporation.

     We operate Web sites at www.spanishbroadcasting.com and www.lamusica.com. The information on those Web sites is not a part of this prospectus.

     Time brokerage agreement, or TBA, means an agreement under which a radio station programmer agrees to purchase from a broadcast station licensee substantially all of the broadcast time on a station, provides programming and sells advertising during the purchased time, receives all the revenue derived from advertising sold during the purchased time, pays certain expenses of the station and performs other functions, with the licensee retaining responsibility for ultimate control of the station in accordance with the Federal Communications Commission (FCC) policies. A time brokerage agreement is also known in the broadcast industry as a "local marketing agreement."

     Unless otherwise indicated in this prospectus (except exhibits):

        - references in this prospectus to the rank of a station among all the radio stations within a market have been determined with reference to all radio stations rated by Arbitron(R) within the applicable market for the most recent survey period (Fall 2003) as reported by the Arbitron(R) Company, Arbitron Radio Market Reports (copyright 2003). Arbitron(R) does not rank radio stations. All references in this prospectus to radio station rankings from Arbitron(R) Surveys reflect our analysis of information published by Arbitron(R). When citing Arbitron(R) Survey data, all references to the "United States" include the 50 states, the District of Columbia and the Commonwealth of Puerto Rico;

        - all market revenue share and revenue rankings in this prospectus are based on estimates for the calendar year 2003 contained in BIA Research, Inc.'s Investing in Radio, 2003 Market Report;

        - all references to Hispanic buying power in this prospectus are based on the Arbitron(R) survey, Power of Hispanic Consumers (copyright 2003 Arbitron Inc.) and Accessories Magazine, March 2003;

        - all references to Spanish-language advertising data in this prospectus are based on Hispanic Business (copyright 1995 and 2002 Hispanic Business Inc.);

        - all references to the demographic statistics in this prospectus are derived from BIA Research, Inc.'s Investing in Radio, 2003 Market Report, Strategy Research Corporation, 2002 U.S. Hispanic Market Report, U.S. Census Bureau Population Estimates for Puerto Rico, 2002, and U.S. Census Bureau, Census 2000;

        - morning drive-time is a broadcast time period (Monday through Friday 6 am to 10 am); and

        - all references to "U.S. Hispanic", "Hispanic markets in the United States" and similar phrases in this prospectus include Hispanics in the United States and the Commonwealth of Puerto Rico.

     Industry and market data used throughout this prospectus were obtained through company research, surveys and studies conducted by third parties and industry and general publications. We have not independently verified market and industry data from third-party sources. While we believe this information is reliable and market definitions are appropriate, neither this research, surveys and studies nor these definitions have been verified by any independent sources. Accordingly, we cannot assure you that such market and industry data are accurate in all material respects.

     The terms "station operating income," "station operating income margin," "broadcast cash flow," "broadcast cash flow margin," "Adjusted EBITDA" and "Adjusted EBITDA margin" are non-Generally Accepted Accounting Principles (GAAP) financial measures as defined by the Securities and Exchange Commission's Regulation G and are used in various places in this prospectus and in documents incorporated by reference. These non-GAAP financial measures should not be construed as superior to GAAP financial measures. The GAAP financial measures most directly comparable to each non-GAAP financial measure in this prospectus and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure are included elsewhere in this prospectus.

     Station operating income (our former broadcast cash flow) consists of reported GAAP operating income from continuing operations excluding corporate expenses and depreciation and amortization. Station operating income replaces our former broadcast cash flow (BCF) as the metric used by our management to assess the performance of our stations. Although it is calculated in the same manner as BCF, management believes that using the term "station operating income" provides a more accurate description of the performance measure.

     Station operating income margin consists of station operating income divided by net revenue.

     EBITDA consists of earnings before interest expense, interest income, income taxes, depreciation and amortization of assets, gain or loss from extinguishments of debt, discontinued operations and the cumulative effect of a change in accounting principle. We calculate our EBITDA differently. Our "EBITDA" is EBITDA as defined above but excluding other income or expense, or, alternatively, GAAP operating income from continuing operations before depreciation and amortization. To distinguish our calculation of EBITDA from other possible meanings of EBITDA, for periods ending after March 31, 2003 and going forward we changed references to "EBITDA" in our financial reports to the term "Adjusted EBITDA." Although our "Adjusted EBITDA" and what we formerly referred to as our "EBITDA" are calculated in the same manner, management believes "Adjusted EBITDA" is a more accurate description.

     Adjusted EBITDA margin consists of Adjusted EBITDA divided by net revenue.

     Station operating income, station operating income margin, Adjusted EBITDA and Adjusted EBITDA margin, as we define the terms, are not measures of performance or liquidity calculated in accordance with GAAP and may not be comparable to similarly titled measures employed by other companies. Although station operating income, station operating income margin, Adjusted EBITDA and Adjusted EBITDA margin are not measures of performance calculated in accordance with GAAP, we believe that they are useful to an investor in evaluating an investment in our securities because they are measures widely used in the broadcast industry to evaluate a radio company's operating performance and are used by management for internal budgeting purposes and to evaluate the performance of our radio stations. However, station operating income, station operating income margin, Adjusted EBITDA and Adjusted EBITDA margin should not be considered in isolation or as substitutes for operating income, net income
(loss), cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as measures of liquidity or profitability. Also, because they are not calculated in the same manner by all companies, they may not be comparable to other similarly titled measures used by other companies.
                         ------------------------------

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements for purposes of federal and state securities laws including: any projections of earnings, revenues or other financial items; any statements of our plans, strategies and objectives for our future operations; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of these statements. The words "believes," "anticipates," "expects," "estimates," "plans," "intends," and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results. Factors that may cause these differences include, but are not limited to:

        - our substantial level of debt will limit our ability to grow and compete;

        - the terms of our debt restrict us from engaging in many activities and require us to satisfy various financial tests;

        - we have experienced net losses in the past and to the extent that we experience net losses in the future, our ability to raise capital could be adversely affected, as well as the market prices of our securities;

        - loss of key personnel could adversely affect our business, including Raul Alarcon, Jr., our Chairman of the Board of Directors, Chief Executive Officer and President;

        - we compete for advertising revenue with other radio groups as well as television and other media, many operators of which have greater resources than we do;

        - we must be able to respond to rapidly changing technology, services and standards which characterize our industry in order to remain competitive;

        - our business depends on maintaining our FCC licenses, which we cannot assure you that we will be able to maintain; and

        - a national or regional recession could depress our revenues or limit our ability to increase our revenues.

     All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

     We urge you to review carefully "Risk Factors" in this prospectus for a more complete discussion of the risks of an investment in the Series B preferred stock.

                           INCORPORATION BY REFERENCE

     The following documents filed by us with the SEC under the Exchange Act are incorporated in this prospectus:

        - our Annual Report on Form 10-K for the fiscal year ended December 29, 2002;

        - our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003; and

        - our Current Reports on Form 8-K, filed on April 17, 2003, June 10, 2003, September 25, 2003, October 9, 2003 and November 12, 2003 (except with respect to any Item 9 information).

     All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this exchange offer shall also be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such documents. Any statement in this prospectus or in a document incorporated or deemed to be incorporated in this prospectus by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     The information relating to us in this prospectus should be read together with the information in the documents incorporated or deemed to be incorporated by reference. In addition, some of the information, including financial information, contained in this prospectus or incorporated or deemed to be incorporated by reference into this prospectus by reference should be read in conjunction with documents filed with the SEC by us.

     We will provide, without charge, to each person to whom a copy of this prospectus is delivered, upon request of such person, a copy of any documents incorporated into this prospectus by reference other than exhibits unless such exhibits are specifically incorporated by reference in the document that this prospectus incorporates. Requests for such copies should be directed to us at Spanish Broadcasting System, Inc., 2601 South Bayshore Drive, PH II, Coconut Grove, Florida 33133, Attention: Joseph A. Garcia, Telephone: (305) 441-6901.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the reporting and other information requirements of the Exchange Act. We file reports and other information with the SEC. Such reports and other information filed by us pursuant to the Exchange Act may be inspected and copied at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Washington D.C. 20549. Please call 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a site on the World Wide Web containing reports, proxy materials, information statements and other items. The address is http://www.sec.gov. Our reports, proxy materials, information statements and other information can also be inspected and copied at the offices of The Nasdaq Stock Market, on which our common stock is listed (symbol: SBSA). You can find more information about us at our Internet website located at www.spanishbroadcasting.com. Our annual report on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge on our Internet website as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC.

                               PROSPECTUS SUMMARY

     This summary highlights certain information contained elsewhere in this prospectus or documents incorporated by reference in this prospectus. Because it is a summary, it does not contain all the information that may be important to you. Before making a decision to exchange your shares of Series A preferred stock for registered shares of Series B preferred stock, you should read this entire prospectus and the documents to which we have referred you under the section "Where You Can Find More Information," including our financial statements and data and the information set forth under the heading "Risk Factors." All references to "we," "us," "our," "SBS," "our company" or "the Company" in this prospectus mean Spanish Broadcasting System, Inc., a Delaware corporation, and all entities and subsidiaries owned or controlled by Spanish Broadcasting System, Inc. and, if prior to 1994, refer to our predecessor parent company Spanish Broadcasting System Inc., a New Jersey corporation. The address and telephone number of our principal executive offices is: 2601 South Bayshore Drive, PH II, Coconut Grove, Florida 33133, (305) 441-6901.

     As used in this prospectus, the term "Series A preferred stock" refers to our unregistered 10 3/4% Series A cumulative exchangeable redeemable preferred stock, and the term "Series B preferred stock" refers to our registered 10 3/4% Series B cumulative exchangeable redeemable preferred stock. The term "exchange notes" refers to our registered 10 3/4% subordinated exchange notes due 2013, issuable in exchange for the shares of Series B preferred stock, the term "unregistered exchange notes" refers to our unregistered 10 3/4% subordinated exchange notes due 2013, issuable in exchange for the shares of Series A preferred stock, and "existing 9 5/8% notes" refers to our registered 9 5/8% senior subordinated notes due 2009.

                                  OUR COMPANY

     We are the largest Hispanic-controlled radio broadcasting company in the United States. After giving effect to the proposed sale of our San Francisco station, we own and operate 24 radio stations which reach approximately 43% of the U.S. Hispanic population. Our stations are located in the top five Hispanic markets in the United States: Los Angeles, New York, Puerto Rico, Miami and Chicago. Los Angeles and New York have the largest and second largest Hispanic populations, and are the largest and second largest radio markets in the United Sates in terms of advertising revenue, respectively. Our top three markets, based on net revenues, are New York, Los Angeles and Miami. In New York, we own two of the three FM Spanish-language radio stations in that market, and believe that we have the strongest franchise in our target demographic groups. Our WSKQ-FM station in New York is ranked as both the number one Spanish language and English language station among all demographic groups in the very important morning drive category. Our Miami cluster of stations is ranked as the number one Spanish-language FM radio group in all demographic groups. Our Los Angeles cluster of stations is ranked as the number one Spanish-language FM radio group in the attractive 18-34 demographic group.

MARKET OPPORTUNITY

     We believe that our focus on formats targeting U.S. Hispanic audiences in the largest Hispanic radio markets, together with our skill in programming and marketing to these audiences, provide us with significant opportunity for the following reasons:

        - HISPANIC POPULATION GROWTH. The U.S. Hispanic population is the largest minority group and the fastest growing segment of the U.S. population, growing at approximately 7.3 times the rate of the non-Hispanic U.S. population between 1996 and 2002.

        - HISPANIC BUYING POWER. The U.S. Hispanic population accounted for estimated buying power of $580.0 billion in 2002 and Hispanic buying power is growing at nearly twice the annual rate of non-Hispanic buying power. Hispanic buying power is expected to increase to $1.0 trillion by 2010, positioning this demographic as an extremely attractive group for advertisers.

        - GROWTH IN SPANISH LANGUAGE ADVERTISING SPENDING. In 2002, a total of $2.5 billion was spent on Spanish-language media advertising, compared to $1.1 billion in 1995. This represents a compound annual growth rate of 12.8% over the past seven years.

     We operate stations in each of the top five Hispanic radio markets in the United States, including Puerto Rico:

                             TOP 5 HISPANIC MARKETS

                                                                    2003 TOTAL
                                    % OF TOTAL      % OF TOTAL       ESTIMATED
                       HISPANIC    POPULATION IN       U.S.        MARKET RADIO    # OF OUR
                      POPULATION   MKT. WHICH IS     HISPANIC         REVENUE      STATIONS
RANK     MARKET        (000)(A)     HISPANIC(A)    POPULATION(A)     ($MM)(B)      OPERATED
1...  Los Angeles        7,001          41%             17%           $1,042           4
2...  New York           3,971          19%              9%              824           2
3...  Puerto Rico        3,813          99%              9%              100          11
4...  Miami              1,719          41%              4%              288           3
5...  Chicago            1,604          17%              4%              590           4
   TOTAL FOR OUR
       MARKETS          18,108          33%             43%           $2,844          24

------------

(a) Sources: Strategy Research Corporation, 2002 U.S. Hispanic Market Report; U.S. Census Bureau Population Estimates for Puerto Rico, 2002; U.S. Census Bureau, Census 2000

(b) Source: BIA Research Inc.'s Investing in Radio, 2003 Market Report

OUR STRATEGY

     We focus on maximizing the revenue and profitability of our radio station portfolio by strengthening the performance of our existing radio stations. We also focus on long-term growth by continuously investing in advertising, programming research and on-air talent. In addition, we have completed strategic acquisitions and divestitures in order to achieve a significant presence with clusters of stations in the top Hispanic markets.

     Our operating strategy focuses on maximizing our radio stations' appeal to our targeted audiences and advertisers while minimizing operating expenses in order to increase revenue and cash flow. To achieve these goals, we focus on the following:

     FORMAT HIGH QUALITY PROGRAMMING. We format the programming of each of our stations to capture a significant share of the Spanish-language audience. We use market research, including third party consultants, in-house research and periodic music testing, to assess listener preferences and the diverse groups in the Hispanic population in each station's target demographic audience.

     ATTRACT AND RETAIN STRONG LOCAL MANAGEMENT TEAMS. We employ local management teams in each of our markets that are responsible for the day-to-day operations of our radio stations. Because of the cultural diversity of the Hispanic population from market to market in the United States, our stations are staffed with managers who have experience in and knowledge of the local radio market and/or the local Hispanic market.

     UTILIZE FOCUSED SALES EFFORTS. To capture market share, our sales force focuses on converting audience share into rate and revenue increases. Strategically, we hire sales professionals who are experts at Hispanic and general market advertising. We also value knowledgeable account managers skilled at dealing directly with clients in the local market. Spanish-language radio is uniquely positioned for national campaigns, regional marketing plans and local promotions in our diverse markets. We believe that our focused sales efforts are working to increase media spending targeted at the Hispanic consumer market and will enable us to continue to achieve rate and revenue growth, and to narrow the gap between the level of advertising currently targeted towards U.S. Hispanics and the real and potential buying power of our communities.

     CONTROL STATION OPERATING COSTS. We employ a disciplined approach to operating our radio stations. We emphasize control of each station's operating costs through detailed budgeting, tight control over staffing levels and constant expense analysis. While local management is responsible for the day-to-day operation of each station, corporate management is responsible for long-term and strategic planning, establishing policies and procedures, maximizing cost savings through centralized activity where appropriate, allocating corporate resources and maintaining overall control of the stations.

     EFFECTIVE USE OF PROMOTIONS AND SPECIAL EVENTS. We use our expertise in marketing to the Hispanic consumer in each of the markets in which we operate stations to attract a large share of advertising revenue. We believe that effective promotional efforts play a significant role in both adding new listeners and increasing listener loyalty. We organize special promotional appearances, such as station van appearances at client events, concerts and tie-ins to major events, which form an important part of our marketing strategy.

     MAINTAIN STRONG COMMUNITY INVOLVEMENT. We have been, and will continue to be, actively involved in the local communities that we serve. Our radio stations participate in numerous community programs, fund-raisers and activities benefiting the local community and Hispanics abroad. Our stations and members of our management have received numerous community service awards and acknowledgments from governmental entities and community and philanthropic organizations for their service. We believe that this involvement helps build and maintain station awareness and listener loyalty.

                              RECENT DEVELOPMENTS

PROPOSED SALE

     On October 2, 2003, we entered into an asset purchase agreement with 3 Point Media -- San Francisco, LLC ("Three Point Media") to sell the assets of radio station KPTI-FM, serving the San Francisco, California market, for a cash purchase price of $30.0 million. Three Point Media did not close under the asset purchase agreement, and on February 3, 2004, we terminated the agreement. We are currently considering other written offers to purchase the assets of radio station KPTI-FM for a purchase price equal to the purchase price under the Three Point Media asset purchase agreement. We intend to sell the assets of radio station KPTI-FM; however, we cannot assure you that the sale will be completed.

ACQUISITIONS

San Antonio

     On January 30, 2004, we completed the sale of the assets of radio stations KLEY-FM and KSAH-AM, serving the San Antonio, Texas market, to Border Media Partners, LLC ("Border Media") for a cash purchase price of $24.4 million. The sale was made pursuant to the terms of our asset purchase agreement dated as of September 18, 2003 with Border Media. The assets sold consisted of $12.8 million of intangible assets and $0.6 million of property and equipment.

Los Angeles

     On October 30, 2003, we completed the acquisition of the assets of radio station KXOL-FM (formerly KFSG-FM), serving the Los Angeles, California market, from the International Church of the FourSquare Gospel ("ICFG") at a cash purchase price of $250.0 million plus the issuance to ICFG on February 8, 2002 of a warrant exercisable for an aggregate of 2,000,000 shares of our Class A common stock at an exercise price of $10.50 per share. This warrant is exercisable for a period of thirty-six months from the date of issuance after which it will expire if not exercised. To date, this warrant has not been exercised. We assigned the warrant a fair market value of approximately $8.9 million based on the Black-Scholes option pricing model in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation." The fair market value of this warrant was recorded as an increase to intangible assets and additional paid-in capital on the date of grant. Additionally, we paid $2.9 million in broker's fees in connection with the KXOL-FM acquisition.

     In addition to the FCC license of KXOL-FM, the assets acquired by us from ICFG include certain radio transmission equipment and a fifty-year lease at a rent of $1.00 per year for the KXOL-FM tower site, all of which were used by ICFG for radio broadcasting and which we also intend to use for radio broadcasting. The consideration for the acquisition of the assets of KXOL-FM was determined through arm's-length negotiations between us and ICFG. On November 2, 2000, pursuant to the asset purchase agreement between us and ICFG for the acquisition of the assets of KXOL-FM, we made a non-refundable deposit of $5.0 million which was credited towards the $250.0 million cash purchase price at closing. Pursuant to amendments to the asset purchase agreement, prior to the closing we made additional non-refundable deposits toward the cash purchase price in the aggregate amount of $55.0 million which were also credited towards the $250.0 million cash purchase price at closing. Cash on hand was used to make all the non-refundable deposits toward the cash purchase price. The remaining $190.0 million of the cash purchase price was funded from (1) the proceeds of our private offering of $75,000,000 of 10 3/4% Series A cumulative exchangeable redeemable preferred stock which closed on October 30, 2003 and (2) borrowings under senior secured credit facilities, consisting of a $125.0 million term loan facility and a $10.0 million revolving credit facility, which we entered into on October 30, 2003.

     From April 30, 2001 until the closing of the acquisition, we broadcast our programming over KXOL-FM pursuant to a time brokerage agreement with ICFG. ICFG broadcast its programming over our radio stations KZAB-FM and KZBA-FM pursuant to a time brokerage agreement with us from April 30, 2001 until February 28, 2003. Pursuant to the amended asset purchase agreement and amended time brokerage agreements, we were required to issue additional warrants to ICFG from the date that ICFG ceased to broadcast its programming over KZAB-FM and KZBA-FM until the closing of the acquisition of KXOL-FM. On each of March 31, 2003, April 30, 2003, May 31, 2003, June 30, 2003, July 31, 2003, August 31, 2003 and
September 30, 2003, we granted ICFG a warrant exercisable for 100,000 shares (an aggregate of 700,000 shares) of our Class A common stock at an exercise price of $6.14, $7.67, $7.55, $8.08, $8.17, $7.74 and $8.49 per share, respectively. The warrant issued on September 30, 2003 was the final warrant required under the amended time brokerage agreement due to the closing of the acquisition of KXOL-FM. We assigned each warrant a fair market value of approximately $0.3 million, $0.4 million, $0.4 million, $0.4 million, $0.4 million, $0.4 million and $0.5 million, respectively, based on the Black-Scholes option pricing model in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation." The fair market value of each warrant was recorded as a stock-based programming expense on the respective date of grant. These warrants are exercisable for a period of thirty-six months after the date of issuance after which they will expire if not exercised.

PRIVATE OFFERING

     On October 30, 2003, we completed a private offering of $75,000,000 of 10 3/4% Series A cumulative exchangeable redeemable preferred stock, par value $.01 per share, with a liquidation preference of $1,000 per share, without a specified maturity date. The initial purchasers in the private offering sold the Series A preferred stock within the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

SENIOR SECURED CREDIT FACILITIES

     On October 30, 2003, we also entered into senior secured credit facilities with Lehman Commercial Paper Inc. as syndication agent and administrative agent and the several banks and other financial institutions or entities from time to time a party to the credit agreement. The senior secured credit facilities include a six-year $125.0 million term loan facility and a five-year $10.0 million revolving credit facility.

     We used the net proceeds from the offering of our preferred stock, together with most of the term loan facility, to fund the purchase of KXOL-FM. We are obligated to repay a portion of the borrowings under the senior secured credit facilities with a portion of the net proceeds we receive from the sale of our San Antonio and San Francisco stations. The $10.0 million revolving credit facility remains undrawn and may be used for working capital purposes, capital needs and general corporate purposes.

     The credit agreement contains a number of financial covenants which, among other things, require us to maintain specified financial ratios and impose certain limitations on us with respect to indebtedness, capital expenditures, transactions with affiliates and consolidations and mergers, among other things.

                         SUMMARY OF THE EXCHANGE OFFER

     We are offering to exchange registered Series B preferred stock for the outstanding shares of our Series A preferred stock. In order to exchange your shares of Series A preferred stock, you must properly tender them. The following is a brief summary of certain terms of this exchange offer. For a more complete description of the terms of this exchange offer, see "The Exchange Offer" in this prospectus.

Exchange Offer................   We will issue shares of registered Series B
                                 preferred stock in exchange for shares of Series A preferred stock.

Expiration Date...............   This exchange offer will expire at 5:00 p.m.,
                                 New York City time, on March 26, 2004, unless extended or earlier terminated.

Conditions to the Exchange
Offer.........................   We will complete this exchange offer only if:

                                 -  the exchange offer does not violate
                                    applicable law or any applicable
                                    interpretation of the staff of the
                                    Securities and Exchange Commission;

                                 -  no action or proceeding shall have been
                                    instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer, and no material adverse development shall have occurred in any existing action or proceeding with respect to us; and

                                 - all governmental approvals shall have been obtained, which approvals we deem necessary for the consummation of the exchange offer.

                                 Please refer to the section in this prospectus entitled "The Exchange Offer -- Conditions to the Exchange Offer."

Procedures for Tendering
Shares of Series A Preferred
Stock.........................   To participate in this exchange offer, you must
                                 complete, sign and date the letter of
                                 transmittal accompanying this prospectus, or its facsimile and transmit it, together with delivery of your Series A preferred stock to be exchanged and all other documents required by the letter of transmittal, to Wachovia Bank, N.A., as exchange agent, at its address indicated in the letter of transmittal. In the alternative, you can tender your shares of Series A preferred stock by book-entry delivery following the procedures described in this prospectus. If your shares of Series A preferred stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly to tender your shares of Series
                                 A preferred stock in this exchange offer. For more information on tendering your Series A preferred stock, please refer to the section in this prospectus entitled "The Exchange
                                 Offer -- Procedures for Tendering Shares of
                                 Series A Preferred Stock."

Guaranteed Delivery
Procedures....................   If you wish to tender your shares of Series A
                                 preferred stock and you cannot get the required documents to the exchange agent on time, you may tender your shares of Series A preferred stock by using the guaranteed delivery procedures described under the section of this prospectus entitled "The Exchange
                                 Offer -- Procedures for Tendering Shares of
                                 Series A Preferred Stock -- Guaranteed Delivery
                                 Procedure."

Withdrawal Rights.............   You may withdraw the tender of your shares of
                                 Series A preferred stock at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated in the letter of transmittal before 5:00 p.m., New
                                 York City time, on the expiration date of the exchange offer.

Acceptance of Shares of Series
A Preferred Stock and Delivery
of Series B Preferred Stock...   If all the conditions to the completion of this
                                 exchange offer are satisfied, we will accept any and all shares of Series A preferred stock that are properly tendered in this exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any shares of Series A preferred stock that we do not accept for exchange to you without expense as promptly as practicable after the expiration date. We will deliver the shares of Series B preferred stock to you as promptly as practicable after the expiration date and acceptance of your shares of Series A preferred stock for exchange. Please refer to the section in this prospectus entitled "The Exchange
                                 Offer -- Acceptance of the Shares of Series A
                                 Preferred Stock for Exchange; Delivery of
                                 Series B Preferred Stock."

Federal Income Tax
Considerations Relating to the
Exchange Offer................   Exchanging your shares of Series A preferred
                                 stock for shares of Series B preferred stock will not be a taxable event to you for United
                                 States federal income tax purposes. Please refer to the section of this prospectus entitled "Certain Material U.S. Federal Income
                                 Tax Considerations."

Exchange Agent................   Wachovia Bank, N.A. is serving as exchange
                                 agent in connection with this exchange offer.

Fees and Expenses.............   We will pay substantially all expenses related
                                 to this exchange offer. Please refer to the section of this prospectus entitled "The
                                 Exchange Offer -- Fees and Expenses."

Use of Proceeds...............   We will not receive any proceeds from the
                                 issuance of the shares of Series B preferred stock. We are making this exchange offer to satisfy some of our obligations under our registration rights agreement dated October 30, 2003 with the initial purchasers of the Series
                                 A preferred stock.

Consequences to Holders who do
not Participate in the
Exchange Offer................   If you do not participate in this exchange
                                 offer:

                                 - you will not necessarily be able to require us to register your shares of Series A preferred stock or, if issued, the unregistered exchange notes under the Securities Act; and

                                 - you will not be able to resell, offer to resell or otherwise transfer your shares of Series A preferred stock or, if issued, the unregistered exchange notes unless that resale or transfer is registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

                                 Please refer to the section in this prospectus entitled "Risk Factors -- Risks Related to the Series B Preferred Stock, the Exchange Notes and this Exchange Offer."

Resales.......................   If you are not an affiliate of SBS or a
                                 broker-dealer, you may be able to resell the shares of Series B preferred stock issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to some conditions. Each broker-dealer that receives shares of Series B preferred stock for its own account in exchange for the shares of Series A preferred stock, where the shares of Series A preferred stock were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the shares of Series B preferred stock. See "Risk Factors" and "Plan of Distribution."

              SUMMARY OF THE TERMS OF THE SERIES B PREFERRED STOCK

     The terms of the Series B preferred stock are substantially the same as the terms of the Series A preferred stock except that the Series B preferred stock:

     - is registered under the Securities Act of 1933, as amended, and therefore is freely transferable, subject to certain conditions;

     - does not bear restrictive legends restricting its transfer under the Securities Act;

     - does not entitle holders to the registration rights that apply to the Series A preferred stock; and

     - does not contain provisions relating to additional dividends which become payable in certain circumstances related to the timing of this exchange offer.

     The following is a brief summary of certain terms of the Series B preferred stock. For a more complete description of the terms of the Series B preferred stock and exchange notes into which the Series B preferred stock is exchangeable, see "Description of Series B Preferred Stock and Exchange Notes" in this prospectus.

ISSUER........................   Spanish Broadcasting System, Inc.

OFFERING......................   We are offering to exchange registered shares
                                 of our Series B preferred stock for any and all shares of our outstanding unregistered Series A preferred stock.

NO MATURITY...................   The Series B preferred stock has no maturity
                                 date and we are not required to redeem the Series B preferred stock. However, the Series B preferred stock may be redeemed at our option and at the option of the holders as described below under "Optional Redemption" and
                                 "Repurchase at the Option of Holder,"
                                 respectively.

DIVIDEND......................   The holders of shares of Series B preferred
                                 stock are entitled to receive cumulative dividends at a rate of 10 3/4% per year of the $1,000 liquidation preference per share. All dividends will be cumulative from the date of issuance of the Series B preferred stock and will be payable quarterly in arrears on October
                                 15, January 15, April 15 and July 15 of each year. On or before October 15, 2008, we at our option may pay dividends in cash or in additional fully paid and non-assessable shares of Series B preferred stock (including fractional shares or, at our option, cash in lieu of fractional shares) having an aggregate liquidation preference equal to the amount of such dividends. After October 15, 2008, dividends may be paid only in cash. Our ability to pay cash dividends is subject to, and will be limited by the terms of our existing 9 5/8% notes and our senior secured credit facilities.

LIQUIDATION PREFERENCE........   $1,000 per share, plus accumulated and unpaid
                                 dividends.

VOTING RIGHTS.................   The holders of shares of Series B preferred
                                 stock have no voting rights with respect to general corporate matters except as provided by law or, in certain limited circumstances, as set forth in the certificate of designations creating the Series B preferred stock.

OPTIONAL REDEMPTION...........   Except as described below, we may not redeem
                                 shares of the Series B preferred stock prior to October 15, 2008. On or after October 15, 2008, at our option, we may redeem all or some of the shares of Series B preferred stock at the redemption prices specified in this prospectus plus all accumulated and unpaid dividends, if any, to the date of redemption.

                                 In addition, before October 15, 2006, we may, at our option, but subject to certain conditions, redeem up to 40% of the aggregate liquidation preference of the Series B preferred stock (whether initially issued or issued in lieu of cash dividends), with the proceeds of certain equity offerings at a redemption price equal to 110.75% of the aggregate liquidation preference thereof, plus all accumulated and unpaid dividends to the date of redemption; provided, however, that after any such redemption, at least 60% of the aggregate liquidation preference of the Series B preferred stock (whether initially issued or issued in lieu of cash dividends) remains outstanding after the occurrence of such redemption; and provided further that such redemption occurs within 90 days of the closing date of such equity offering.

REPURCHASE AT THE OPTION OF
HOLDER........................   On October 15, 2013, each holder of shares of
                                 Series B preferred stock will have the right to require us to redeem all or a portion of the Series B preferred stock held by such holder at a purchase price of 100% of the liquidation preference thereof, plus all accumulated and unpaid dividends to the date of repurchase.

CHANGE OF CONTROL.............   If we experience specific kinds of changes of
                                 control, subject to certain restrictions in our debt instruments, we will be required to make an offer to purchase the Series B preferred stock for cash at a purchase price of 101% of the liquidation preference, plus all accumulated and unpaid dividends to the date of repurchase.

RANKING.......................   With respect to dividend rights and
                                 distribution rights in the event of our
                                 liquidation, winding up or dissolution, the Series B preferred stock will rank (i) senior to our common stock and senior to all other classes of capital stock that we may issue in the future which do not expressly provide that such classes rank on parity with the Series B preferred stock and (ii) subject to certain conditions, on parity with the Series A preferred stock or any other class of capital stock established after the date of issuance of the Series A preferred stock, the terms of which expressly provide that such class or series will rank on parity with the Series B preferred stock.

                                 Our creditors will have priority over the Series B preferred stock with respect to claims on our assets. As of September 30, 2003, we had approximately $335.0 million principal amount of our existing 9 5/8% notes outstanding. As of September 30, 2003, after giving pro forma effect to this exchange offer (which had no pro forma effect), the offering of our Series A preferred stock which closed on October 30, 2003, borrowings under our senior secured credit facilities (which we entered into on October 30, 2003), the completion of our purchase of KXOL-FM on October 30, 2003, the sale of our San Antonio stations which closed on January 30, 2004 and the sale of our San Francisco station as if each had occurred on September 30, 2003, we would have approximately $428.5 million of total debt ($438.5 million of total debt outstanding less $10.0 million of unamortized discount).

RESTRICTIVE COVENANTS.........   The certificate of designations creating the
                                 Series B preferred stock, among other things, will restrict our ability and the ability of our subsidiaries to:

                                   - incur additional debt;

                                   - redeem or repurchase securities ranking
                                     junior to the Series B preferred stock;

                                   - pay dividends or distributions on junior
                                     securities or make other specified
                                     restricted payments;

                                   - enter into certain transactions with
                                     affiliates;

                                   - merge or consolidate with any other person
                                     or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets.

                                 However, all these limitations and prohibitions are subject to a number of important qualifications and exceptions.

SECURITY......................   None.

EXCHANGE FEATURE..............   On any scheduled dividend payment date prior to
                                 October 15, 2013, at our option we may exchange all but not less than all of the shares of the Series B preferred stock then outstanding for the exchange notes. Our ability to do this is subject to, and will be limited by, the terms of our existing 9 5/8% notes and our senior secured credit facilities.

ABSENCE OF AN EXISTING PUBLIC
MARKET........................   We do not intend to apply for listing of the
                                 shares of Series B preferred stock on any securities exchange or for inclusion of the Series B preferred stock in any automated quotation system. The shares are expected to be eligible for trading in the PORTAL(SM) Market.

FEDERAL INCOME TAX
CONSIDERATIONS RELATING TO THE
SERIES B PREFERRED STOCK......   For a discussion of certain United States
                                 federal income tax consequences to holders of the Series B preferred stock, please refer to "Certain Material U.S. Federal Income Tax
                                 Considerations" in this prospectus.

                         SUMMARY OF THE EXCHANGE NOTES

THE EXCHANGE NOTES............   In connection with this exchange offer, we are
                                 registering 10 3/4% subordinated exchange notes due 2013 issuable in exchange for the Series B preferred stock in an aggregate principal amount equal to the liquidation preference of the Series B preferred stock exchanged, plus accumulated and unpaid dividends to the date fixed for the exchange, plus any additional exchange notes issued from time to time in lieu of cash interest.

MATURITY......................   The exchange notes, if issued, will mature on
                                 October 15, 2013.

INTEREST......................   The exchange notes, if issued, will bear
                                 interest at a rate of 10 3/4% per year, with interest payable semi-annually in cash (or on or prior to October 15, 2008, in additional exchange notes, at our option) in arrears on October 15 and April 15 of each year, commencing with the first such date after the exchange date.

OPTIONAL REDEMPTION...........   Except as described below, we may not redeem
                                 the exchange notes prior to October 15, 2008.
                                 On or after October 15, 2008, at our option, we may redeem all or some of the exchange notes, at the redemption prices specified in this prospectus plus all accumulated and unpaid interest, if any, to the date of redemption. In addition, before October 15, 2006, we may, at our option, but subject to certain conditions, redeem up to 40% of the aggregate principal amount of the exchange notes (whether issued in exchange for shares of Series B preferred stock or in lieu of cash interest payments) with the proceeds of certain equity offerings at a redemption price equal to 110.75% of the principal amount of the exchange notes to be redeemed, plus all accumulated and unpaid interest, if any, to the date of redemption;
                                 provided, however, that after any such
                                 redemption, at least $45.0 million principal amount of the exchange notes (whether initially issued or issued in lieu of cash interest) remains outstanding after the occurrence of such redemption; and provided further that such redemption occurs within 90 days of the closing date of such equity offering.

CHANGE OF CONTROL.............   If we experience specific kinds of changes of
                                 control, subject to certain restrictions in our debt instruments, we will be required to make an offer to repurchase the exchange notes at a price equal to 101% of their principal amount, plus all accrued and unpaid interest, if any, to the date of repurchase.

RANKING.......................   The exchange notes, if issued, will be:

                                   - our general unsecured obligations; and

                                   - subordinated in right of payment to all of
                                     our and our guarantor subsidiaries'
                                     existing and future senior debt (including our senior secured credit facilities and our existing 9 5/8% notes).

                                 As of September 30, 2003, we had approximately $335.0 million principal amount of our existing 9 5/8% notes outstanding. As of September 30, 2003, after giving pro forma effect to this exchange offer (which had no pro forma effect), the offering of our Series A preferred stock which closed on October 30, 2003, borrowings under our senior secured credit facilities (which we entered into on October 30, 2003) the completion of our purchase of KXOL-FM on October 30, 2003, the sale of our San Antonio stations which closed on January 30, 2004, and the sale of our San Francisco station as if each had occurred on September 30, 2003, we would have had approximately $428.5 million of total debt ($438.5 million of total debt outstanding less $10.0 million of unamortized discount).

                                 The terms of our existing 9 5/8% notes, the senior secured credit facilities and the exchange notes permit us to incur additional indebtedness, subject to certain limitations.

GUARANTORS....................   The exchange notes, if issued, will be
                                 unconditionally guaranteed on a subordinated basis by certain of our current and future subsidiaries. Our foreign subsidiaries created or acquired after the date of the exchange notes indenture, our single-purpose subsidiaries created or acquired after the date of the exchange notes indenture to hold one or more of our broadcasting licenses, and our subsidiaries that are not required to become and are not guarantors of our existing 9 5/8% notes will not be guarantors of these exchange notes. If we cannot make payments on the exchange notes when they are due, the guarantors must make them after making prior payment of all senior debt of the guarantors.

RESTRICTIVE COVENANTS.........   We will issue the exchange notes under an
                                 indenture among us, the guarantors and Wachovia
                                 Bank, N.A., as trustee. The indenture, among other things, will restrict our ability and the ability of our subsidiaries to:

                                   - incur additional debt;

                                   - create liens;

                                   - pay dividends, distributions or make other
                                     specified restricted payments;

                                   - allow restrictions on the ability of
                                     certain subsidiaries to make distributions;

                                   - sell assets and engage in asset swaps;

                                   - enter into certain transactions with
                                     affiliates;

                                   - sell capital stock of our subsidiaries; and

                                   - merge or consolidate with any other person
                                     or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets.

                                 However, all of these limitations and
                                 prohibitions are subject to a number of
                                 important qualifications and exceptions.

                                  RISK FACTORS

     An investment in our Series B preferred stock involves a high degree of risk. You should carefully consider the factors set forth in "Risk Factors," as well as the other information set forth in this prospectus, before you decide to exchange your shares of Series A preferred stock for shares of Series B preferred stock.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our historical consolidated ratio of earnings to fixed charges for the periods indicated.

                                                                   THREE
                                                                   MONTHS      FISCAL YEAR
                      FISCAL YEAR ENDED                            ENDED          ENDED             NINE MONTHS ENDED
-------------------------------------------------------------   ------------   ------------   -----------------------------
SEPTEMBER 27,   SEPTEMBER 26,   SEPTEMBER 24,   SEPTEMBER 30,   DECEMBER 30,   DECEMBER 29,   SEPTEMBER 29,   SEPTEMBER 30,
    1998            1999            2000            2001            2001           2002           2002            2003
-------------   -------------   -------------   -------------   ------------   ------------   -------------   -------------
      0.73            0.39              --              --             --           1.19            1.18            1.12

     For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as earnings or loss from continuing operations before income taxes and cumulative effect of a change in accounting principle and fixed charges. Fixed charges are the sum of (1) interest costs, (2) amortization of deferred financing costs and (3) one-third of operating lease rental expense (deemed to be interest). Earnings were inadequate to cover fixed charges by approximately $17.4 million and $11.3 million for fiscal years 2000 and 2001, respectively. For the three months ended December 30, 2001, earnings were inadequate to cover fixed charges by $1.9 million.

      RATIO OF COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS TO EARNINGS

     The following table sets forth our historical consolidated ratio of combined fixed charges and preference dividends to earnings for the periods indicated.

                                                                   THREE
                                                                   MONTHS      FISCAL YEAR
                      FISCAL YEAR ENDED                            ENDED          ENDED             NINE MONTHS ENDED
-------------------------------------------------------------   ------------   ------------   -----------------------------
SEPTEMBER 27,   SEPTEMBER 26,   SEPTEMBER 24,   SEPTEMBER 30,   DECEMBER 30,   DECEMBER 29,   SEPTEMBER 29,   SEPTEMBER 30,
    1998            1999            2000            2001            2001           2002           2002            2003
-------------   -------------   -------------   -------------   ------------   ------------   -------------   -------------
      1.36            2.54           25.86            1.56           1.29           0.84            0.84            0.89

     For the purpose of calculating the ratio of combined fixed charges and preference dividends to earnings, fixed charges are defined as the sum of (1) interest costs, (2) amortization of deferred financing costs and (3) one-third of operating lease rental expense (deemed interest). Preference dividends are defined as pre-tax dividends on preferred stock. Earnings are defined as earnings or loss from continuing operations before income taxes and cumulative effect of a change in accounting principle and fixed charges. Earnings were inadequate to cover combined fixed charges and preference dividends by approximately $20.0 million, $50.3 million, $63.2 million and $11.3 million for fiscal years 1998, 1999, 2000 and 2001, respectively. For the three months ended December 30, 2001, earnings were inadequate to cover combined fixed charges and preference dividends by $1.9 million.

        SELECTED ADJUSTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
     The selected adjusted historical consolidated financial information as of and for the fiscal years ended September 27, 1998, September 26, 1999, September 24, 2000 and September 30, 2001, the three-month transitional period ended December 30, 2001 and the fiscal year ended December 29, 2002, have been derived from our historical consolidated financial statements, which have been adjusted for the items discussed below. The summary historical financial data as of and for the nine months ended September 29, 2002 and September 30, 2003 have been derived from our unaudited consolidated financial statements as of and for the nine months ended September 29, 2002 and September 30, 2003, which have been prepared on a basis consistent with our annual consolidated financial statements. The following historical consolidated financial information has been adjusted to reflect the sale of radio stations KLEY-FM and KSAH-AM, serving the San Antonio, Texas market, and the proposed sale of radio station KPTI-FM, serving the San Francisco, California market, as discontinued operations in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". In addition, our historical financial data for fiscal years ending September 27, 1998, September 24, 2000 and September 30, 2001 have been adjusted to reflect the adoption of SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections". The adoption of SFAS No. 145 will require our extraordinary loss recognized on the extinguishments of debt in 1998, 2000 and 2001 to be reclassified to income or loss from continuing operations before income taxes, discontinued operations and the cumulative effect of a change in accounting principle in the consolidated financial statements for the year ended December 31, 2003. In the opinion of our management, the unaudited financial data reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the nine months ended September 30, 2003, are not necessarily indicative of the results to be expected for the full year or any future period. Effective November 6, 2001, we changed our fiscal year end from the last Sunday in September of each calendar year to the last Sunday in December of each calendar year. Effective December 30, 2002, we again changed our year end from a broadcast calendar 52-53-week fiscal year ending on the last Sunday in December to a calendar year ending on December 31. Financial results for December 30 and 31, 2002 are included in our financial results for the nine months ended September 30, 2003. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes contained in our Annual Report on Form 10-K for the fiscal year ended December 29, 2002, and our Quarterly Report on Form 10-Q for the nine month period ended September 30, 2003, which are incorporated by reference within this prospectus.

                                                                                              THREE MONTHS    FISCAL YEAR
                                                    FISCAL YEAR ENDED                             ENDED          ENDED
                              -------------------------------------------------------------   -------------   ------------
                              SEPTEMBER 27,   SEPTEMBER 26,   SEPTEMBER 24,   SEPTEMBER 30,   DECEMBER 30,    DECEMBER 29,
                                  1998            1999            2000            2001            2001            2002
                              -------------   -------------   -------------   -------------   -------------   ------------
STATEMENT OF OPERATIONS
  DATA:
Gross revenue (1)...........    $ 86,399        $108,487        $ 135,301       $142,781        $ 36,106        $154,472
Less: agency commissions....      10,588          12,980           17,540         17,314           4,337          18,784
                                --------        --------        ---------       --------        --------        --------
Net revenue (1).............    $ 75,811        $ 95,507        $ 117,761       $125,467        $ 31,769         135,688
Station operating expenses
  (1)(2)....................      38,889          42,297           53,206         76,277          19,447          77,779
Stock based programming
  expense (3)...............          --              --               --             --              --              --
Corporate expenses..........       6,893          10,636           20,730         10,515           2,387          13,546
Depreciation and
  amortization..............       8,768           9,623           12,828         16,750           4,275           2,871
                                --------        --------        ---------       --------        --------        --------
Operating income from
  continuing operations.....    $ 21,261        $ 32,951        $  30,997       $ 21,925        $  5,660        $ 41,492
Interest expense, net (4)...     (20,860)        (21,181)         (19,538)       (30,643)         (8,212)        (34,146)
Other income (expense),
  net.......................        (213)           (749)            (302)           497             650            (720)
Loss on extinguishment of
  debt (5)..................      (2,688)             --          (28,585)        (3,063)             --              --
Gain on sale of AM
  stations..................      36,242              --               --             --              --              --
                                --------        --------        ---------       --------        --------        --------
  Income (loss) from
    continuing operations
    before income taxes,
    discontinued operations
    and cumulative effect of
    a change in accounting
    principle...............    $ 33,742        $ 11,021        $ (17,428)      $(11,284)       $ (1,902)       $  6,626
Income tax expense
  (benefit).................      14,727           4,776           (6,634)        (4,307)           (686)         53,094
                                --------        --------        ---------       --------        --------        --------


                                    NINE MONTHS ENDED
                              -----------------------------
                              SEPTEMBER 29,   SEPTEMBER 30,
                                  2002            2003
                              -------------   -------------
STATEMENT OF OPERATIONS
  DATA:
Gross revenue (1)...........    $114,915        $115,268
Less: agency commissions....      13,710          15,110
                                --------        --------
Net revenue (1).............    $101,205        $100,158
Station operating expenses
  (1)(2)....................      59,089          54,741
Stock based programming
  expense (3)...............          --           2,943
Corporate expenses..........       9,559          13,751
Depreciation and
  amortization..............       2,102           2,117
                                --------        --------
Operating income from
  continuing operations.....    $ 30,455        $ 26,606
Interest expense, net (4)...     (25,775)        (26,256)
Other income (expense),
  net.......................         200           2,866
Loss on extinguishment of
  debt (5)..................          --              --
Gain on sale of AM
  stations..................          --              --
                                --------        --------
  Income (loss) from
    continuing operations
    before income taxes,
    discontinued operations
    and cumulative effect of
    a change in accounting
    principle...............    $  4,880        $  3,216
Income tax expense
  (benefit).................      49,242           5,287
                                --------        --------

                                                                                              THREE MONTHS    FISCAL YEAR
                                                    FISCAL YEAR ENDED                             ENDED          ENDED
                              -------------------------------------------------------------   -------------   ------------
                              SEPTEMBER 27,   SEPTEMBER 26,   SEPTEMBER 24,   SEPTEMBER 30,   DECEMBER 30,    DECEMBER 29,
                                  1998            1999            2000            2001            2001            2002
                              -------------   -------------   -------------   -------------   -------------   ------------
Income (loss) from
  continuing operations
  before discontinued
  operations and cumulative
  effect of a change in
  accounting principle......    $ 19,015        $  6,245        $ (10,794)      $ (6,977)       $ (1,216)       $(46,468)
Discontinued operations, net
  of income taxes (6).......        (230)           (428)             188           (611)            (11)          1,910
Cumulative effect of a
  change in accounting
  principle, net of income
  taxes (7).................          --              --               --             --              --         (45,288)
                                --------        --------        ---------       --------        --------        --------
Net income (loss)...........    $ 18,785        $  5,817        $ (10,606)      $ (7,588)       $ (1,227)       $(89,846)
                                ========        ========        =========       ========        ========        ========
Dividends on preferred
  stock.....................    $(30,270)       $(34,749)       $ (28,372)      $     --        $     --        $     --
                                --------        --------        ---------       --------        --------        --------
Net loss applicable to
  common stock..............    $(11,485)       $(28,932)       $ (38,978)      $ (7,588)       $ (1,227)       $(89,846)
                                ========        ========        =========       ========        ========        ========
Dividends per share on
  common stock..............    $   0.11        $     --        $      --       $     --        $     --        $     --
                                ========        ========        =========       ========        ========        ========
Loss per common share:
  Basic and diluted (before
    discontinued operations
    and cumulative effect of
    a change in accounting
    principle)..............    $  (0.37)       $  (0.85)       $   (0.68)      $  (0.11)       $  (0.02)       $  (0.72)
  Basic and diluted.........    $  (0.38)       $  (0.86)       $   (0.68)      $  (0.12)       $  (0.02)       $  (1.39)
Weighted average common
  shares outstanding (8):
  Basic and diluted.........      30,333          33,585           58,163         64,096          64,658          64,670
OTHER FINANCIAL DATA:
Station operating income
  (9).......................    $ 36,922        $ 53,210        $  64,555       $ 49,190        $ 12,322        $ 57,909
Station operating income
  margin (9)................         49%             56%              55%            39%             39%             43%
Adjusted EBITDA (9).........    $ 30,029        $ 42,574        $  43,825       $ 38,675        $  9,935        $ 44,363
Adjusted EBITDA margin
  (9).......................         40%             45%              37%            31%             31%             33%
Capital expenditures........    $  1,645        $  2,100        $   3,793       $  5,595        $    830        $  3,994
Net cash provided by (used
  in) operating
  activities................    $ 10,923        $ 20,782        $  28,672       $ 17,023        $ (7,377)       $ 10,666
Net cash provided by (used
  in) investing
  activities................    $ 32,190        $(38,384)       $(205,050)      $(35,181)       $   (837)       $  9,265
Net cash provided by (used
  in) financing
  activities................    $(17,758)       $ (3,065)       $ 218,962       $ 18,499        $    (46)       $   (141)
CONSOLIDATED BALANCE SHEET
  DATA:
Cash and cash equivalents...    $ 37,642        $ 16,975        $  59,559       $ 59,900        $ 51,640        $ 71,430
Total assets................    $351,034        $365,681        $ 634,691       $700,178        $687,078        $635,284
Total debt (including
  current portion)..........    $171,126        $172,486        $ 304,664       $327,452        $327,631        $328,310
Preferred stock                 $201,368        $235,918        $      --       $     --        $     --        $     --
Total stockholders'
  (deficiency) equity.......    $(46,193)       $(75,122)       $ 274,465       $309,426        $308,199        $227,425


                                    NINE MONTHS ENDED
                              -----------------------------
                              SEPTEMBER 29,   SEPTEMBER 30,
                                  2002            2003
                              -------------   -------------
Income (loss) from
  continuing operations
  before discontinued
  operations and cumulative
  effect of a change in
  accounting principle......    $(44,362)       $ (2,071)
Discontinued operations, net
  of income taxes (6).......       1,906            (340)
Cumulative effect of a
  change in accounting
  principle, net of income
  taxes (7).................     (45,288)             --
                                --------        --------
Net income (loss)...........    $(87,744)       $ (2,411)
                                ========        ========
Dividends on preferred
  stock.....................    $     --        $     --
                                --------        --------
Net loss applicable to
  common stock..............    $(87,744)       $ (2,411)
                                ========        ========
Dividends per share on
  common stock..............    $     --        $     --
                                ========        ========
Loss per common share:
  Basic and diluted (before
    discontinued operations
    and cumulative effect of
    a change in accounting
    principle)..............    $  (0.69)       $  (0.03)
  Basic and diluted.........    $  (1.36)       $  (0.04)
Weighted average common
  shares outstanding (8):
  Basic and diluted.........      64,699          64,683
OTHER FINANCIAL DATA:
Station operating income
  (9).......................    $ 42,116        $ 42,474
Station operating income
  margin (9)................         42%             42%
Adjusted EBITDA (9).........    $ 32,557        $ 29,723
Adjusted EBITDA margin
  (9).......................         32%             29%
Capital expenditures........    $  2,890        $  2,513
Net cash provided by (used
  in) operating
  activities................    $ 18,895        $ 15,432
Net cash provided by (used
  in) investing
  activities................    $ 10,423        $(39,513)
Net cash provided by (used
  in) financing
  activities................    $   (140)       $   (745)
CONSOLIDATED BALANCE SHEET
  DATA:
Cash and cash equivalents...    $ 80,818        $ 46,604
Total assets................    $643,098        $650,120
Total debt (including
  current portion)..........    $328,106        $328,962
Preferred stock                 $     --        $     --
Total stockholders'
  (deficiency) equity.......    $229,478        $227,981

---------------

 (1) Included are revenue and expenses related to a two-year AOL Time Warner barter agreement which concluded in August 2002. These results are non-recurring and had a significant non-cash impact for the periods:

                                                                        IMPACT ON
                                                           ------------------------------------
                                                           REVENUE   EXPENSE    ADJUSTED EBITDA
                                                           -------   --------   ---------------
                                                                     ($ IN THOUSANDS)
(a)  Fiscal year ended September 24, 2000................  $   504   $   (668)       $(164)
(b) Fiscal year ended September 30, 2001.................   10,409    (10,234)         175
(c)  Three months ended December 30, 2001................    2,437     (2,433)           4
(d) Fiscal year ended December 29, 2002..................    6,351     (6,366)         (15)
(e)  Nine months ended September 29, 2002................    6,351     (6,366)         (15)
(f)  Nine months ended September 30, 2003................       --         --           --

 (2) Station operating expenses include engineering, programming, selling and general and administrative expenses, but exclude stock-based programming expenses.

 (3) We were required to issue additional warrants to ICFG from the date that ICFG ceased to broadcast its programming over KZAB-FM and KZBA-FM until the closing of the acquisition of KXOL-FM. On each of March 31, 2003, April 30, 2003, May 31, 2003, June 30, 2003, July 31, 2003, August 31, 2003 and
     September 30, 2003, we granted ICFG a warrant exercisable for 100,000 shares (an aggregate of 700,000 shares) of our Class A common stock at an exercise price of $6.14, $7.67, $7.55, $8.08, $8.17, $7.74 and $8.49 per
     share, respectively. The warrant issued on September 30, 2003 was the final warrant required under the amended time brokerage agreement due to the closing of the acquisition of KXOL-FM. We assigned each warrant a fair market value of approximately $0.3 million, $0.4 million, $0.4 million, $0.4 million, $0.4 million, $0.4 million and $0.5 million, respectively, based on the Black-Scholes option pricing model in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation." The fair market value of each warrant was recorded as a stock-based programming expense on the respective date of grant.

 (4) Interest expense, net includes non-cash interest, such as the accretion of principal, the amortization of discounts on debt and the amortization of deferred financing costs.

 (5) In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" (SFAS No. 145). SFAS No. 145 rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt", and an amendment of that Statement, FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers" and FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." SFAS No. 145 amends FASB No. 13, "Accounting for Leases" and other existing authoritative pronouncements to make various technical corrections and clarify meanings, or describes their applicability under changed conditions. The adoption of SFAS No. 145 required our extraordinary loss recognized on the extinguishments of debt in 1998, 2000 and 2001 to be reclassified to income or loss from continuing operations before income taxes, discontinued operations and the cumulative effect of a change in accounting principle.

     For the fiscal year ended September 27, 1998, we recorded an extraordinary loss of $1.6 million resulting from the repurchase of $13.2 million par value of our 12 1/2% senior unsecured notes due 2002, at a premium of approximately $2.2 million in excess of their carrying value and from the write-off of the related unamortized deferred financing costs of approximately $0.5 million, net of the related tax benefit of approximately $1.1 million. This extraordinary loss was reclassified to a loss on extinguishment of debt due to the adoption of SFAS No. 145.

     For the fiscal year ended September 24, 2000, we recorded an extraordinary loss of $17.2 million related to the early retirement of our 11% senior unsecured notes due 2004 and 12 1/2% senior unsecured notes due 2002, at a premium of approximately $23.1 million in excess of their carrying value and from the write-off of the related unamortized deferred financing costs of approximately $5.5 million, net of the related tax benefit of approximately $11.4 million. This extraordinary loss was reclassified to a loss on extinguishment of debt due to the adoption of SFAS No. 145.

     For the fiscal year ended September 30, 2001, we repaid $66.2 million of the outstanding indebtedness and accrued interest under our senior credit facility, which we then terminated. We recorded an extraordinary loss of approximately $1.9 million, net of the related tax benefit of approximately $1.2 million, which relates to the write-off of the related unamortized deferred financing costs. This extraordinary loss was reclassified to a loss on extinguishment of debt due to the adoption of SFAS No. 145.

 (6) On October 2, 2003, we entered into an asset purchase agreement with 3 Point Media -- San Francisco, LLC ("Three Point Media") to sell the assets of radio station KPTI-FM, serving the San Francisco, California market, for a cash purchase price of $30.0 million (the "San Francisco Asset Purchase Agreement"). Additionally, on September 18, 2003, we entered into an asset purchase agreement with Border Media Partners, LLC to sell the assets of radio stations KLEY-FM and KSAH-AM, serving the San Antonio, Texas market, for a cash purchase of $24.4 million. On September 30, 2003, these stations' assets held for sale consisted of $26.3 million of intangible assets and $0.9 million of property and equipment. Three Point Media did not close under the San Francisco Asset Purchase Agreement, and on February 3, 2004, we terminated the agreement. We are currently considering other written offers to purchase the assets of our San Francisco station for a purchase price equal to the purchase price under the San Francisco Asset Purchase Agreement. We intend to sell the assets of our San Francisco station; however, we cannot assure you that the sale will be completed. We completed the sale of the assets of our San Antonio stations on January 30, 2004.

     On August 23, 2002, we sold for $35.0 million KTCY-FM's assets held for sale consisting of intangible assets and property and equipment. We recognized a gain of approximately $1.8 million, net of closing costs and taxes.

     On December 31, 2001, the Company adopted the provisions of SFAS 144 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". Under SFAS 144, discontinued businesses or assets held for sale are removed from the results of continuing operations. The Company determined that the proposed sale of KPTI-FM serving San Francisco, California, as well as the sales of KLEY-FM and KSAH-AM serving San Antonio, Texas and KTCY-FM serving Dallas, Texas met the criteria in accordance with SFAS 144. The results of operations in the current year and prior year periods of these stations have been classified as discontinued operations in the selected historical consolidated statements of operations.

 (7) In July 2001, FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No.
     142. We have concluded that our intangible assets, comprised primarily of FCC licenses, qualify as indefinite-life intangible assets under SFAS No. 142.

     After performing the transitional impairment evaluation of our indefinite-life intangible assets, we determined that the carrying value of certain indefinite-life intangible assets exceeded their respective fair market values.

     As a result of adopting SFAS No. 142 in the fiscal year ended December 29, 2002, we recorded a non-cash charge for the cumulative effect of a change in accounting principle of $45.3 million, net of income tax benefit of $30.2 million.

 (8) On September 29, 1999, we filed a third amended and restated certificate of incorporation which resulted in (1) the redesignation of our previously outstanding shares of Class A common stock into shares of Class B common stock, (2) a 50-to-1 stock split of our Class B common stock, and (3) a reduction in the par value of our Class A common stock and Class B common stock from $0.01 per share to $0.0001 per share. The financial information has been restated to reflect this redesignation, stock split and change in par value.

 (9) "Station operating income," "station operating income margin," "broadcast cash flow," "broadcast cash flow margin," "Adjusted EBITDA" and "Adjusted EBITDA margin" are non-GAAP financial measures as defined by the Securities and Exchange Commission's Regulation G. These non-GAAP financial measures should not be construed as superior to GAAP financial measures. The GAAP financial measures most directly comparable to each non-GAAP financial measure and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure are included on page 18.

     The term "station operating income" (our former broadcast cash flow or "BCF") is defined as GAAP operating income from continuing operations excluding corporate expenses and depreciation and amortization. Station operating income replaces our former BCF as the metric used by our management to assess the performance of our stations. Although it is calculated in the same manner as BCF, management believes that using the term "station operating income" provides a more accurate description of the performance measure.

     The term "station operating income margin" consists of station operating income divided by net revenue.

     EBITDA consists of earnings before interest expense, interest income, income taxes, depreciation and amortization of assets, gain or loss from extinguishments of debt, discontinued operations and the cumulative effect of a change in accounting principle. We calculate our EBITDA differently. Our "EBITDA" is EBITDA as defined above but excluding other income or expense, or, alternatively, GAAP operating income from continuing operations before depreciation and amortization. To distinguish our calculation of EBITDA from other possible meanings of EBITDA, for periods ending after March 31, 2003 and going forward we changed references to "EBITDA" in our financial reports to the term "Adjusted EBITDA." Although our "Adjusted EBITDA" and what we formerly referred to as our "EBITDA" are calculated in the same manner, management believes "Adjusted EBITDA" is a more accurate description.

     The term "Adjusted EBITDA margin" consists of Adjusted EBITDA divided by net revenue.

     Station operating income, station operating income margin, Adjusted EBITDA and Adjusted EBITDA margin, as we define the terms, are not measures of performance or liquidity calculated in accordance with GAAP and may not be comparable to similarly titled measures employed by other companies. Although station operating income, station operating income margin, Adjusted EBITDA and Adjusted EBITDA margin are not measures of performance calculated in accordance with GAAP, we believe that they are useful to an investor in evaluating an investment in our securities because they are measures widely used in the broadcast industry to evaluate a radio company's operating performance and are used by management for internal budgeting purposes and to evaluate the performance of our radio stations. However, station operating income, station operating income margin, Adjusted EBITDA and Adjusted EBITDA margin should not be considered in isolation or as substitutes for operating income, net income (loss), cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as measures of liquidity or profitability. Also, because they are not calculated in the same manner by all companies, they may not be comparable to other similarly titled measures used by other companies.

 RECONCILIATION BETWEEN ADJUSTED HISTORICAL GAAP RESULTS AND NON-GAAP PRO FORMA
                                    RESULTS

                                                                                              THREE MONTHS    FISCAL YEAR
                                                    FISCAL YEAR ENDED                             ENDED          ENDED
                              -------------------------------------------------------------   -------------   ------------
                              SEPTEMBER 27,   SEPTEMBER 26,   SEPTEMBER 24,   SEPTEMBER 30,   DECEMBER 30,    DECEMBER 29,
                                  1998            1999            2000            2001            2001            2002
                              -------------   -------------   -------------   -------------   -------------   ------------
Net revenue (1).............    $ 75,811        $ 95,507        $117,761        $125,467         $31,769        $135,688
Station operating expenses
  (2).......................      38,889          42,297          53,206          76,277          19,447          77,779
Stock based programming
  expense (3)...............          --              --              --              --              --              --
                                --------        --------        --------        --------         -------        --------
Station operating income
  (9).......................    $ 36,922        $ 53,210        $ 64,555        $ 49,190         $12,322        $ 57,909
Corporate expenses..........       6,893          10,636          20,730          10,515           2,387          13,546
                                --------        --------        --------        --------         -------        --------
Adjusted EBITDA (9).........    $ 30,029        $ 42,574        $ 43,825        $ 38,675         $ 9,935        $ 44,363
Depreciation and
  amortization..............       8,768           9,623          12,828          16,750           4,275           2,871
                                --------        --------        --------        --------         -------        --------
Operating income from
  continuing operations.....    $ 21,261        $ 32,951        $ 30,997        $ 21,925         $ 5,660        $ 41,492
Interest expense, net (4)...     (20,860)        (21,181)        (19,538)        (30,643)         (8,212)        (34,146)
Other income (expense),
  net.......................        (213)           (749)           (302)            497             650            (720)
Loss on extinguishment of
  debt (5)..................      (2,688)             --         (28,585)         (3,063)             --              --
Gain on sale of AM
  stations..................      36,242              --              --              --              --              --
Income tax expense
  (benefit).................      14,727           4,776          (6,634)         (4,307)           (686)         53,094
Discontinued operations, net
  of income taxes (6).......        (230)           (428)            188            (611)            (11)          1,910
Cumulative effect of a
  change in accounting
  principle, net of income
  taxes (7).................          --              --              --              --              --         (45,288)
                                --------        --------        --------        --------         -------        --------
  Net income (loss).........    $ 18,785        $  5,817        $(10,606)       $ (7,588)        $(1,227)       $(89,846)
                                ========        ========        ========        ========         =======        ========
Dividends on preferred
  stock.....................    $(30,270)       $(34,749)       $(28,372)       $     --         $    --        $     --
                                --------        --------        --------        --------         -------        --------
Net loss applicable to
  common stock..............    $(11,485)       $(28,932)       $(38,978)       $ (7,588)        $(1,227)       $(89,846)
                                ========        ========        ========        ========         =======        ========


                                    NINE MONTHS ENDED
                              -----------------------------
                              SEPTEMBER 29,   SEPTEMBER 30,
                                  2002            2003
                              -------------   -------------
Net revenue (1).............    $101,205        $100,158
Station operating expenses
  (2).......................      59,089          54,741
Stock based programming
  expense (3)...............          --           2,943
                                --------        --------
Station operating income
  (9).......................    $ 42,116        $ 42,474
Corporate expenses..........       9,559          13,751
                                --------        --------
Adjusted EBITDA (9).........    $ 32,557        $ 28,723
Depreciation and
  amortization..............       2,102           2,117
                                --------        --------
Operating income from
  continuing operations.....    $ 30,455        $ 26,606
Interest expense, net (4)...     (25,775)        (26,256)
Other income (expense),
  net.......................         200           2,866
Loss on extinguishment of
  debt (5)..................          --              --
Gain on sale of AM
  stations..................          --              --
Income tax expense
  (benefit).................      49,242           5,287
Discontinued operations, net
  of income taxes (6).......       1,906            (340)
Cumulative effect of a
  change in accounting
  principle, net of income
  taxes (7).................     (45,288)             --
                                --------        --------
  Net income (loss).........    $(87,744)       $ (2,411)
                                ========        ========
Dividends on preferred
  stock.....................    $     --        $     --
                                --------        --------
Net loss applicable to
  common stock..............    $(87,744)       $ (2,411)
                                ========        ========

Notes begin on page 16.

                                  RISK FACTORS

     An investment in our Series B preferred stock involves a high degree of risk. You should carefully consider the risk factors set forth below, as well as the other information contained in this prospectus, before you decide to exchange your shares of Series A preferred stock for shares of Series B preferred stock. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, financial condition or results of operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. References in the following risk factors to exchange notes assume the exchange of the Series B preferred stock into exchange notes.

RISK RELATED TO THE SERIES B PREFERRED STOCK, THE EXCHANGE NOTES AND THIS EXCHANGE OFFER

THERE IS NO ESTABLISHED TRADING MARKET FOR OUR SERIES B PREFERRED STOCK.

     The Series B preferred stock is a new security for which there currently is no market. We do not intend to apply for listing of the Series B preferred stock on any securities exchange or for inclusion in any automated quotation system. However, we expect that the Series B preferred stock will be eligible for trading in the PORTAL(SM) market of the National Association of Securities Dealers, Inc. Accordingly, we cannot assure you as to the development or liquidity of any market for the Series B preferred stock. If a market for the Series B preferred stock were to develop, it could trade at prices that may fluctuate depending upon many factors, including our operating results, the markets for similar securities and other factors beyond our control, including general economic and market conditions. Historically and recently, the market for preferred stock has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Series B preferred stock. We cannot assure you that, if a market for the Series B preferred stock were to develop, the market would not be subject to similar disruptions.

IF YOU DO NOT PROPERLY EXCHANGE YOUR SHARES OF SERIES A PREFERRED STOCK FOR SHARES OF SERIES B PREFERRED STOCK, YOU WILL CONTINUE TO HOLD UNREGISTERED SHARES OF SERIES A PREFERRED STOCK AND YOUR ABILITY TO TRANSFER THE SHARES OF SERIES A PREFERRED STOCK WILL BE ADVERSELY AFFECTED. IN ADDITION, YOU MAY NOT BE ABLE TO REQUIRE US TO REGISTER YOUR UNREGISTERED EXCHANGE NOTES, IF ISSUED.

     We will only issue shares of Series B preferred stock in exchange for shares of Series A preferred stock that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the Series A preferred stock and you should carefully follow the instructions on how to tender your shares of Series A preferred stock. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of shares of Series A preferred stock. If you do not tender your shares of Series A preferred stock properly, then, after we consummate the exchange offer, you will continue to hold shares of Series A preferred stock that are subject to the existing transfer restrictions which generally provide that the shares of Series A preferred stock may not be offered or sold unless registered under the Securities Act and applicable state securities laws, or pursuant to an exemption therefrom. In addition, if you tender your shares of Series A preferred stock for the purpose of participating in a distribution of the shares of Series B preferred stock, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Series B preferred stock. If you are a broker-dealer that receives shares of Series B preferred stock for your own account in exchange for shares of Series A preferred stock that you acquired as a result of market-making activities or any other trading activities, you will be required to deliver a prospectus in connection with any resale of such shares of Series B preferred stock and if you are an affiliate of ours that participates in the exchange offer, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. After the exchange offer is consummated, if you continue to hold any shares of Series A preferred stock, you may have difficulty selling them because there may only be a small amount of Series A preferred stock outstanding. In addition, if a large number of shares of Series A preferred stock is not tendered or is tendered improperly, the limited number of shares of Series B preferred stock that would be issued and outstanding after we consummate the exchange offer could lower the market price of such Series B preferred stock.

     In addition, if you do not properly exchange your shares of Series A preferred stock, you will continue to hold unregistered Series A preferred stock that is exchangeable by us into unregistered exchange notes. You may not be able to require us to register your unregistered exchange notes, if issued, under the Securities Act. You will not be able to resell, offer to resell or otherwise transfer your unregistered exchange notes, if issued, unless the resale or transfer is registered under the Securities Act or unless you resell, offer to resell or otherwise transfer your unregistered exchange notes under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

OUR SUBSTANTIAL AMOUNT OF DEBT COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE SERIES B PREFERRED STOCK AND THE EXCHANGE NOTES.

     Our consolidated debt is substantial and we are highly leveraged, which could adversely affect our financial condition, prevent us from fulfilling our obligations relating to the Series B preferred stock and exchange notes and limit our ability to grow and compete. At September 30, 2003, we had $329.0 million of total long-term debt ($339.0 million of total long-term debt less $10.0 million of unamortized discount). At September 30, 2003, our ratio of total debt to last twelve months Adjusted EBITDA was 7.9 to 1.0. After giving pro forma effect to this exchange offer (which had no pro forma effect), the offering of our Series A preferred stock which closed on October 30, 2003, borrowings under our senior secured credit facilities (which we entered into on October 30, 2003), the completion of our purchase of KXOL-FM on October 30, 2003, the sale of our San Antonio stations which closed on January 30, 2004 and the sale of our San Francisco station as if each had occurred on September 30, 2003 for balance sheet purposes and September 30, 2002 for statement of operations purposes, as of September 30, 2003 we would have approximately $428.5 million of total debt ($438.5 million of total debt outstanding less $10.0 million of unamortized discount) and a ratio of total debt to last twelve months Adjusted EBITDA of 10.3 to 1.0.

     Our substantial level of debt could have several important consequences to the holders of our securities, including the following:

        - it may be more difficult for us to satisfy our obligations relating to the Series B preferred stock and exchange notes (for example, we may not be able to pay cash dividends and interest, respectively, or repurchase the Series B preferred stock when and if we are required to do so);

        - a significant portion of our cash flow from operations will be dedicated to servicing our debt obligations and will not be available for operations, future business opportunities or other purposes;

        - our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes will be limited;

        - our substantial debt could make us more vulnerable to economic downturns and increases in interest rates, limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing business and economic conditions; and

        - our substantial debt could place us at a disadvantage compared to our competitors who have less debt.

     Our ability to satisfy all of our debt obligations depends upon our future operating performance. Our operating performance will be affected by prevailing economic conditions and financial, business and other factors, some of which are beyond our control. We believe that our operating cash flow will be sufficient to meet our operating expenses and to service our debt requirements as they become due. However, if we are unable to pay our debts, whether upon acceleration of our debt or in the ordinary course of business, we will be forced to pursue alternative strategies such as selling assets, restructuring our debt, or seeking additional equity capital. We cannot assure you that we can successfully complete any of these strategies on satisfactory terms or that the approval of the FCC could be obtained on a timely basis, or at all, for the transfer of any of the stations' licenses in connection with a proposed sale of assets.

WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH TO SERVICE OUR DEBT AND TO MAKE CASH DIVIDEND PAYMENTS UNDER THE SERIES B PREFERRED STOCK AND CASH INTEREST PAYMENTS UNDER THE EXCHANGE NOTES. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     For the last twelve months ended September 30, 2003, we had net interest expense of $34.6 million. At September 30, 2003, our ratio of last twelve months Adjusted EBITDA to last twelve months net interest expense was approximately 1.2 to 1.0. Subsequent to September 30, 2003, our net interest expense increased when we incurred debt under the senior secured credit facilities and our net interest expense will increase when and if we exchange the Series B preferred stock for the exchange notes. If we acquire additional radio stations in the future, depending on the financing used to fund these acquisitions, our interest expense may increase as well. After giving pro forma effect to this exchange offer (which had no pro forma effect), the offering of our Series A preferred stock which closed on October 30, 2003, borrowings under our senior secured credit facilities (which we entered into on October 30, 2003), the completion of our purchase of KXOL-FM on October 30, 2003, the sale of our San Antonio stations which closed on January 30, 2004 and the sale of our San Francisco station as if each had occurred on September 30, 2003, on September 30, 2003 our ratio of Adjusted EBITDA to last twelve months net interest expense on a pro forma basis will decrease to approximately 1.0 to 1.0. In addition, we will be required to pay dividends in cash on the Series B preferred stock after October 15, 2008.

     Our ability to make payments on and to refinance our debt including the exchange notes, pay dividends in cash on the Series B preferred stock after October 15, 2008, repurchase our Series B preferred stock when and if we are required to do so and to fund necessary or desired capital expenditures and any future acquisitions, will depend on our ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative, regulatory and other factors that may be beyond our control.

     Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our senior secured credit facilities will be adequate to meet our liquidity needs for the near future barring any unforeseen circumstances.

     We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior secured credit facilities or otherwise in an amount sufficient to enable us to pay our debt including the exchange notes, pay dividends in cash on the Series B preferred stock after October 15, 2008, repurchase our Series B preferred stock when and if we are required to do so or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity. We cannot assure you that we will be able to refinance any of our debt, including our senior secured credit facilities, our existing 9 5/8% notes or the exchange notes, on commercially reasonable terms or at all.

ANY ACCELERATION OF OUR DEBT OR EVENT OF DEFAULT WOULD HARM OUR BUSINESS AND FINANCIAL CONDITION.

     If there were an event of default under our or our subsidiaries' indebtedness, including the senior secured credit facilities, our existing
9 5/8% notes and the exchange notes, the holders of the affected indebtedness could elect to declare all of that indebtedness to be due and payable immediately, which in turn could cause some or all of our or our subsidiaries' other indebtedness to become due and payable. We cannot assure you that we or our subsidiaries would have sufficient funds available, or that we or our subsidiaries would have access to sufficient capital from other sources, to repay the accelerated debt. Even if we or our subsidiaries could obtain additional financing, we cannot assure you that the terms would be favorable to us. Under the terms of our senior secured credit facilities and our existing
9 5/8% notes, if the amounts outstanding under our indebtedness were accelerated, our lenders would have the right to foreclose on their liens on substantially all of our and our subsidiaries' assets (with the exception of our FCC licenses held by guarantor subsidiaries, because a grant of a security interest therein would be prohibited by law, and certain general intangibles and fixed assets under particular limited circumstances) and on the stock of our subsidiaries. As a result, any event of default under our material debt instruments could have a material adverse effect on our business and financial condition.

DESPITE OUR CURRENT SIGNIFICANT LEVEL OF DEBT, WE AND OUR SUBSIDIARIES MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER INTENSIFY THE RISKS DESCRIBED ABOVE.

     We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the terms of the Series A preferred stock, the Series B preferred stock, our existing 9 5/8% notes and the senior secured credit facilities restrict our ability to incur additional debt, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. In addition, the terms of the Series B preferred stock and Series A preferred stock permit us to exchange the Series B preferred stock and Series A preferred stock for the exchange notes and the unregistered exchange notes, respectively. If we or our subsidiaries incur additional debt, the related risks described above that we and our subsidiaries face could intensify.

THE TERMS OF OUR DEBT AND OUR PREFERRED STOCK IMPOSE OR WILL IMPOSE RESTRICTIONS ON US THAT MAY ADVERSELY AFFECT OUR BUSINESS AND OUR ABILITY TO FULFILL OUR OBLIGATIONS UNDER THE SERIES B PREFERRED STOCK AND THE EXCHANGE NOTES.

     The terms of the Series A preferred stock, the Series B preferred stock, our existing 9 5/8% notes, the senior secured credit facilities and the exchange notes contain covenants that, among other things, limit our ability to:

        - incur additional debt, incur contingent obligations and issue preferred stock;

        - redeem or repurchase securities ranking junior to the Series B preferred stock;

        - create liens;

        - pay dividends, distributions or make other specified restricted payments and may also place restrictions on the ability of certain of our subsidiaries to pay dividends or make other payments to us;

        - sell assets;

        - make certain capital expenditures, investments and acquisitions;

        - change or add lines of business;

        - enter into certain transactions with affiliates;

        - enter into sale and leaseback transactions;

        - sell capital stock of our subsidiaries; and

        - merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets.

     The terms of the senior secured credit facilities also require us to maintain specified financial ratios and to satisfy certain financial condition tests. These covenants could materially and adversely affect our ability to finance our future operations or capital needs and to engage in other business activities that may be in our best interest. All of these covenants may restrict our ability to expand or to pursue our business strategies. Our ability to comply with these covenants may be affected by events beyond our control, such as prevailing economic conditions and changes in regulations, and if such events occur we cannot be sure that we will be able to comply. A breach of any of these covenants could result in a default under one or more of our debt instruments.

     If an event of default occurs under the senior secured credit facilities or the indenture governing our existing 9 5/8% notes, the lenders and/or the noteholders could elect to declare all amounts of debt outstanding, together with accrued interest, to be immediately due and payable. In addition, there are change of control provisions in the senior secured credit facilities, the indenture governing our existing 9 5/8% notes, the certificates of designations governing the Series A preferred stock and the Series B preferred stock and the indenture that will govern the exchange notes each of which would cause an acceleration of the applicable indebtedness and/or require us to make an offer to repurchase all of the applicable notes and/or Series A preferred stock and Series B preferred stock in the event that we experience a change of control.

THE RESTRICTIONS IMPOSED BY OUR DEBT MAY PREVENT US FROM PAYING CASH DIVIDENDS ON THE SERIES B PREFERRED STOCK, EXCHANGING THE SERIES B PREFERRED STOCK FOR EXCHANGE NOTES OR PAYING CASH INTEREST ON THE EXCHANGE NOTES.

     We are required to pay dividends in cash on the Series B preferred stock after October 15, 2008. Under the terms of the certificate of designations governing the Series B preferred stock, on any scheduled dividend payment date for the Series B preferred stock we have the option of exchanging all of our then outstanding Series B preferred stock for exchange notes. If we exchange the Series B preferred stock for exchange notes, we will be required to pay interest in cash on the exchange notes after October 15, 2008. However, the restrictions imposed by our debt as described above may prevent us from paying cash dividends on the Series B preferred stock, exchanging the Series B preferred stock for exchange notes or paying cash interest on the exchange notes.

WE MAY NOT HAVE THE FUNDS OR THE ABILITY TO RAISE THE FUNDS NECESSARY TO REPURCHASE OUR SERIES B PREFERRED STOCK IF HOLDERS EXERCISE THEIR REPURCHASE RIGHT, OR TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE SERIES B PREFERRED STOCK AND THE INDENTURE GOVERNING THE EXCHANGE NOTES.

     On October 15, 2013, each holder of Series B preferred stock will have the right to require us to redeem all or a portion of the Series B preferred stock at a purchase price of 100% of the liquidation preference thereof, plus all accumulated and unpaid dividends to the date of repurchase. In addition, if we experience certain kinds of changes of control as described in the certificate of designations creating the Series B preferred stock, subject to certain restrictions in our debt instruments we will be required to make an offer to purchase the Series B preferred stock for cash at a purchase price of 101% of the liquidation preference thereof, plus accumulated dividends. The source of funds for any such repurchases would be our available cash or cash generated from operations or other sources, including borrowings, sales of equity or funds provided by a new controlling person or entity. We cannot assure you that sufficient funds will be available to us on favorable terms, or at all, to repurchase all tendered Series B preferred stock or exchange notes pursuant to these requirements. Our failure to offer to repurchase or to repurchase Series B preferred stock or exchange notes tendered, as the case may be, will result in a voting rights triggering event under the certificate of designations governing the Series B preferred stock or a default under the indenture governing the exchange notes, as the case may be. Such events could lead to a cross-default under our senior secured credit facilities and under the terms of our other debt. In addition, our senior secured credit facilities and our existing 9 5/8% notes would either prohibit or effectively prohibit us from making any such required repurchases. The underlying change of control event could also trigger our obligation to offer to repurchase our existing 9 5/8% notes at 101% of their principal amount. Prior to repurchasing the Series B preferred stock or exchange notes on a change of control event, we must either repay outstanding debt under our senior secured credit facilities or obtain the consent of the lenders under those facilities and we may have to offer to purchase our existing 9 5/8% notes. If we do not obtain the required consents or repay our outstanding debt under our senior secured credit facilities, we would remain effectively prohibited from offering to repurchase the Series B preferred stock or exchange notes. Even if we are able to repay the senior secured credit facilities, if we have insufficient funds to purchase both our existing 9 5/8% notes and the Series B preferred stock or exchange notes, we would remain effectively prohibited from offering to repurchase the Series B preferred stock or exchange notes.

WE MAY NOT COMPLETE THE PROPOSED SALE OF OUR SAN FRANCISCO STATION.

     Although we entered into a definitive agreement for the proposed sale of the assets of our San Francisco station on October 2, 2003, the buyer did not close under the agreement and on February 3, 2004, we terminated the agreement. We are currently considering other written offers to purchase the assets of our San Francisco station for a purchase price equal to the purchase price under the terminated asset purchase agreement. We intend to sell the assets of our San Francisco station; however, we cannot assure you that the proposed sale will be completed. If the proposed sale does not close, we will be unable to use the anticipated proceeds from such sale to reduce our debt and therefore we will be more highly leveraged.

OUR CREDITORS WILL HAVE PRIORITY OVER THE SERIES A PREFERRED STOCK AND THE SERIES B PREFERRED STOCK, AND THE EXCHANGE NOTES WILL BE SUBORDINATED IN RIGHT OF PAYMENT TO ALL OF OUR EXISTING AND FUTURE SENIOR DEBT.

     Our creditors will have priority over the Series A preferred stock and the Series B preferred stock with respect to claims on our assets. In addition, creditors and stockholders of our subsidiaries will have priority over the Series A preferred stock and the Series B preferred stock with respect to claims on the assets of such subsidiaries. We have a substantial amount of debt which increased further when we borrowed under the senior secured credit facilities.

     The exchange notes will be subordinated in right of payment to all of our existing and future senior debt, including the senior secured credit facilities and our existing 9 5/8% senior subordinated notes due 2009. Certain of our subsidiaries will unconditionally guarantee the exchange notes on a senior subordinated basis, and the exchange notes will be subordinated in right of payment to these guarantor subsidiaries' existing and future senior debt. Indebtedness outstanding under the senior secured credit facilities is secured by substantially all of our assets and the assets of our subsidiaries in which a security interest could lawfully be granted. We may incur additional senior debt from time to time subject to certain restrictions contained in the instruments governing our senior secured credit facilities, the indenture governing our existing 9 5/8% notes and the indenture that will govern the exchange notes. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of senior indebtedness will have a prior claim to those of the holders of the exchange notes. Holders of the exchange notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the exchange notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. If any of the foregoing events occurs, we cannot assure you that there will be sufficient assets to pay some or all of the amounts due on the exchange notes. As a result, holders of exchange notes may receive less, ratably, than holders of senior indebtedness.

BECAUSE WE ARE A HOLDING COMPANY AND DEPEND ENTIRELY ON CASH FLOW FROM OUR SUBSIDIARIES TO MEET OUR OBLIGATIONS, YOUR RIGHT TO RECEIVE PAYMENT ON THE EXCHANGE NOTES WILL BE EFFECTIVELY SUBORDINATED TO THE OBLIGATIONS OF ALL OUR SUBSIDIARIES THAT DO NOT GUARANTEE THE EXCHANGE NOTES.

     We conduct our business through our subsidiaries and have no operations of our own. Consequently, we will be dependent upon the cash flow of our subsidiaries and distributions from our subsidiaries to us in order to pay the liquidation preference of and cash dividends when due on the Series B preferred stock and cash interest and principal when due to holders of the exchange notes. The exchange notes will be unconditionally guaranteed on a subordinated basis by certain of our current and future subsidiaries. Our foreign subsidiaries created or acquired after the date of the exchange notes indenture, our single-purpose subsidiaries created or acquired after the date of the exchange notes indenture to hold one or more of our broadcasting licenses, and our subsidiaries that are not required to become and are not guarantors of our existing 9 5/8% notes will not be guarantors of the exchange notes. The exchange notes therefore will be structurally subordinated to all existing future liabilities, including trade payables, of our subsidiaries that do not guarantee the exchange notes, and the claims of creditors of those subsidiaries, including trade creditors, will have priority as to the assets and cash flows of those subsidiaries. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding of any of the non-guarantor subsidiaries, holders of their liabilities, including their trade creditors, will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us.

ACTUAL OR CONSTRUCTIVE DISTRIBUTIONS WITH RESPECT TO OUR SERIES B PREFERRED STOCK AND EXCHANGE NOTES MAY LEAD TO UNPLANNED DEEMED DIVIDEND INCOME AND ORIGINAL ISSUE DISCOUNT.

     On or before October 15, 2008, we at our option may pay dividends in additional shares of Series B preferred stock, which we refer to as the dividend shares, in lieu of cash. If the redemption price of the dividend shares exceeds their issue price by more than a de minimis (or negligible) amount, such excess may be treated for tax purposes as a constructive distribution with respect to the dividend shares of additional stock over the term of the dividend shares using a constant interest rate method similar to that used for accruing original issue discount. The amount of such constructive distribution will be in addition to the amount of actual payment of cash dividends or any actual distribution of additional dividend shares on existing dividend shares. Because the issue price of the dividend shares will be equal to the fair market value of the dividend shares at the time of distribution, it is possible, depending on their fair market value at such time, that such dividend shares will be issued with a redemption premium large enough to be considered a dividend as described above. In such event, holders would be required to include such premium in income as a distribution over some period in advance of receiving the cash attributable to such income, and this Series B preferred stock might trade separately, which might adversely affect the liquidity of the Series B preferred stock.

     We may, at our option and under certain circumstances, issue exchange notes in exchange for the Series B preferred stock. Any such exchange will be a taxable event to holders of the Series B preferred stock. Furthermore, the exchange notes may in certain circumstances be treated as having been issued with original issue discount for U.S. federal income tax purposes. In such event, holders of exchange notes will be required to include such original issue discount (as ordinary income) in income over the life of the exchange notes, in advance of the receipt of cash attributable to such income.

A COURT COULD SUBORDINATE OR VOID THE SUBSIDIARY GUARANTEES OF THE EXCHANGE NOTES IN CIRCUMSTANCES OF A FRAUDULENT TRANSFER UNDER FEDERAL OR STATE LAWS.

     Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a subsidiary guarantee of the exchange notes could be voided, or claims in respect of the guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the debt evidenced by its guarantee:

        - received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee; and

        - was insolvent or rendered insolvent by reason of incurring the debt evidenced by the guarantee; or

        - was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

        - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

     In such instances, the holders of the exchange notes would cease to have any claim with respect to that subsidiary guarantee and would be creditors solely of us and any remaining subsidiary guarantors. In addition, any payment by that subsidiary guarantor pursuant to its subsidiary guarantee could be voided and required to be returned to the subsidiary guarantor, or to a fund for the benefit of the creditors of the subsidiary guarantor.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

        - the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

        - the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

        - it could not pay its debts as they become due.

     On the basis of historical financial information, recent operating history and other factors, we believe that each subsidiary guarantor, after giving effect to each subsidiary guarantee of the exchange notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

A COURT MAY VOID THE ISSUANCE OF THE EXCHANGE NOTES IN CIRCUMSTANCES OF A FRAUDULENT TRANSFER UNDER FEDERAL OR STATE LAWS.

     If a court determines that the issuance of the exchange notes constituted a fraudulent transfer, the holders of the exchange notes may not receive payment on the exchange notes.

     Under federal bankruptcy and comparable provisions of state fraudulent transfer laws, if a court were to find that, at the time the exchange notes were issued, we:

        - issued the exchange notes with the intent of hindering, delaying or defrauding current or future creditors; or

        - received less than fair consideration or reasonably equivalent value for incurring the debt represented by the exchange notes, and either
          (1) we were insolvent or were rendered insolvent by reason of the issuance of the exchange notes; or (2) we were engaged, or about to engage, in a business or transaction for which our assets were unreasonably small; or (3) we intended to incur, or believed, or should have believed, we would incur, debts beyond our ability to pay as such debts mature;

then a court could:

        - void all or a portion of our obligations to the holders of the exchange notes;

        - subordinate our obligations to the holders of the exchange notes to our other existing and future debt, the effect of which would be to entitle the other creditors to be paid in full before any payment could be made on the exchange notes; or

        - take other action harmful to the holders of the exchange notes, including in certain circumstances, invalidating the exchange notes.

     In any of these events, we could not assure you that the holders of the exchange notes would ever receive payment on the exchange notes.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we would be considered insolvent if:

        - the sum of our debts, including contingent liabilities, was greater than the fair saleable value of all of our assets; or

        - the present fair saleable value of our assets was less than the amount that would be required to pay our probable liability on our existing debts, including contingent liabilities, as they become absolute and mature; or

        - we could not pay our debts as they become due.

     On the basis of the pro forma financial information included in this prospectus, and other factors, we believe that after giving effect to the issuance of the exchange notes, we will not be insolvent, will not have unreasonably small capital for the business in which we are engaged and will not have incurred debts beyond our ability to pay those debts as they mature. We cannot assure you as to what standard a court would apply in order to determine whether we were insolvent as of the date the exchange notes were issued, or that, regardless of the method of valuation, a court would not determine that we were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether we were insolvent on the date the exchange notes were issued, that the issuance of the exchange notes constituted fraudulent transfers on another ground.

RISKS RELATED TO OUR BUSINESS

WE HAVE EXPERIENCED NET LOSSES IN THE PAST AND TO THE EXTENT THAT WE EXPERIENCE NET LOSSES IN THE FUTURE, THE MARKET PRICE OF OUR COMMON STOCK MAY BE ADVERSELY AFFECTED WHICH IN TURN MAY ADVERSELY AFFECT OUR ABILITY TO RAISE CAPITAL.

     We may not achieve profitability. Failure to achieve profitability may adversely affect the market price of our common stock, which in turn may adversely affect our ability to raise additional equity capital and to incur additional debt. Our inability to obtain financing in adequate amounts and on acceptable terms necessary to operate our business, repay our debt obligations or finance our proposed acquisitions could negatively impact our financial position and results of operations.

     We experienced a net loss for the nine months ended September 30, 2003, in the fiscal year ended December 29, 2002, in the three-month transitional period ended December 30, 2001, and in the fiscal years ended September 30, 2001 and September 24, 2000.

     The incurrence of indebtedness under the senior secured credit facilities and the exchange of the Series B preferred stock for the exchange notes will increase our interest expense. If we acquire additional radio stations in the future, depending on the financing used to fund these acquisitions, interest expense may increase as well. In addition, the additional tax amortization of radio station KXOL-FM, which we acquired on October 30, 2003, will increase our deferred income tax expense and effective tax rate significantly.

OUR OPERATING RESULTS COULD BE ADVERSELY AFFECTED BY A NATIONAL OR REGIONAL RECESSION.

     Our operating results could be adversely affected by a recession and/or further downturn in the United States economy since advertising expenditures generally decrease as the economy slows down. In addition, our operating results in individual geographic markets could be adversely affected by local or regional economic downturns. Our operating results have been adversely affected by past recessions.

LOSS OF ANY OF OUR KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

     Our business depends upon the efforts, abilities and expertise of our executive officers and other key employees, including Raul Alarcon, Jr., our chairman of the board of directors, chief executive officer and president. The loss of any of these officers and key employees could have a material adverse effect on our business. We do not maintain key man life insurance on any of our personnel.

OUR GROWTH DEPENDS ON SUCCESSFULLY EXECUTING OUR ACQUISITION STRATEGY.

     We have pursued the acquisition of radio stations, primarily in the largest U.S. Hispanic markets, as a growth strategy. We cannot assure you that our acquisition strategy will be successful. Our acquisition strategy is subject to a number of risks, including, but not limited to:

        - our substantial level of debt limits our ability to acquire additional radio stations;

        - we may be required to raise additional financing and our ability to do so is limited by the terms of our debt instruments and market conditions;

        - acquired stations may not increase our station operating income or yield other anticipated benefits;

        - required regulatory approvals may result in unanticipated delays in completing acquisitions;

        - we may have difficulty managing any rapid growth;

        - we may have difficulty programming newly acquired stations to attract listenership; and

        - we may finance acquisitions with the issuance of, or through sales of, our common stock in the public market which could adversely affect our stock price, due to dilution, and our ability to raise funds necessary to grow our business through additional stock offerings.

     Although we intend to pursue additional strategic acquisitions, our ability to do so is significantly restricted by the terms of the senior secured credit facilities, the indenture governing our existing 9 5/8% notes, the certificates of designations governing the Series A preferred stock and the Series B preferred stock, the indenture that will govern the exchange notes and our ability to raise additional funds. Our competitors who have greater resources than we do will have an advantage over us in pursuing and completing strategic acquisitions.

RAUL ALARCON, JR., OUR CHAIRMAN OF THE BOARD OF DIRECTORS, CHIEF EXECUTIVE OFFICER AND PRESIDENT, HAS MAJORITY VOTING CONTROL AND THIS CONTROL MAY DISCOURAGE OR INFLUENCE CERTAIN TYPES OF TRANSACTIONS, INCLUDING AN ACTUAL OR POTENTIAL CHANGE OF CONTROL SUCH AS A MERGER OR SALE.

     Raul Alarcon, Jr., our chairman of the board of directors, chief executive officer and president, owns shares of Class B common stock having approximately 81% of the combined voting power of our outstanding shares of common stock, as of the date of this prospectus. Accordingly, Mr. Alarcon, Jr. has the ability to elect all of our directors and can effectively control our policies and affairs. This control may discourage certain types of transactions involving an actual or potential change of control such as a merger or sale.

WE COMPETE FOR ADVERTISING REVENUE WITH OTHER RADIO GROUPS AS WELL AS TELEVISION AND OTHER MEDIA, MANY OPERATORS OF WHICH HAVE GREATER RESOURCES THAN WE DO.

     Broadcasting is a highly competitive business. Our radio stations compete in their respective markets for audiences and advertising revenues with other radio stations of all formats, as well as with other media, such as newspapers, magazines, television, cable services, outdoor advertising, the Internet and direct mail. As a result of this competition, our stations' audience ratings and market shares may decline and any adverse change in a particular market could have a material adverse effect on the revenue of our stations located in that market and on the financial condition of our business as a whole.

     Although we believe that each of our stations is able to compete effectively in its respective market, we cannot assure you that any station will be able to maintain or increase its current audience ratings and advertising revenues. Radio stations can change formats quickly. Any other radio station currently broadcasting could shift its format to duplicate the format of any of our stations. If a station converts its programming to a format similar to that of one of our stations, or if one of our competitors strengthens its operations, the ratings and station operating income of our station in that market could be adversely affected. In addition, other radio companies which are larger and have more resources may also enter markets in which we operate.

WE WILL FACE INCREASED COMPETITION BECAUSE OF THE RECENT MERGER OF UNIVISION COMMUNICATIONS INC. AND HISPANIC BROADCASTING CORP.

     Because of the recent merger of Univision Communications Inc. and Hispanic Broadcasting Corp. we will face increased competition for advertising revenue from an entity that will have a dominant share of both the Spanish-language television advertising market and Spanish-language radio advertising market. The merged entity holds the nation's largest network of Spanish-language television stations and the nation's largest network of Spanish-language radio stations. The merged entity will also have substantially more resources than we do which could make us face even greater competitive pressures in the markets in which we operate.

WE MUST BE ABLE TO RESPOND TO RAPIDLY CHANGING TECHNOLOGY, SERVICES AND STANDARDS WHICH CHARACTERIZE OUR INDUSTRY IN ORDER TO REMAIN COMPETITIVE.

     The FCC is considering ways to introduce new technologies to the radio broadcast industry, including satellite and terrestrial delivery of digital audio broadcasting, and the standardization of available technologies which significantly enhance the sound quality of AM and FM broadcasts. We cannot predict the effect new technology of this nature will have on our financial condition and results of operations. Several new media technologies are being developed, including the following:

        - cable television operators offer a service commonly referred to as "cable radio" which provides cable television subscribers with several high-quality channels of music, news and other information;

        - the Internet offers new, diverse and evolving forms of program distribution;

        - direct satellite broadcast television companies are supplying subscribers with several high quality music channels;

        - the introduction of satellite digital audio radio technology has resulted in new satellite radio services with sound quality equivalent to that of compact discs; and

        - the introduction of in-band on-channel digital radio could provide multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services.

OUR BUSINESS DEPENDS ON MAINTAINING OUR FCC LICENSES. WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO MAINTAIN THESE LICENSES.

     The domestic broadcasting industry is subject to extensive federal regulation which, among other things, requires approval by the FCC for the issuance, renewal, transfer and assignment of broadcasting station operating licenses and limits the number of broadcasting properties we may acquire. Federal regulations create significant new opportunities for broadcasting companies but also create uncertainties as to how these regulations will be interpreted and enforced by the courts.

     Our success depends in part on acquiring and maintaining broadcast licenses issued by the FCC, which are typically issued for a maximum term of eight years and are subject to renewal. While we believe that the FCC will approve applications for renewal of our existing broadcasting licenses when made, we cannot guarantee that pending or future renewal applications submitted by us will be approved, or that renewals will not include conditions or qualifications that could adversely affect our operations. Although we may apply to renew our FCC licenses, interested third parties may challenge our renewal applications. In addition, if we or any of our significant stockholders, officers, or directors violate the FCC's rules and regulations or the Communications Act of 1934, as amended (the Communication Act), or are convicted of a felony or anti-trust violations, the FCC may commence a proceeding to impose sanctions upon us. Examples of possible sanctions include the imposition of fines; the revocation of our broadcasting licenses; or the renewal of one or more of our broadcasting licenses for a term of fewer than eight years. If the FCC were to issue an order denying a license renewal application or revoking a license, we would be required to cease operating the radio station covered by the license only after we had exhausted administrative and judicial review without success. Such an event would materially affect the carrying value of our intangible assets and would negatively impact our operating results.

     The radio broadcasting industry is subject to extensive and changing federal regulation. Among other things, the Communications Act and FCC rules and policies limit the number of broadcasting properties that any person or entity may own (directly or by attribution) in any market and require FCC approval for transfers of control and assignments. The filing of petitions or complaints against us or any FCC licensee from which we acquire a station could result in the FCC delaying the grant of, or refusing to grant or imposing conditions on its consent to the assignment or transfer of licenses. The Communications Act and FCC rules also impose limitations on non-U.S. ownership and voting of our capital stock.

     Moreover, governmental regulations and policies may change over time and we cannot assure you that those changes would not have a material impact upon our business, financial position or results of operations.

WE MAY FACE REGULATORY REVIEW FOR ADDITIONAL ACQUISITIONS IN OUR EXISTING MARKETS AND, POTENTIALLY, NEW MARKETS.

     An important part of our growth strategy is the acquisition of additional radio stations. After the passage of the Telecommunications Act of 1996, the U.S. Department of Justice has become more aggressive in reviewing proposed acquisitions of radio stations and radio station networks. The Justice Department is particularly concerned when the proposed buyer already owns three or more radio stations in the market of the station it is seeking to buy. Recently, the Justice Department has challenged a number of radio broadcasting transactions. Some of those challenges ultimately resulted in consent decrees requiring, among other things, divestitures of certain stations. In general, the Justice Department has more closely scrutinized radio broadcasting acquisitions that result in market shares in excess of 40% of local radio advertising revenue. Similarly, the FCC reviews proposed radio broadcasting transactions even if the proposed acquisition otherwise complies with the FCC's ownership limitations. In particular, the FCC may invite public comment on proposed radio transactions that the FCC believes, based on its initial analysis, may present ownership concentration concerns in a particular local radio market.

                                USE OF PROCEEDS

     We will not receive any cash proceeds or incur any additional indebtedness as a result of the issuance of the Series B preferred stock pursuant to this exchange offer. We are making this exchange offer to satisfy some of our obligations under our registration rights agreement dated October 30, 2003 with the initial purchasers of the Series A preferred stock.

                                 CAPITALIZATION

     The following table sets forth our actual capitalization as of September 30, 2003. The table also sets forth our pro forma capitalization after giving effect to this exchange offer (which had no pro forma effect on our capitalization), the offering of our Series A preferred stock which closed on October 30, 2003, borrowings under our senior secured credit facilities (which we entered into on October 30, 2003), the completion of our purchase of KXOL-FM on October 30, 2003, the sale of our San Antonio stations which closed on January 30, 2004 and the sale of our San Francisco station as if each had occurred on September 30, 2003. On October 2, 2003, we entered into an asset purchase agreement with 3 Point Media -- San Francisco, LLC ("Three Point Media") to sell the assets of radio station KPTI-FM, serving the San Francisco, California market, for a cash purchase price of $30.0 million. Three Point Media did not close under the asset purchase agreement, and on February 3, 2004, we terminated the agreement. We are currently considering other written offers to purchase the assets of radio station KPTI-FM for a purchase price equal to the purchase price under the Three Point Media asset purchase agreement. We intend to sell the assets of radio station KPTI-FM; however, we cannot assure you that the proposed sale will be completed. We are required under the senior secured credit facilities to use a portion of the proceeds from the sales of our San Antonio and San Francisco stations to repay a portion of the term loan B facility. The remaining proceeds from the station sales will be used for general corporate purposes. The following data should be read in conjunction with "Use of Proceeds"; "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes contained in our Annual Report on Form 10-K for the fiscal year ended December 29, 2002, and our Quarterly Report on Form 10-Q for the nine month period ended September 30, 2003, which are incorporated by reference within this prospectus.

                                                                                 PRO FORMA
                                                                  ---------------------------------------
                                                                                           FINANCING,
                                                                                       ACQUISITION, SALE
                                              UNAUDITED ACTUAL      FINANCING AND         AND PROPOSED
                                                   AS OF          ACQUISITION AS OF        SALE AS OF
                                             SEPTEMBER 30, 2003   SEPTEMBER 30, 2003   SEPTEMBER 30, 2003
                                             ------------------   ------------------   ------------------
                                                                   ($ IN THOUSANDS)
Cash and cash equivalents..................       $ 46,604             $ 47,504             $ 73,004
Senior secured credit facilities...........             --              125,000               99,500
9 5/8% senior subordinated notes due 2009,
  net......................................        324,960              324,960              324,960
Other debt.................................          4,002                4,002                4,002
                                                  --------             --------             --------
Total debt including current portion.......       $328,962             $453,962             $428,462
10 3/4% Series B preferred stock...........             --               75,000               75,000
Stockholders' equity.......................        227,981              224,681              249,582
                                                  --------             --------             --------
     Total capitalization..................       $556,943             $753,643             $753,044
                                                  ========             ========             ========

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our historical consolidated ratio of earnings to fixed charges for the periods indicated.

                                                                   THREE
                                                                   MONTHS      FISCAL YEAR
                      FISCAL YEAR ENDED                            ENDED          ENDED             NINE MONTHS ENDED
-------------------------------------------------------------   ------------   ------------   -----------------------------
SEPTEMBER 27,   SEPTEMBER 26,   SEPTEMBER 24,   SEPTEMBER 30,   DECEMBER 30,   DECEMBER 29,   SEPTEMBER 29,   SEPTEMBER 30,
    1998            1999            2000            2001            2001           2002           2002            2003
-------------   -------------   -------------   -------------   ------------   ------------   -------------   -------------
      0.73            0.39              --              --             --           1.19            1.18            1.12

     For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as earnings or loss from continuing operations before income taxes and cumulative effect of a change in accounting principle and fixed charges. Fixed charges are the sum of (1) interest costs, (2) amortization of deferred financing costs and (3) one-third of operating lease rental expense (deemed to be interest). Earnings were inadequate to cover fixed charges by approximately $17.4 million and $11.3 million for fiscal years 2000 and 2001, respectively. For the three months ended December 30, 2001, earnings were inadequate to cover fixed charges by $1.9 million.

      RATIO OF COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS TO EARNINGS

     The following table sets forth our historical consolidated ratio of combined fixed charges and preference dividends to earnings for the periods indicated.

                                                                   THREE
                                                                   MONTHS      FISCAL YEAR
                      FISCAL YEAR ENDED                            ENDED          ENDED             NINE MONTHS ENDED
-------------------------------------------------------------   ------------   ------------   -----------------------------
SEPTEMBER 27,   SEPTEMBER 26,   SEPTEMBER 24,   SEPTEMBER 30,   DECEMBER 30,   DECEMBER 29,   SEPTEMBER 29,   SEPTEMBER 30,
    1998            1999            2000            2001            2001           2002           2002            2003
-------------   -------------   -------------   -------------   ------------   ------------   -------------   -------------
      1.36            2.54           25.86            1.56           1.29           0.84            0.84            0.89

     For the purpose of calculating the ratio of combined fixed charges and preference dividends to earnings, fixed charges are defined as the sum of (1) interest costs, (2) amortization of deferred financing costs and (3) one-third of operating lease rental expense (deemed interest). Preference dividends are defined as pre-tax dividends on preferred stock. Earnings are defined as earnings or loss from continuing operations before income taxes and cumulative effect of a change in accounting principle and fixed charges. Earnings were inadequate to cover combined fixed charges and preference dividends by approximately $20.0 million, $50.3 million, $63.2 million and $11.3 million for fiscal years 1998, 1999, 2000 and 2001, respectively. For the three months ended December 30, 2001, earnings were inadequate to cover combined fixed charges and preference dividends by $1.9 million.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

     The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2003 and the unaudited pro forma condensed consolidated statements of operations for the fiscal year ended December 29, 2002 and the nine months ended September 30, 2003 are based on the historical consolidated financial statements to give effect to the following transactions (and any other adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated financial data):

     - the closing of the KXOL acquisition on October 30, 2003;

     - the sale of our San Antonio stations on January 30, 2004;

     - the sale of our San Francisco station;

     - the closing of the senior secured credit facilities on October 30, 2003;

     - the closing of our offering of Series A preferred stock on October 30, 2003; and

     - the closing of this exchange offer (which had no pro forma effect).

     The unaudited pro forma condensed consolidated balance sheet as of September 30, 2003 has been derived from the historical unaudited balance sheet as of September 30, 2003, to give pro forma effect to the transactions as if they occurred on September 30, 2003. The unaudited pro forma condensed consolidated statements of operations for the fiscal year ended December 29, 2002 and the nine months ended September 30, 2003 give pro forma effect to the transactions as if they occurred at the beginning of the period presented. The unaudited pro forma financial condensed consolidated statements of operations exclude historical discontinued operations and cumulative effect of a change in accounting principle, which were recorded in the historical financial information, which are incorporated by reference within this document.

     The unaudited pro forma condensed consolidated financial data are based on preliminary estimates and assumptions set forth in the notes to such information. Pro forma adjustments are necessary to reflect the estimated purchase and sales price of stations, the new debt structure and to adjust amounts related to acquired intangible assets to a preliminary estimate of their fair values. Pro forma adjustments are also necessary to reflect the amortization expense related to amortizable deferred financing cost, changes in depreciation and amortization expense resulting from adjustments to property and equipment, interest expense, elimination of non-cash programming expense for warrants related to the KXOL acquisition, and the income tax effect related to the pro forma adjustments.

     The pro forma adjustments and allocation of the KXOL purchase price are preliminary and are based on management's estimate of the fair value of the assets acquired. The final purchase price allocation will be completed after asset valuations are finalized. This final valuation will be based on the actual intangible assets that existed as of the date of the completion of these transactions. Any final adjustments may change the allocations of the purchase price which could affect the fair value assigned to the assets and could result in a change to the unaudited pro forma condensed consolidated financial data. In addition, the impact of the timing of the completion of these transactions and other changes in intangible assets prior to completion of these transactions could cause material differences in the information presented.

     The pro forma adjustments, as described in the notes to the unaudited pro forma condensed financial data, are based on currently available information and certain adjustments that we believe are reasonable. They are not necessarily indicative of our consolidated financial position or results of operations that would have occurred had the transactions taken place on the dates indicated, nor are they necessarily indicative of our future consolidated financial position or results of operations. In addition, although we intend to sell the assets of our San Francisco station, we cannot assure you that the proposed sale will be completed.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                                                                                PRO FORMA
                                                                PRO FORMA ADJUSTMENTS           CONDENSED
                                           HISTORICAL     ---------------------------------   CONSOLIDATED
                                              AS OF         FINANCING                             AS OF
                                          SEPTEMBER 30,        AND                            SEPTEMBER 30,
                                              2003        ACQUISITION(A)   STATION SALES(B)       2003
                                          -------------   --------------   ----------------   -------------
                                                                  ($ IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents.............    $  46,604        $    900          $ 25,500         $  73,004
  Net receivables.......................       26,834              --                --            26,834
  Other current assets..................        2,272              --                --             2,272
  Assets held for sale..................       27,192              --           (27,192)               --
                                            ---------        --------          --------         ---------
     Total current assets...............      102,902             900            (1,692)          102,110
Property and equipment, net.............       24,420              76                --            24,496
Intangible assets.......................      513,001         191,824                --           704,825
Deferred financing costs, net...........        7,980           3,900                --            11,880
Deferred offering costs.................          432            (432)               --                --
Other assets............................        1,385              --                --             1,385
                                            ---------        --------          --------         ---------
TOTAL ASSETS............................    $ 650,120        $196,268          $ (1,692)        $ 844,696
                                            =========        ========          ========         =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.....    $     222        $     --          $     --         $     222
  Accounts payable and accrued
     expenses...........................       15,786            (432)               --            15,354
  Accrued interest......................       13,553              --                --            13,553
  Deferred commitment fee...............          115              --                --               115
                                            ---------        --------          --------         ---------
     Total current liabilities..........       29,676            (432)               --            29,244
Senior secured credit facilities........           --         125,000           (25,500)           99,500
9 5/8% senior subordinated notes, net...      324,960              --                --           324,960
Other long-term debt, less current
  portion...............................        3,780              --                --             3,780
Deferred income taxes...................       63,723              --            (1,093)           62,630
                                            ---------        --------          --------         ---------
     Total liabilities..................      422,139         124,568           (26,593)          520,114
10 3/4% Series B preferred stock........           --          75,000                --            75,000
Stockholders' equity:
  Class A common stock..................            3              --                --                 3
  Class B common stock..................            3              --                --                 3
  Additional paid-in capital............      447,561          (3,300)               --           444,261
  Accumulated deficit...................     (219,586)             --            24,901          (194,685)
                                            ---------        --------          --------         ---------
     Total stockholders' equity.........      227,981          (3,300)           24,901           249,582
                                            ---------        --------          --------         ---------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY................................    $ 650,120        $196,268          $ (1,692)        $ 844,696
                                            =========        ========          ========         =========

---------------

(a) Represents estimated sources of funds and uses of funds from the senior secured credit facilities, the offering of the Series A preferred stock and subsequent pro forma results for its exchange for the Series B preferred stock as if they had occurred on September 30, 2003, as follows:

                                                              ($ IN THOUSANDS)
Senior secured credit facilities............................      $125,000
10 3/4% Series B preferred stock............................        75,000
                                                                  --------
  Total sources of funds....................................      $200,000
                                                                  ========

                                                              ($ IN THOUSANDS)
Intangible assets (KXOL FCC license)........................      $189,924
Intangible assets (KXOL brokerage fee)......................         1,900
Property and equipment (KXOL equipment).....................            76
Deferred financing fees.....................................         3,900
Additional paid in capital (cost of issuing preferred
  stock)....................................................         3,300
Excess cash.................................................           900
                                                                  --------
  Total uses of funds.......................................      $200,000
                                                                  ========

(b) Represents estimated proceeds, uses of proceeds and the book gain from the sale of our San Antonio and San Francisco radio stations as if they had occurred on September 30, 2003, as follows:

PROCEEDS AND USES OF FUNDS FROM THE SALE OF STATIONS
----------------------------------------------------          ($ IN THOUSANDS)
Sales price of stations.....................................      $54,400
Repayment of new senior secured credit facilities...........       25,500
Brokerage fees and others...................................          500
Estimated cash income taxes to be paid......................        2,900
                                                                  -------
  Net cash proceeds from the sale of stations...............      $25,500
                                                                  =======
ESTIMATED BOOK VALUE OF ASSETS SOLD AND BOOK GAIN REALIZED
Intangible assets (FCC licenses and goodwill)...............      $26,276
Property and equipment......................................          917
                                                                  -------
Asset held for sale.........................................      $27,192
                                                                  =======
Accumulated deficit (book gain on sale, net of book
  taxes)....................................................      $24,901
                                                                  =======
Deferred income taxes liability.............................      $(1,093)
                                                                  =======

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                              PRO FORMA
                                                            PRO FORMA ADJUSTMENTS             CONDENSED
                                   HISTORICAL FISCAL   --------------------------------     CONSOLIDATED
                                      YEAR ENDED       FINANCING AND                      FISCAL YEAR ENDED
                                   DECEMBER 29, 2002    ACQUISITION    STATION SALES(D)   DECEMBER 29, 2002
                                   -----------------   -------------   ----------------   -----------------
                                                     ($ IN THOUSANDS, EXCEPT SHARE DATA)
Gross revenue....................      $159,548          $     --          $(5,076)           $154,472
Less agency commissions..........        19,303                --             (519)             18,784
                                       --------          --------          -------            --------
Net revenue......................      $140,245          $     --          $(4,557)           $135,688
Operating expenses:
  Engineering....................         3,793                --             (242)              3,551
  Programming....................        20,714                --             (805)             19,909
  Selling........................        42,157                --           (1,476)             40,681
  General and administrative.....        14,616                --             (978)             13,638
  Corporate expenses.............        13,546                --               --              13,546
  Depreciation and
     amortization................         3,005                 4(b)          (134)              2,875
                                       --------          --------          -------            --------
       Total operating
          expenses...............      $ 97,831          $      4          $(3,635)           $ 94,200
                                       --------          --------          -------            --------
Operating income from continuing
  operations.....................        42,414                (4)            (922)             41,488
Other (income) expenses:
  Interest expense, net..........        34,118             5,108(c)            28              39,254
  Other, net.....................           720                --               --                 720
Income (loss) from continuing
  operations before income taxes,
  discontinued operations and
  cumulative effect of a change
  in accounting principle........         7,576            (5,112)            (950)              1,514
Income tax expense (benefit).....        53,863             6,933(e)          (769)(e)          60,027
                                       --------          --------          -------            --------
Loss from continuing operations
  before discontinued operations
  and cumulative effect of a
  change in accounting
  principle......................      $(46,287)         $(12,045)         $  (181)           $(58,513)
                                       ========          ========          =======            ========
Loss per common share from
  continuing operations before
  discontinued operations and
  cumulative effect of a change
  in accounting principle:
  Basic and diluted..............      $  (0.72)         $  (0.32)(f)      $    --            $  (1.04)
                                       ========          ========          =======            ========
Weighted-average common shares
  outstanding:
  Basic and diluted..............        64,670            64,670           64,670              64,670
                                       ========          ========          =======            ========

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                PRO FORMA
                                                                                                CONDENSED
                                                                                              CONSOLIDATED
                                         HISTORICAL NINE        PRO FORMA ADJUSTMENTS          NINE MONTHS
                                          MONTHS ENDED     --------------------------------       ENDED
                                          SEPTEMBER 30,    FINANCING AND                      SEPTEMBER 30,
                                              2003          ACQUISITION    STATION SALES(D)       2003
                                         ---------------   -------------   ----------------   -------------
                                                        ($ IN THOUSANDS, EXCEPT SHARE DATA)
Gross revenue..........................     $115,268         $     --               --          $115,268
Less agency commissions................       15,110               --               --            15,110
                                            --------         --------          -------          --------
Net revenue............................     $100,158         $     --               --          $100,158
                                            --------         --------          -------          --------
Operating expenses:
  Engineering..........................        2,787               --               --             2,787
  Programming..........................       14,857               --               --            14,857
  Non-cash programming.................        2,943           (2,943)(a)           --                --
  Selling..............................       26,487               --               --            26,487
  General and administrative...........       10,610               --               --            10,610
  Corporate expenses...................       13,751               --               --            13,751
  Depreciation and amortization........        2,117                4(b)            --             2,121
                                            --------         --------          -------          --------
       Total operating expenses........     $ 73,552         $ (2,939)              --          $ 70,613
                                            --------         --------          -------          --------
Operating income.......................       26,606            2,939               --            29,545
Other (income) expenses:
  Interest expense, net................       26,256            3,830(c)            --            30,934
  Other, net...........................       (2,866)              --               --            (2,866)
                                            --------         --------          -------          --------
Income (loss) from continuing
  operations before income taxes and
  discontinued operations..............        3,216             (891)              --             2,325
Income tax expense.....................        5,287            3,258(e)            --             8,545
                                            --------         --------          -------          --------
Loss from continuing operations before
  discontinued operations..............     $ (2,071)        $ (4,149)              --          $ (6,220)
                                            ========         ========          =======          ========
Loss per common share before
  discontinued operations:
  Basic and diluted....................     $  (0.03)        $  (0.16)(f)      $    --          $  (0.19)
                                            ========         ========          =======          ========
Weighted-average common shares
  outstanding:
  Basic and diluted....................       64,683           64,683           64,683            64,683
                                            ========         ========          =======          ========

---------------

(a) Represents the elimination of the non-cash programming expense related to the warrants issued pursuant to the amended KXOL asset purchase agreement.

(b) Represents adjustments for the increase of property and equipment depreciation associated with acquired assets in connection with the acquisition of KXOL.

(c) Represents interest expense adjustment of $5.1 million and $3.8 million for the fiscal year ended December 29, 2002 and the nine months ended September 30, 2003, respectively, resulting from the aggregate impact of the increase in interest expense attributable to (i) the new senior secured credit facilities and (ii) the related amortization of deferred financing costs.

(d) The results of operating income from continuing operations of the San Antonio and San Francisco radio stations have been eliminated in the historical fiscal year ended December 29, 2002 and for the historical nine months ended September 30, 2003 and have been reflected as discontinued operations in the historical unaudited financial statements as filed in our Quarterly Report on Form 10-Q.

(e) Represents income tax effect of adjustments.

(f) The calculation of net (loss) income per common share includes the pro forma effect of dividends on the preferred stock of $8.4 million and $6.2 million for the fiscal year ended December 29, 2002 and the nine months ended September 30, 2003, respectively.

        SELECTED ADJUSTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The selected adjusted historical consolidated financial information as of and for the fiscal years ended September 27, 1998, September 26, 1999, September 24, 2000 and September 30, 2001, the three-month transitional period ended December 30, 2001 and the fiscal year ended December 29, 2002, have been derived from our historical consolidated financial statements, which have been adjusted for the items discussed below. The summary historical financial data as of and for the nine months ended September 29, 2002 and September 30, 2003 have been derived from our unaudited consolidated financial statements as of and for the nine months ended September 29, 2002 and September 30, 2003, which have been prepared on a basis consistent with our annual consolidated financial statements. The following historical consolidated financial information has been adjusted to reflect the sale of radio stations KLEY-FM and KSAH-AM, serving the San Antonio, Texas market, and the proposed sale of radio station KPTI-FM, serving the San Francisco, California market, as discontinued operations in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". In addition, our historical financial data for fiscal years ending September 27, 1998, September 24, 2000 and September 30, 2001 have been adjusted to reflect the adoption of SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections". The adoption of SFAS No. 145 will require our extraordinary loss recognized on the extinguishments of debt in 1998, 2000 and 2001 to be reclassified to income or loss from continuing operations before income taxes, discontinued operations and the cumulative effect of a change in accounting principle in the consolidated financial statements for the year ended December 31, 2003. In the opinion of our management, the unaudited financial data reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the nine months ended September 30, 2003, are not necessarily indicative of the results to be expected for the full year or any future period. Effective November 6, 2001, we changed our fiscal year end from the last Sunday in September of each calendar year to the last Sunday in December of each calendar year. Effective December 30, 2002, we again changed our year end from a broadcast calendar 52-53-week fiscal year ending on the last Sunday in December to a calendar year ending on December 31. Financial results for December 30 and 31, 2002 are included in our financial results for the nine months ended September 30, 2003. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes contained in our Annual Report on Form 10-K for the fiscal year ended December 29, 2002, and our Quarterly Report on Form 10-Q for the nine month period ended September 30, 2003, which are incorporated by reference within this prospectus.

                                                                                              THREE MONTHS    FISCAL YEAR
                                                    FISCAL YEAR ENDED                             ENDED          ENDED
                              -------------------------------------------------------------   -------------   ------------
                              SEPTEMBER 27,   SEPTEMBER 26,   SEPTEMBER 24,   SEPTEMBER 30,   DECEMBER 30,    DECEMBER 29,
                                  1998            1999            2000            2001            2001            2002
                              -------------   -------------   -------------   -------------   -------------   ------------
STATEMENT OF OPERATIONS
  DATA:
Gross revenue (1)...........    $ 86,399        $108,487        $ 135,301       $142,781        $ 36,106        $154,472
Less: agency commissions....      10,588          12,980           17,540         17,314           4,337          18,784
                                --------        --------        ---------       --------        --------        --------
Net revenue (1).............    $ 75,811        $ 95,507        $ 117,761       $125,467        $ 31,769         135,688
Station operating expenses
  (1)(2)....................      38,889          42,297           53,206         76,277          19,447          77,779
Stock based programming
  expense (3)...............          --              --               --             --              --              --
Corporate expenses..........       6,893          10,636           20,730         10,515           2,387          13,546
Depreciation and
  amortization..............       8,768           9,623           12,828         16,750           4,275           2,871
                                --------        --------        ---------       --------        --------        --------
Operating income from
  continuing operations.....    $ 21,261        $ 32,951        $  30,997       $ 21,925        $  5,660        $ 41,492
Interest expense, net (4)...     (20,860)        (21,181)         (19,538)       (30,643)         (8,212)        (34,146)
Other income (expense),
  net.......................        (213)           (749)            (302)           497             650            (720)
Loss on extinguishment of
  debt (5)..................      (2,688)             --          (28,585)        (3,063)             --              --
Gain on sale of AM
  stations..................      36,242              --               --             --              --              --
                                --------        --------        ---------       --------        --------        --------
  Income (loss) from
    continuing operations
    before income taxes,
    discontinued operations
    and cumulative effect of
    a change in accounting
    principle...............    $ 33,742        $ 11,021        $ (17,428)      $(11,284)       $ (1,902)       $  6,626
Income tax expense
  (benefit).................      14,727           4,776           (6,634)        (4,307)           (686)         53,094
                                --------        --------        ---------       --------        --------        --------


                                    NINE MONTHS ENDED
                              -----------------------------
                              SEPTEMBER 29,   SEPTEMBER 30,
                                  2002            2003
                              -------------   -------------
STATEMENT OF OPERATIONS
  DATA:
Gross revenue (1)...........    $114,915        $115,268
Less: agency commissions....      13,710          15,110
                                --------        --------
Net revenue (1).............    $101,205        $100,158
Station operating expenses
  (1)(2)....................      59,089          54,741
Stock based programming
  expense (3)...............          --           2,943
Corporate expenses..........       9,559          13,751
Depreciation and
  amortization..............       2,102           2,117
                                --------        --------
Operating income from
  continuing operations.....    $ 30,455        $ 26,606
Interest expense, net (4)...     (25,775)        (26,256)
Other income (expense),
  net.......................         200           2,866
Loss on extinguishment of
  debt (5)..................          --              --
Gain on sale of AM
  stations..................          --              --
                                --------        --------
  Income (loss) from
    continuing operations
    before income taxes,
    discontinued operations
    and cumulative effect of
    a change in accounting
    principle...............    $  4,880        $  3,216
Income tax expense
  (benefit).................      49,242           5,287
                                --------        --------

                                                                                              THREE MONTHS    FISCAL YEAR
                                                    FISCAL YEAR ENDED                             ENDED          ENDED
                              -------------------------------------------------------------   -------------   ------------
                              SEPTEMBER 27,   SEPTEMBER 26,   SEPTEMBER 24,   SEPTEMBER 30,   DECEMBER 30,    DECEMBER 29,
                                  1998            1999            2000            2001            2001            2002
                              -------------   -------------   -------------   -------------   -------------   ------------
Income (loss) from
  continuing operations
  before discontinued
  operations and cumulative
  effect of a change in
  accounting principle......    $ 19,015        $  6,245        $ (10,794)      $ (6,977)       $ (1,216)       $(46,468)
Discontinued operations, net
  of income taxes (6).......        (230)           (428)             188           (611)            (11)          1,910
Cumulative effect of a
  change in accounting
  principle, net of income
  taxes (7).................          --              --               --             --              --         (45,288)
                                --------        --------        ---------       --------        --------        --------
Net income (loss)...........    $ 18,785        $  5,817        $ (10,606)      $ (7,588)       $ (1,227)       $(89,846)
                                ========        ========        =========       ========        ========        ========
Dividends on preferred
  stock.....................    $(30,270)       $(34,749)       $ (28,372)      $     --        $     --        $     --
                                --------        --------        ---------       --------        --------        --------
Net loss applicable to
  common stock..............    $(11,485)       $(28,932)       $ (38,978)      $ (7,588)       $ (1,227)       $(89,846)
                                ========        ========        =========       ========        ========        ========
Dividends per share on
  common stock..............    $   0.11        $     --        $      --       $     --        $     --        $     --
                                ========        ========        =========       ========        ========        ========
Loss per common share:
  Basic and diluted (before
    discontinued operations
    and cumulative effect of
    a change in accounting
    principle)..............    $  (0.37)       $  (0.85)       $   (0.68)      $  (0.11)       $  (0.02)       $  (0.72)
  Basic and diluted.........    $  (0.38)       $  (0.86)       $   (0.68)      $  (0.12)       $  (0.02)       $  (1.39)
Weighted average common
  shares outstanding (8):
  Basic and diluted.........      30,333          33,585           58,163         64,096          64,658          64,670
OTHER FINANCIAL DATA:
Station operating income
  (9).......................    $ 36,922        $ 53,210        $  64,555       $ 49,190        $ 12,322        $ 57,909
Station operating income
  margin (9)................         49%             56%              55%            39%             39%             43%
Adjusted EBITDA (9).........    $ 30,029        $ 42,574        $  43,825       $ 38,675        $  9,935        $ 44,363
Adjusted EBITDA margin
  (9).......................         40%             45%              37%            31%             31%             33%
Capital expenditures........    $  1,645        $  2,100        $   3,793       $  5,595        $    830        $  3,994
Net cash provided by (used
  in) operating
  activities................    $ 10,923        $ 20,782        $  28,672       $ 17,023        $ (7,377)       $ 10,666
Net cash provided by (used
  in) investing
  activities................    $ 32,190        $(38,384)       $(205,050)      $(35,181)       $   (837)       $  9,265
Net cash provided by (used
  in) financing
  activities................    $(17,758)       $ (3,065)       $ 218,962       $ 18,499        $    (46)       $   (141)
CONSOLIDATED BALANCE SHEET
  DATA:
Cash and cash equivalents...    $ 37,642        $ 16,975        $  59,559       $ 59,900        $ 51,640        $ 71,430
Total assets................    $351,034        $365,681        $ 634,691       $700,178        $687,078        $635,284
Total debt (including
  current portion)..........    $171,126        $172,486        $ 304,664       $327,452        $327,631        $328,310
Preferred stock                 $201,368        $235,918        $      --       $     --        $     --        $     --
Total stockholders'
  (deficiency) equity.......    $(46,193)       $(75,122)       $ 274,465       $309,426        $308,199        $227,425


                                    NINE MONTHS ENDED
                              -----------------------------
                              SEPTEMBER 29,   SEPTEMBER 30,
                                  2002            2003
                              -------------   -------------
Income (loss) from
  continuing operations
  before discontinued
  operations and cumulative
  effect of a change in
  accounting principle......    $(44,362)       $ (2,071)
Discontinued operations, net
  of income taxes (6).......       1,906            (340)
Cumulative effect of a
  change in accounting
  principle, net of income
  taxes (7).................     (45,288)             --
                                --------        --------
Net income (loss)...........    $(87,744)       $ (2,411)
                                ========        ========
Dividends on preferred
  stock.....................    $     --        $     --
                                --------        --------
Net loss applicable to
  common stock..............    $(87,744)       $ (2,411)
                                ========        ========
Dividends per share on
  common stock..............    $     --        $     --
                                ========        ========
Loss per common share:
  Basic and diluted (before
    discontinued operations
    and cumulative effect of
    a change in accounting
    principle)..............    $  (0.69)       $  (0.03)
  Basic and diluted.........    $  (1.36)       $  (0.04)
Weighted average common
  shares outstanding (8):
  Basic and diluted.........      64,699          64,683
OTHER FINANCIAL DATA:
Station operating income
  (9).......................    $ 42,116        $ 42,474
Station operating income
  margin (9)................         42%             42%
Adjusted EBITDA (9).........    $ 32,557        $ 29,723
Adjusted EBITDA margin
  (9).......................         32%             29%
Capital expenditures........    $  2,890        $  2,513
Net cash provided by (used
  in) operating
  activities................    $ 18,895        $ 15,432
Net cash provided by (used
  in) investing
  activities................    $ 10,423        $(39,513)
Net cash provided by (used
  in) financing
  activities................    $   (140)       $   (745)
CONSOLIDATED BALANCE SHEET
  DATA:
Cash and cash equivalents...    $ 80,818        $ 46,604
Total assets................    $643,098        $650,120
Total debt (including
  current portion)..........    $328,106        $328,962
Preferred stock                 $     --        $     --
Total stockholders'
  (deficiency) equity.......    $229,478        $227,981

---------------

 (1) Included are revenue and expenses related to a two-year AOL Time Warner barter agreement which concluded in August 2002. These results are non-recurring and had a significant non-cash impact for the periods:

                                                                        IMPACT ON
                                                           ------------------------------------
                                                           REVENUE   EXPENSE    ADJUSTED EBITDA
                                                           -------   --------   ---------------
                                                                     ($ IN THOUSANDS)
(a)  Fiscal year ended September 24, 2000................  $   504   $   (668)       $(164)
(b) Fiscal year ended September 30, 2001.................   10,409    (10,234)         175
(c)  Three months ended December 30, 2001................    2,437     (2,433)           4
(d) Fiscal year ended December 29, 2002..................    6,351     (6,366)         (15)
(e)  Nine months ended September 29, 2002................    6,351     (6,366)         (15)
(f)  Nine months ended September 30, 2003................       --         --           --

 (2) Station operating expenses include engineering, programming, selling and general and administrative expenses, but exclude stock-based programming expenses.

 (3) We were required to issue additional warrants to ICFG from the date that ICFG ceased to broadcast its programming over KZAB-FM and KZBA-FM until the closing of the acquisition of KXOL-FM. On each of March 31, 2003, April 30, 2003, May 31, 2003, June 30, 2003, July 31, 2003, August 31, 2003 and
     September 30, 2003, we granted ICFG a warrant exercisable for 100,000 shares (an aggregate of 700,000 shares) of our Class A common stock at an exercise price of $6.14, $7.67, $7.55, $8.08, $8.17, $7.74 and $8.49 per
     share, respectively. The warrant issued on September 30, 2003 was the final warrant required under the amended time brokerage agreement due to the closing of the acquisition of KXOL-FM. We assigned each warrant a fair market value of approximately $0.3 million, $0.4 million, $0.4 million, $0.4 million, $0.4 million, $0.4 million and $0.5 million, respectively, based on the Black-Scholes option pricing model in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation." The fair market value of each warrant was recorded as a stock-based programming expense on the respective date of grant.

 (4) Interest expense, net includes non-cash interest, such as the accretion of principal, the amortization of discounts on debt and the amortization of deferred financing costs.

 (5) In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" (SFAS No. 145). SFAS No. 145 rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt", and an amendment of that Statement, FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers" and FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." SFAS No. 145 amends FASB No. 13, "Accounting for Leases" and other existing authoritative pronouncements to make various technical corrections and clarify meanings, or describes their applicability under changed conditions. The adoption of SFAS No. 145 required our extraordinary loss recognized on the extinguishments of debt in 1998, 2000 and 2001 to be reclassified to income or loss from continuing operations before income taxes, discontinued operations and the cumulative effect of a change in accounting principle.

     For the fiscal year ended September 27, 1998, we recorded an extraordinary loss of $1.6 million resulting from the repurchase of $13.2 million par value of our 12 1/2% senior unsecured notes due 2002, at a premium of approximately $2.2 million in excess of their carrying value and from the write-off of the related unamortized deferred financing costs of approximately $0.5 million, net of the related tax benefit of approximately $1.1 million. This extraordinary loss was reclassified to a loss on extinguishment of debt due to the adoption of SFAS No. 145.

     For the fiscal year ended September 24, 2000, we recorded an extraordinary loss of $17.2 million related to the early retirement of our 11% senior unsecured notes due 2004 and 12 1/2% senior unsecured notes due 2002, at a premium of approximately $23.1 million in excess of their carrying value and from the write-off of the related unamortized deferred financing costs of approximately $5.5 million, net of the related tax benefit of approximately $11.4 million. This extraordinary loss was reclassified to a loss on extinguishment of debt due to the adoption of SFAS No. 145.

     For the fiscal year ended September 30, 2001, we repaid $66.2 million of the outstanding indebtedness and accrued interest under our senior credit facility, which we then terminated. We recorded an extraordinary loss of approximately $1.9 million, net of the related tax benefit of approximately $1.2 million, which relates to the write-off of the related unamortized deferred financing costs. This extraordinary loss was reclassified to a loss on extinguishment of debt due to the adoption of SFAS No. 145.

 (6) On October 2, 2003, we entered into an asset purchase agreement with 3 Point Media -- San Francisco, LLC ("Three Point Media") to sell the assets of radio station KPTI-FM, serving the San Francisco, California market, for a cash purchase price of $30.0 million (the "San Francisco Asset Purchase Agreement"). Additionally, on September 18, 2003, we entered into an asset purchase agreement with Border Media Partners, LLC to sell the assets of radio stations KLEY-FM and KSAH-AM, serving the San Antonio, Texas market, for a cash purchase of $24.4 million. On September 30, 2003, these stations' assets held for sale consisted of $26.3 million of intangible assets and $0.9 million of property and equipment. Three Point Media did not close under the San Francisco Asset Purchase Agreement, and on February 3, 2004, we terminated the agreement. We are currently considering other written offers to purchase the assets of our San Francisco station for a purchase price equal to the purchase price under the San Francisco Asset Purchase Agreement. We intend to sell the assets of our San Francisco station; however, we cannot assure you that the sale will be completed. We completed the sale of the assets of our San Antonio stations on January 30, 2004.

     On August 23, 2002, we sold for $35.0 million KTCY-FM's assets held for sale consisting of intangible assets and property and equipment. We recognized a gain of approximately $1.8 million, net of closing costs and taxes.

     On December 31, 2001, the Company adopted the provisions of SFAS 144 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". Under SFAS 144, discontinued businesses or assets held for sale are removed from the results of continuing operations. The Company determined that the proposed sale of KPTI-FM serving San Francisco, California, as well as the sales of KLEY-FM and KSAH-AM serving San Antonio, Texas and KTCY-FM serving Dallas, Texas met the criteria in accordance with SFAS 144. The results of operations in the current year and prior year periods of these stations have been classified as discontinued operations in the selected historical consolidated statements of operations.

 (7) In July 2001, FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No.
     142. We have concluded that our intangible assets, comprised primarily of FCC licenses, qualify as indefinite-life intangible assets under SFAS No. 142.

     After performing the transitional impairment evaluation of our indefinite-life intangible assets, we determined that the carrying value of certain indefinite-life intangible assets exceeded their respective fair market values.

     As a result of adopting SFAS No. 142 in the fiscal year ended December 29, 2002, we recorded a non-cash charge for the cumulative effect of a change in accounting principle of $45.3 million, net of income tax benefit of $30.2 million.

 (8) On September 29, 1999, we filed a third amended and restated certificate of incorporation which resulted in (1) the redesignation of our previously outstanding shares of Class A common stock into shares of Class B common stock, (2) a 50-to-1 stock split of our Class B common stock, and (3) a reduction in the par value of our Class A common stock and Class B common stock from $0.01 per share to $0.0001 per share. The financial information has been restated to reflect this redesignation, stock split and change in par value.

 (9) "Station operating income," "station operating income margin," "broadcast cash flow," "broadcast cash flow margin," "Adjusted EBITDA" and "Adjusted EBITDA margin" are non-GAAP financial measures as defined by the Securities and Exchange Commission's Regulation G. These non-GAAP financial measures should not be construed as superior to GAAP financial measures. The GAAP financial measures most directly comparable to each non-GAAP financial measure and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure are included on page 42.

     The term "station operating income" (our former broadcast cash flow or "BCF") is defined as GAAP operating income from continuing operations excluding corporate expenses and depreciation and amortization. Station operating income replaces our former BCF as the metric used by our management to assess the performance of our stations. Although it is calculated in the same manner as BCF, management believes that using the term "station operating income" provides a more accurate description of the performance measure.

     The term "station operating income margin" consists of station operating income divided by net revenue.

     EBITDA consists of earnings before interest expense, interest income, income taxes, depreciation and amortization of assets, gain or loss from extinguishments of debt, discontinued operations and the cumulative effect of a change in accounting principle. We calculate our EBITDA differently. Our "EBITDA" is EBITDA as defined above but excluding other income or expense, or, alternatively, GAAP operating income from continuing operations before depreciation and amortization. To distinguish our calculation of EBITDA from other possible meanings of EBITDA, for periods ending after March 31, 2003 and going forward we changed references to "EBITDA" in our financial reports to the term "Adjusted EBITDA." Although our "Adjusted EBITDA" and what we formerly referred to as our "EBITDA" are calculated in the same manner, management believes "Adjusted EBITDA" is a more accurate description.

     The term "Adjusted EBITDA margin" consists of Adjusted EBITDA divided by net revenue.

     Station operating income, station operating income margin, Adjusted EBITDA and Adjusted EBITDA margin, as we define the terms, are not measures of performance or liquidity calculated in accordance with GAAP and may not be comparable to similarly titled measures employed by other companies. Although station operating income, station operating income margin, Adjusted EBITDA and Adjusted EBITDA margin are not measures of performance calculated in accordance with GAAP, we believe that they are useful to an investor in evaluating an investment in our securities because they are measures widely used in the broadcast industry to evaluate a radio company's operating performance and are used by management for internal budgeting purposes and to evaluate the performance of our radio stations. However, station operating income, station operating income margin, Adjusted EBITDA and Adjusted EBITDA margin should not be considered in isolation or as substitutes for operating income, net income (loss), cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as measures of liquidity or profitability. Also, because they are not calculated in the same manner by all companies, they may not be comparable to other similarly titled measures used by other companies.

 RECONCILIATION BETWEEN ADJUSTED HISTORICAL GAAP RESULTS AND NON-GAAP PRO FORMA
                                    RESULTS

                                                                                              THREE MONTHS    FISCAL YEAR
                                                    FISCAL YEAR ENDED                             ENDED          ENDED
                              -------------------------------------------------------------   -------------   ------------
                              SEPTEMBER 27,   SEPTEMBER 26,   SEPTEMBER 24,   SEPTEMBER 30,   DECEMBER 30,    DECEMBER 29,
                                  1998            1999            2000            2001            2001            2002
                              -------------   -------------   -------------   -------------   -------------   ------------
Net revenue (1).............    $ 75,811        $ 95,507        $117,761        $125,467         $31,769        $135,688
Station operating expenses
  (2).......................      38,889          42,297          53,206          76,277          19,447          77,779
Stock based programming
  expense (3)...............          --              --              --              --              --              --
                                --------        --------        --------        --------         -------        --------
Station operating income
  (9).......................    $ 36,922        $ 53,210        $ 64,555        $ 49,190         $12,322        $ 57,909
Corporate expenses..........       6,893          10,636          20,730          10,515           2,387          13,546
                                --------        --------        --------        --------         -------        --------
Adjusted EBITDA (9).........    $ 30,029        $ 42,574        $ 43,825        $ 38,675         $ 9,935        $ 44,363
Depreciation and
  amortization..............       8,768           9,623          12,828          16,750           4,275           2,871
                                --------        --------        --------        --------         -------        --------
Operating income from
  continuing operations.....    $ 21,261        $ 32,951        $ 30,997        $ 21,925         $ 5,660        $ 41,492
Interest expense, net (4)...     (20,860)        (21,181)        (19,538)        (30,643)         (8,212)        (34,146)
Other income (expense),
  net.......................        (213)           (749)           (302)            497             650            (720)
Loss on extinguishment of
  debt (5)..................      (2,688)             --         (28,585)         (3,063)             --              --
Gain on sale of AM
  stations..................      36,242              --              --              --              --              --
Income tax expense
  (benefit).................      14,727           4,776          (6,634)         (4,307)           (686)         53,094
Discontinued operations, net
  of income taxes (6).......        (230)           (428)            188            (611)            (11)          1,910
Cumulative effect of a
  change in accounting
  principle, net of income
  taxes (7).................          --              --              --              --              --         (45,288)
                                --------        --------        --------        --------         -------        --------
  Net income (loss).........    $ 18,785        $  5,817        $(10,606)       $ (7,588)        $(1,227)       $(89,846)
                                ========        ========        ========        ========         =======        ========
Dividends on preferred
  stock.....................    $(30,270)       $(34,749)       $(28,372)       $     --         $    --        $     --
                                --------        --------        --------        --------         -------        --------
Net loss applicable to
  common stock..............    $(11,485)       $(28,932)       $(38,978)       $ (7,588)        $(1,227)       $(89,846)
                                ========        ========        ========        ========         =======        ========


                                    NINE MONTHS ENDED
                              -----------------------------
                              SEPTEMBER 29,   SEPTEMBER 30,
                                  2002            2003
                              -------------   -------------
Net revenue (1).............    $101,205        $100,158
Station operating expenses
  (2).......................      59,089          54,741
Stock based programming
  expense (3)...............          --           2,943
                                --------        --------
Station operating income
  (9).......................    $ 42,116        $ 42,474
Corporate expenses..........       9,559          13,751
                                --------        --------
Adjusted EBITDA (9).........    $ 32,557        $ 28,723
Depreciation and
  amortization..............       2,102           2,117
                                --------        --------
Operating income from
  continuing operations.....    $ 30,455        $ 26,606
Interest expense, net (4)...     (25,775)        (26,256)
Other income (expense),
  net.......................         200           2,866
Loss on extinguishment of
  debt (5)..................          --              --
Gain on sale of AM
  stations..................          --              --
Income tax expense
  (benefit).................      49,242           5,287
Discontinued operations, net
  of income taxes (6).......       1,906            (340)
Cumulative effect of a
  change in accounting
  principle, net of income
  taxes (7).................     (45,288)             --
                                --------        --------
  Net income (loss).........    $(87,744)       $ (2,411)
                                ========        ========
Dividends on preferred
  stock.....................    $     --        $     --
                                --------        --------
Net loss applicable to
  common stock..............    $(87,744)       $ (2,411)
                                ========        ========

Notes begin on page 40.

                          DESCRIPTION OF INDEBTEDNESS

     As of December 31, 2003, the aggregate amount of our outstanding indebtedness that would have been senior to the exchange notes, had they been issued, was $454.2 million. Please see the section in this prospectus entitled "Description of Series B Preferred Stock and Exchange Notes" for a description of the terms of the exchange notes.

9 5/8% SENIOR SUBORDINATED NOTES MATURING NOVEMBER 1, 2009

     The following summary of our existing 9 5/8% senior subordinated notes due 2009, which we refer to as our existing 9 5/8% notes, is based upon the terms of the indenture and related documents governing these existing 9 5/8% notes, which we refer to as the existing indenture, and is subject to and qualified in its entirety by reference to the terms and conditions of the existing indenture, copies of which are available from us upon request.

     The aggregate principal amount of our existing 9 5/8% notes is $335.0 million. Our existing 9 5/8% notes are our general unsecured obligations, subordinated in right of payment to all of our existing and future senior debt and rank pari passu in the right of payment with our other existing and future senior subordinated indebtedness. Our existing 9 5/8% notes are unconditionally guaranteed, on a senior subordinated basis, as to payment of principal, premium, if any, and interest, jointly and severally, by certain of our current and future subsidiaries. Subject to certain restrictions, the existing indenture permits us and our guarantor subsidiaries to incur additional debt, including additional senior debt.

     Our existing 9 5/8% notes will mature on November 1, 2009. Our existing
9 5/8% notes bear interest at a rate of 9 5/8% per annum from the date of original issuance until maturity. Interest is payable semi-annually in arrears on May 1 and November 1 of each year, commencing November 1, 2001.

     Our existing 9 5/8% notes are redeemable at our option, in whole or in part, at any time on or after November 1, 2004 at a redemption price, together with accrued and unpaid interest to the redemption date, equal to:

YEAR                                                           PERCENTAGE
----                                                           ----------
2004........................................................    104.813%
2005........................................................    103.208%
2006........................................................    101.604%
2007 and thereafter.........................................    100.000%

     In the event of a "change of control" (as defined in the existing indenture), we will be required to make an offer to purchase all or any part of a holder's outstanding existing notes at a price equal to 101% of the principal amount outstanding plus accrued and unpaid interest to the date of repurchase.

     The existing indenture contains covenants for the benefit of the holders of our existing 9 5/8% notes that, among other things, and subject to certain exceptions, restrict our and our guarantor subsidiaries' ability to:

        - incur additional indebtedness;

        - create liens;

        - pay dividends, distributions or make other specified restricted payments;

        - sell assets and engage in asset swaps;

        - enter into transactions with affiliates;

        - issue shares of preferred stock;

        - enter into sale and leaseback transactions; and

        - merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets.

OTHER LONG-TERM DEBT

     We occupy a building under a capital lease agreement with our chief executive officer and a director which expires in June 2012. Our obligations under this capital lease are payable in monthly installments of $9,000, including interest at

6.25% per year, commencing June 1992. As of December 31, 2003, the outstanding balance of our obligations under this capital lease was $0.7 million.

     During the fiscal year ended September 24, 2000, we acquired a building and land in Puerto Rico for $5.3 million. We funded the acquisition using cash on hand and proceeds from a bank loan of $3.7 million. The loan is payable in monthly installments of $39,196, including interest at 9.75% per year, commencing August 2000, with the balance due in June 2005. As of December 31, the outstanding principal amount of the loan was $3.2 million.

DESCRIPTION OF SENIOR SECURED CREDIT FACILITIES

     On October 30, 2003, we entered into a credit agreement for $135.0 million of senior secured credit facilities with Lehman Brothers Inc. as sole advisor, sole lead arranger and sole book-runner, Lehman Commercial Paper Inc. as syndication agent and as administrative agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. as co-documentation agents, and Merrill Lynch Capital Corporation and Deutsche Bank Trust Company Americas. Such facilities consist of a six-year $125.0 million term loan B facility (provided, however, that in the event that our existing 9 5/8% notes have not been redeemed or repurchased consistent with the terms of the senior secured facilities on or prior to December 31, 2008, such term loan facility will have a 5 1/2 year term) and a five-year $10.0 million revolving credit facility.

     Subject to compliance with customary conditions precedent, the revolving loans are available at any time prior to the final maturity of the revolving credit facility, the term loan was available in a single drawing at initial funding, and amounts repaid in respect of revolving loans under the senior secured credit facilities may be reborrowed prior to the final maturity of the revolving credit facility, subject to compliance with requirements to reduce the revolving commitment upon the incurrence of certain indebtedness, the issuance of certain equity and the consummation of certain asset sales. Proceeds of the term loan were used to pay a portion of the remaining $190.0 million purchase price for KXOL and fees and expenses incurred in connection therewith and proceeds of revolving loans will be used for working capital purposes, capital needs and general corporate purposes.

     All of our obligations under the senior secured credit facilities are unconditionally guaranteed by each of our existing domestic subsidiaries (other than JuJu Media, Inc.), our subsidiary Spanish Broadcasting System of Puerto Rico, Inc., a Puerto Rico entity, and its subsidiaries, each future domestic subsidiary, each present and future foreign subsidiary that has elected to be taxed as a partnership or disregarded entity pursuant to section 301.7701-3 of the United States Treasury Regulations and any other subsidiary that has guaranteed our existing 9 5/8% notes. The senior secured credit facilities and the related guarantees are secured (a) by a pledge of (i) 100% of the capital stock of each guarantor, including, without limitation, those guarantors that own FCC licenses, (ii) 65% of the voting stock and 100% of any non-voting stock of any foreign subsidiary (other than a guarantor) that is directly owned by us or one of our domestic subsidiaries and (b) subject to customary exceptions, by a first priority security interest in and lien on substantially all of our and our guarantors' personal property and certain material real property, but excluding FCC licenses to the extent that the granting of such a security interest in such licenses would violate applicable U.S. federal law.

     The credit agreement provides that loans under the senior secured credit facilities will, at our option, bear interest at either (i) a floating rate per annum (the "Base Rate") equal to the higher of the prime lending rate as set forth on the British Bankers Association Telerate page 5 (or such other comparable page as may, in the opinion of the Administrative Agent under the senior secured credit facilities, replace such page for the purposes of displaying such rate) and the Federal Funds Rate plus 50 basis points or (ii) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits for one, two, three or six months (as we may select) are offered in the interbank eurodollar market (the "Eurodollar Rate"), in each case plus a margin. Further, the credit agreement provides that at any time that we are in default in payment of any amount of principal due under the senior secured credit facilities, all obligations under the senior secured credit facilities will bear interest at 2% above the rate otherwise applicable thereto (which in the case of overdue interest, fees and other amounts shall be calculated by reference to the Base Rate). The interest on all loans under the senior secured credit facilities are payable (x) in the case of Base Rate loans, quarterly in arrears, and (y) in the case of Eurodollar Rate loans, on the last day of the interest period applicable thereto or every three months in the case of interest periods in excess of three months and, in each case, at the time of repayment of any such loans and at maturity. In addition to paying interest on any outstanding principal amount under the senior secured credit facilities, we are required to pay a fee on the unused portion of the revolving credit facility equal to 0.50% per annum of the average unused daily balance of the revolving credit commitment, commencing on October 30, 2003 and payable quarterly in arrears and upon expiration, termination or cancellation of the revolving credit facility.

     The principal balance of the term loan facility is repayable in quarterly installments beginning on March 31, 2004, each such quarterly installment through and including December 31, 2008 to be in the amount of 0.25% of the original principal balance of the term loan facility, and that in the final year of the term of the term loan facility, each such quarterly installment will be in the amount of 25% of the remaining principal balance of the term loan facility as of the end of year 5, with any remaining balance being due and payable on the maturity of the term loan facility. We are required to make mandatory prepayments and reductions of the senior secured facilities with the net cash proceeds received from certain issuances of debt and equity and upon the sale or other disposition of assets (including as a result of casualty or condemnation), subject to certain exceptions, limitations and carve-outs. We are required to repay a portion of borrowing under the senior secured credit facilities with a portion of the proceeds from the sale of our San Antonio stations and the proposed sale of our San Francisco station.

     The credit agreement documentation contains certain customary representations and warranties and contains customary covenants restricting our ability and our subsidiaries' ability to, among others things, (i) declare dividends or redeem or repurchase capital stock, (ii) make certain other restricted payments, (iii) incur liens, (iv) make investments, (v) incur additional indebtedness, (vi) amend or otherwise alter the terms of certain indebtedness and certain other material agreements, (vii) enter into asset sales, (viii) fundamentally change our operations and (ix) engage in transactions with affiliates, in each case subject to carveouts and exceptions to be negotiated. We are required to comply with financial covenants regarding total leverage, senior leverage, interest coverage, and, beginning in 2004, fixed charge coverage, and other specified covenants.

     The credit agreement provides that events of default include, but will not be limited to, (i) our failure to pay principal when due or failure after a grace period to pay interest, fees or other amounts, (ii) covenant defaults,
(iii) events of bankruptcy, (iv) cross default to certain other debt, (v) certain unsatisfied final judgments, (vi) a change of control, (vii) loss of an FCC license which could reasonably be expected to have a material adverse effect, and (viii) certain ERISA events. We paid the senior lenders certain underwriting and administration fees, reimbursed certain expenses and provided certain indemnities to the senior lenders and the agent, in each case which are customary for credit facilities of this type.

                          DESCRIPTION OF CAPITAL STOCK

     The following is a summary of the material provisions of our capital stock as set forth in our third amended and restated certificate of incorporation. This summary is not complete. For a more detailed description, see our third amended and restated certificate of incorporation and by-laws, and the applicable provisions of Delaware law.

     Our third amended and restated certificate of incorporation provides for authorized capital stock of 100,000,000 shares of Class A common stock, par value $0.0001 per share, 50,000,000 shares of Class B common stock, par value $0.0001 per share and 1,000,000 shares of preferred stock, par value $0.01 per share.

SERIES A PREFERRED STOCK

     Of the 1,000,000 shares of preferred stock that we are authorized to issue, 280,000 are designated as 10 3/4% Series A cumulative exchangeable redeemable preferred stock, par value $.01 per share, and liquidation preference of $1,000 per share. On October 30, 2003, we issued 75,000 shares of Series A preferred stock. The terms of the Series A preferred stock are substantially the same as the terms of the Series B preferred stock except that the Series B preferred stock:

     - is registered under the Securities Act of 1933, as amended, and therefore is freely transferable, subject to certain conditions;

     - does not bear restrictive legends restricting its transfer under the Securities Act;

     - does not entitle holders to the registration rights that apply to the Series A preferred stock; and

     - does not contain provisions relating to additional dividends which become payable in certain circumstances related to the timing of this exchange offer.

SERIES B PREFERRED STOCK

     Of the 1,000,000 shares of preferred stock that we are authorized to issue, 280,000 are designated as 10 3/4% Series B cumulative exchangeable redeemable preferred stock, par value $.01 per share, and liquidation preference of $1,000 per share. For a description of the Series B preferred stock, please refer to the section of this prospectus entitled "Description of Series B Preferred Stock and Exchange Notes."

CLASS A COMMON STOCK AND CLASS B COMMON STOCK

     GENERAL. The holders of Class A common stock and Class B common stock have identical rights except with respect to voting, conversion and transfer.

     VOTING RIGHTS. Holders of our Class A common stock are entitled to one vote per share on all matters to be voted on by stockholders, while holders of Class B common stock are entitled to ten votes per share. Holders of Class A common stock and Class B common stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all holders of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law or in our third amended and restated certificate of incorporation, and subject to any voting rights granted to holders of any outstanding preferred stock, amendments to our third amended and restated certificate of incorporation must be approved by a majority of the votes entitled to be cast by all holders of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class. However, amendments to our third amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class A common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the Class A common stock, voting as a separate class. Any amendment to our third amended and restated certificate of incorporation to increase the authorized shares of any class requires the approval of a majority of the votes entitled to be cast by all holders of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to the rights of any series of preferred stock created as described below.

     DIVIDENDS. Holders of our Class A common stock and Class B common stock will share equally on a per share basis in any dividend declared by the board of directors, subject to any preferential rights of any outstanding preferred stock. Dividends consisting of shares of Class A common stock and Class B common stock may be paid only as follows: (1) shares of Class A common stock may be paid only to holders of Class A common stock, and shares of Class B common stock may be paid only to holders of Class B common stock; and (2) the number of shares so paid will be equal on a per share basis with respect to each outstanding share of Class A common stock and Class B common stock.

     We may not reclassify, subdivide or combine shares of either class of common stock without at the same time proportionally reclassifying, subdividing or combining shares of the other class.

     OTHER PROVISIONS. The holders of each class of common stock will share equally on a per share basis, upon our liquidation or dissolution, in the assets available for distribution to common stockholders. The holders of common stock have no preemptive or other subscription rights, and there are no redemption or sinking fund provisions with respect to our common stock.

     MERGER OR CONSOLIDATION. In the event of a merger or consolidation, the holders of Class A common stock and Class B common stock will be entitled to receive the same per share consideration, if any, except that if the consideration includes voting securities (or the right to acquire voting securities or securities exchangeable for, or convertible into, voting securities), we may (but are not required to) provide for the holders of Class B common stock to receive consideration entitling them to ten times the number of votes per share as the consideration being received by holders of the Class A common stock.

     CONVERSION OF CLASS B COMMON STOCK. Our Class B common stock will be convertible into Class A common stock on a share-for-share basis at the option of the holder at any time, or automatically upon transfer to a person or entity which is not a permitted transferee. In general, permitted transferees will include us, Messrs. Alarcon, Sr., Alarcon, Jr. and Jose Grimalt, one of our former directors, and any of their family members, estates, heirs, guardians, trusts, accounts and controlled entities.

BLANK-CHECK PREFERRED STOCK

     Our board of directors is empowered, without approval of the stockholders, to cause shares of preferred stock to be issued from time to time in one or more series, and the board of directors may fix the number of shares of each series and the designation, powers, privileges, preferences and rights and the qualifications, limitations and restrictions of the shares of each series.

     The specific matters relating to preferred stock that our board of directors may determine include the following:

        - the designation of each series;

        - the number of shares of each series;

        - the rate of any dividends;

        - whether any dividends shall be cumulative or non-cumulative;

        - the terms of any redemption;

        - the amount payable in the event of any voluntary liquidation, dissolution or winding up of the affairs of our company;

        - the rights and terms of any conversion or exchange;

        - restrictions on the issuance of shares of the same series or any other series; and

        - any voting rights.

     The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an unsolicited acquisition proposal. For example, a business combination could be impeded by issuing a series of preferred stock containing class voting rights that would enable the holder or holders of this series to block the transaction. Alternatively, a business combination could be facilitated by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. In addition, under certain circumstances,
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the issuance of preferred stock could adversely affect the voting power and other rights of the holders of our common stock. Although our board of directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our stockholders, it could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of the stock. Our board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.

LIMITATION ON LIABILITY OF DIRECTORS

     Our third amended and restated certificate of incorporation provides, as authorized by Section 102(b)(7) of the Delaware General Corporation Law (DGCL), that our directors will not be personally liable to us or our stockholders for any monetary damages for breach of fiduciary duty as a director. This limitation does not apply to actions by a director that do not meet the standards of conduct which make it permissible under the Delaware General Corporation Law for us to indemnify such director.

     The inclusion of this provision in our third amended and restated certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against our directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though those actions, if successful, might otherwise have benefited our company and our stockholders.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     We are a Delaware corporation and subject to Section 203 of the DGCL. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time a stockholder became an interested stockholder unless, as described below, certain conditions are satisfied. Thus, it may make acquisition of control of our company more difficult. The prohibitions in Section 203 of the DGCL do not apply if the following occur:

        - prior to the time the stockholder became an interested stockholder, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

        - upon the closing of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced; and

        - at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by our board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Under Section 203 of the DGCL, a "business combination" includes the following:

        - any merger or consolidation of our company with the interested stockholder;

        - any sale, lease, exchange or other disposition, except proportionately as a stockholder of our company, to or with the interested stockholder, of our assets having an aggregate market value equal to 10% or more of either the aggregate market value of all our assets or the aggregate market value of all our outstanding stock;

        - transactions resulting in the issuance or transfer by us of our stock to the interested stockholder;

        - transactions involving us which have the effect of increasing the proportionate share of our stock of any class or series which is owned by the interested stockholder; and

        - transactions in which the interested stockholder received financial benefits provided by us.

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     Under Section 203 of the DGCL, an "interested stockholder" generally is one of the following:

        - any person that owns 15% or more of our outstanding voting stock;

        - any person that is an affiliate or associate of our company and was the owner of 15% or more of our outstanding voting stock at any time within the three-year period prior to the date on which the determination is being made as to whether that person is an interested stockholder; and

        - the affiliates or associates of that person.

LISTING

     Our shares of Class A common stock are traded on The Nasdaq Stock Market under the symbol "SBSA."

TRANSFER AGENT

     Our transfer agent and registrar for our common stock is Wachovia Bank, N.A.

ALIEN OWNERSHIP

     Our third amended and restated certificate of incorporation restricts the ownership and voting of our capital stock, including our Class A common stock and Class B common stock, in accordance with the Communications Act and the rules of the FCC, to prohibit direct ownership of more than 25% of our outstanding capital stock (or beneficial ownership of more than 25% of our capital stock through others) by or for the account of aliens, foreign governments, or non-U.S. corporations or corporations otherwise subject to control by those persons or entities. Our third amended and restated certificate of incorporation also prohibits any transfer of our capital stock which would cause us to violate this prohibition. In addition, our third amended and restated certificate of incorporation authorizes our board of directors to adopt other provisions that it deems necessary to enforce these prohibitions.

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

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     Simultaneously with the issuance and sale of our Series A preferred stock on October 30, 2003, we entered into a registration rights agreement with Lehman Brothers, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc., the initial purchasers of the Series A preferred stock.

     Under the registration rights agreement, we agreed, among other things to:

     - file an exchange offer registration statement with the SEC with respect to a registered offer to exchange shares of Series B preferred stock for shares of Series A preferred stock on or before 90 days after the closing of the Series A preferred stock offering;

     - use our commercially reasonable efforts to cause the exchange offer registration statement to be declared effective by the SEC on or prior to 180 days after the closing of the Series A preferred stock offering; and

     - use our commercially reasonable efforts to complete the exchange offer on or before 210 days after the closing of the Series A preferred stock offering.

     We are conducting the exchange offer to satisfy our obligations under the registration rights agreement.

     Under the registration rights agreement, under certain circumstances we are obligated to file a shelf registration statement to cover resales of the Series A preferred stock by holders who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. We are required to file a shelf registration statement if:

     - we are not required to file the exchange offer registration statement;

     - we are not permitted to complete the exchange offer because the exchange offer is not permitted by applicable law or SEC policy;

     - we do not complete the exchange offer within 210 days of the closing of the Series A preferred stock offering; or

     - any holder of Series A preferred stock notifies us before the 20th day after completion of the exchange offer that:

        -- it is prohibited by applicable law or SEC policy from participating in the exchange offer;

        -- it may not resell the Series B preferred stock acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

     - it is a broker-dealer and owns shares of Series A preferred stock acquired directly from us or our affiliate.

If we are obligated to file the shelf registration statement, we must as promptly as practicable (but in no event more than 90 days after the filing obligation arises) file the shelf registration statement and use our commercially reasonable efforts to cause the shelf registration statement to be declared effective on or before 180 days after the filing obligation arises.

     If we fail to meet certain specified deadlines or fail to fulfill certain specified obligations under the registration rights agreement, we will be obligated to pay additional dividends to the holders of Series A preferred stock. A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

TERMS OF THE EXCHANGE OFFER

     We are offering to exchange shares of registered Series B preferred stock for the outstanding shares of our unregistered Series A preferred stock.

     The Series B preferred stock that we propose to issue in this exchange offer will be substantially similar to our Series A preferred stock except that, unlike the Series A preferred stock, the Series B preferred stock:

     - is registered under the Securities Act of 1933, as amended, and therefore is freely transferable, subject to certain conditions;

     - does not bear restrictive legends restricting its transfer under the Securities Act;

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

     - does not entitle holders to the registration rights that apply to the Series A preferred stock; and

     - does not contain provisions relating to additional dividends which become payable in certain circumstances related to the timing of this exchange offer.

     You should read the description of the Series B preferred stock in the section in this prospectus entitled "Description of Series B Preferred Stock and Exchange Notes."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

     This exchange offer will expire at 5:00 p.m., New York City time, on March 26, 2004, unless we extend it. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Exchange Act.

     We expressly reserve the right to delay acceptance of any shares of Series A preferred stock, extend or terminate this exchange offer and not accept any shares of Series A preferred stock that we have not previously accepted if any of the conditions described below under "-- Conditions to the Exchange Offer" have not been satisfied or waived by us. We will notify the exchange agent of any extension by written notice or oral notice promptly confirmed in writing. We will also notify the holders of our Series A preferred stock by mailing an announcement or by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.

     We also expressly reserve the right to amend the terms of this exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our Series A preferred stock of the change including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of our Series A preferred stock. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by written notice or oral notice promptly confirmed in writing, of any delay in acceptance, extension, termination or amendment of this exchange offer.

PROCEDURES FOR TENDERING SHARES OF SERIES A PREFERRED STOCK

     Your tender of shares of Series A preferred stock through one of the procedures set forth below will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal accompanying this prospectus.

Proper Execution and Delivery of Letters of Transmittal

     To tender your shares of Series A preferred stock in this exchange offer, you must use one of the three alternative procedures described below:

     (1) Regular delivery procedure: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the stock certificates representing the Series A preferred stock being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

     (2) Book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your shares of Series A preferred stock, if this procedure is available, into the exchange agent's account at The Depository Trust Company (DTC) in accordance with the procedures for book-entry transfer described under "-- Book-Entry Delivery Procedure" below, on or before 5:00 p.m., New York City time, on the expiration date.

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

     (3) Guaranteed delivery procedure: If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date, comply with the guaranteed delivery procedures described under "-- Guaranteed Delivery Procedure" below.

     THE METHOD OF DELIVERY OF THE SHARES OF SERIES A PREFERRED STOCK, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND-DELIVERY SERVICE. IF YOU CHOOSE DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY. YOU SHOULD NOT SEND ANY LETTERS OF TRANSMITTAL OR SHARES OF SERIES A PREFERRED STOCK TO US. YOU MUST DELIVER ALL DOCUMENTS TO THE EXCHANGE AGENT AT ITS ADDRESS PROVIDED BELOW. YOU MAY ALSO REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR NOMINEE TO TENDER YOUR SHARES OF SERIES A PREFERRED STOCK ON YOUR BEHALF.

     Only a registered holder of our Series A preferred stock may tender shares of Series A preferred stock in this exchange offer. A holder is any person in whose name shares of Series A preferred stock are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

     If you are the beneficial owner of shares of Series A preferred stock that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your shares of Series A preferred stock, you must contact that registered holder promptly and instruct that registered holder to tender shares of your Series A preferred stock on your behalf. If you wish to tender your shares of Series A preferred stock on your own behalf, you must, before completing and executing the letter of transmittal and delivering your shares of Series A preferred stock, either make appropriate arrangements to register the ownership of these securities in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed:

     (1) by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

     (2) by a commercial bank or trust company having an office or correspondent in the United States, or

     (3) by an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the shares of Series A preferred stock are tendered:

        (a) by a registered holder or by a participant in DTC whose name appears on a security position listing as the owner, who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal and only if the shares of Series B preferred stock are being issued directly to this registered holder or deposited into this participant's account at DTC, or

        (b) for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act.

     If the letter of transmittal or any bond powers are signed:

     (1) by the recordholder(s) of the shares of Series A preferred stock tendered: the signature must correspond with the name(s) written on the face of the Series A preferred stock certificate without alteration, enlargement or any change whatsoever.

     (2) by a participant in DTC: the signature must correspond with the name as it appears on the security position listing as the holder of the Series A preferred stock.

     (3) by a person other than the registered holder of any shares of Series A preferred stock: these shares of Series A preferred stock must be endorsed or accompanied by bond powers and a proxy that authorize this person to

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

         tender the shares of Series A preferred stock on behalf of the registered holder, in form satisfactory to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the Series A preferred stock certificate.

     (4) by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

Book-Entry Delivery Procedure

     Any financial institution that is a participant in DTC's systems may make book-entry deliveries of shares of Series A preferred stock by causing DTC to transfer these shares of Series A preferred stock into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. To effectively tender the shares of Series A preferred stock through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Tender Offer Program. DTC will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the shares of Series A preferred stock that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the Series A preferred stock at DTC for purposes of the exchange offer within two business days after the date of this prospectus.

     A delivery of shares of Series A preferred stock through a book-entry transfer into the exchange agent's account at DTC will only be effective if an agent's message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under "-- Exchange Agent" on or before the expiration date unless the guaranteed delivery procedures described below are complied with. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

Guaranteed Delivery Procedure

     If you are a registered holder of Series A preferred stock and desire to tender your shares of Series A preferred stock, and (1) these shares of Series A preferred stock are not immediately available, (2) time will not permit your shares of Series A preferred stock or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent's message delivered, you may still tender in this exchange offer if:

     (1) you tender through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act,

     (2) on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the Series A preferred stock and the amount of securities tendered, stating that the tender is being made by that letter and notice and guaranteeing that within five business days after the expiration date the certificates for all the Series A preferred stock tendered, in proper form for transfer, or a book-entry confirmation with an agent's message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, and

     (3) the certificates for all your tendered shares of Series A preferred stock in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the expiration date.

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

ACCEPTANCE OF THE SHARES OF SERIES A PREFERRED STOCK FOR EXCHANGE; DELIVERY OF SERIES B PREFERRED STOCK

     Your tender of shares of Series A preferred stock will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the accompanying letter of transmittal.

     We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your shares of Series A preferred stock tendered, or a timely confirmation of a book-entry transfer of these securities into the exchange agent's account at DTC with an agent's message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

     All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

     We reserve the absolute right to reject any and all of the shares of Series A preferred stock not properly tendered or any shares of Series A preferred stock which, if accepted, would, in our opinion or our counsel's opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular securities. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of shares of Series A preferred stock must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of shares of Series A preferred stock. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of shares of Series A preferred stock will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any shares of Series A preferred stock that are not properly tendered and as to which the defects or irregularities have not been cured or waived as promptly as practicable following the expiration date.

     If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all shares of Series A preferred stock properly tendered and will issue the shares of Series B preferred stock promptly thereafter. Please refer to the section of this prospectus entitled
"-- Conditions to the Exchange Offer" below. For purposes of this exchange offer, Series A preferred stock will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

     We will issue the shares of Series B preferred stock in exchange for the shares of Series A preferred stock tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered shares of Series A preferred stock and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of shares of Series A preferred stock into the exchange agent's account at DTC with an agent's message, in each case, in form satisfactory to us and the exchange agent.

     If any tendered shares of Series A preferred stock are not accepted for any reason provided by the terms and conditions of this exchange offer or if the shares of Series A preferred stock are submitted for a greater number of shares than the holder desires to exchange, the unaccepted or non-exchanged shares of Series A preferred stock will be returned without expense to the tendering holder, or, in the case of the shares of Series A preferred stock tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, as promptly as practicable after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

     By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the securities tendered. This proxy will be considered coupled with an interest in the tendered securities. This appointment will be effective only when, and to the extent that we accept your shares of Series A preferred stock in this exchange offer. All prior proxies on these securities will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of holders of Series A preferred stock or otherwise. The shares of Series A preferred stock will be validly tendered only if we are able to exercise full voting rights on the securities, including voting at any meeting of the Series A preferred stock holders, and full rights to consent to any action taken by the Series A preferred stock holders.

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

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw tenders of shares of Series A preferred stock at any time before 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided in the letter of transmittal and before acceptance of your tendered shares of Series A preferred stock for exchange by us.

     Any notice of withdrawal must:

     (1) specify the name of the person having tendered the shares of Series A preferred stock to be withdrawn,

     (2) identify the Series A preferred stock to be withdrawn, including, if applicable, the stock certificate number or numbers, and the number and aggregate liquidation preference of shares,

     (3) be signed by the person having tendered the Series A preferred stock to be withdrawn in the same manner as the original signature on the letter of transmittal by which these securities were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the transfer agent for the Series A preferred stock to register the transfer of these securities into the name of the person having made the original tender and withdrawing the tender,

     (4) specify the name in which any of these shares of Series A preferred stock are to be registered, if this name is different from that of the person having tendered the shares of Series A preferred stock to be withdrawn,

     (5) contain a statement that the holder is withdrawing its election to have such shares of Series A preferred stock exchanged, and

     (6) if applicable because the shares of Series A preferred stock have been tendered though the book-entry procedure, specify the name and number of the participant's account at DTC to be credited, if different than that of the person having tendered the shares of Series A preferred stock to be withdrawn.

     We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Shares of Series A preferred stock that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer and no shares of Series B preferred stock will be issued with respect to those shares unless the shares of Series A preferred stock so withdrawn are retendered.

     The exchange agent will return without cost to their holders all shares of Series A preferred stock that have been tendered for exchange and are not exchanged for any reason, as promptly as practicable after withdrawal, rejection of tender or expiration or termination of this exchange offer.

     You may retender properly withdrawn shares of Series A preferred stock in this exchange offer by following one of the procedures described under "-- Procedures for Tendering Shares of Series A Preferred Stock" above at any time on or before the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

     We will complete this exchange offer only if:

     (1) the exchange offer does not violate applicable law or any applicable interpretation of the staff of the SEC,

     (2) no action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer, and no material adverse development shall have occurred in any existing action or proceeding with respect to us; and

     (3) all governmental approvals shall have been obtained, which approvals we deem necessary for the consummation of the exchange offer.

     These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

     If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

     (1) refuse to accept and return to their holders any shares of Series A preferred stock that have been tendered,

     (2) extend the exchange offer and retain all shares of Series A preferred stock tendered before the expiration date, subject to the rights of the holders of these securities to withdraw their tenders, or

     (3) waive any condition that has not been satisfied and accept all properly tendered shares of Series A preferred stock that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled
         "-- Expiration Date; Extensions; Amendments; Termination."

ACCOUNTING TREATMENT

     We will record the shares of Series B preferred stock at the same carrying value as the shares of Series A preferred stock as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes.

FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER TO TENDERING OWNERS.

     The exchange of shares of Series A preferred stock for shares of Series B preferred stock will not be a taxable event to the holders of Series A preferred stock who participate in the exchange offer. Accordingly, a tendering owner will not recognize any gain or loss for federal income tax purposes on the receipt of shares of Series B preferred stock, will have the same tax basis in the shares of Series B preferred stock received as in the shares of Series A preferred stock exchanged, and will have a holding period in the Series B preferred stock that includes the holding period in the Series A preferred stock exchanged.

EXCHANGE AGENT

     We have appointed Wachovia Bank, N.A. as exchange agent for this exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent as follows:

                       Wachovia Bank, N.A.
                       NC1153
                       1525 West W.T. Harris Boulevard, 3C3
                       Charlotte, NC 28288-1153
                       Telephone No.: (704) 427-0292
                       Telecopier No.: (704) 590-7599
                       Attention: Anthony G. Adams

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and transfer agent and accounting, legal, printing and related fees and expenses.

     We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the Series A preferred stock and for handling or forwarding tenders for exchange for their customers.

     We will pay all transfer taxes, if any, applicable to the exchange of the Series A preferred stock in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

     (1) certificates representing shares of Series B preferred stock or shares of Series A preferred stock for amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the securities tendered,

     (2) tendered shares of Series A preferred stock are registered in the name of any person other than the person signing the letter of transmittal, or

     (3) a transfer tax is payable for any reason other than the exchange of the shares of Series A preferred stock in this exchange offer.

     If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, we will bill you directly for the amount of these transfer taxes.

YOUR FAILURE TO PARTICIPATE IN THE EXCHANGE OFFER MAY HAVE ADVERSE CONSEQUENCES

     The shares of Series A preferred stock were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your shares of Series A preferred stock for shares of Series B preferred stock in accordance with this exchange offer you will not be able to resell, offer to resell or otherwise transfer the shares of Series A preferred stock unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, you will not necessarily be able to obligate us to register the shares of Series A preferred stock under the Securities Act.

     To the extent that the shares of Series A preferred stock are tendered and accepted for exchange pursuant to the exchange offer, the trading market for the shares of Series A preferred stock that remain outstanding may be significantly more limited, which might adversely affect the liquidity of the shares of Series A preferred stock not tendered for exchange. The extent of the market and the availability of price quotations for the Series A preferred stock would depend upon a number of factors, including the number of holders of the shares of Series A preferred stock remaining at such time and the interest in maintaining a market in such Series A preferred stock on the part of securities firms. An issue of securities with a smaller outstanding market value available for trading, or float, may command a lower price than would a comparable issue of securities with a greater float. Therefore, the market price for the shares of Series A preferred stock that are not exchanged in the exchange offer may be affected adversely to the extent that the number of the shares of Series A preferred stock exchanged pursuant to the exchange offer reduces the float. The reduced float also may tend to make the trading price of the shares of Series A preferred stock that are not exchanged more volatile.

                    DESCRIPTION OF SERIES B PREFERRED STOCK
                               AND EXCHANGE NOTES

     You can find the definitions of certain terms used in this description of the Series B preferred stock and the exchange notes under the heading "Certain Definitions." In this description, the terms "Company," "the Company," "SBS," "we," "us," and "our" refer only to Spanish Broadcasting System, Inc. and not to any of its subsidiaries.

SERIES B PREFERRED STOCK

     The following is a summary of some of the terms of the Series B preferred stock we are offering through this prospectus. The terms of the Series B preferred stock are contained in the certificate of designations creating the Series B preferred stock. The following description of the material terms and provisions of the Series B preferred stock is only a summary that is qualified in its entirety by reference to our certificate of incorporation and the certificate of designations, each of which is incorporated by reference in this prospectus. The certificate of incorporation and certificate of designations, and not this description, defines your rights as holders of Series B preferred stock.

GENERAL

     Our certificate of incorporation authorizes our board of directors to issue up to 1.0 million shares of our preferred stock, par value $.01 per share. We currently have 75,000 shares of Series A preferred stock outstanding. Subject to the limitations prescribed by our certificate of incorporation, our board of directors is authorized to establish the number of shares constituting each series of preferred stock and to determine the designations, powers, preferences and rights of the shares of each of those series and the qualifications, limitations and restrictions of each of those series, all without any further vote or action by our stockholders. The Series B preferred stock is a series of preferred stock.

     Our board of directors adopted resolutions creating a maximum of 280,000 shares of Series B preferred stock and filed a certificate of designations with the Secretary of State of the State of Delaware as required by Delaware law. Shares of Series B preferred stock will be issued in this exchange offer and the remainder will be reserved for issuance as dividends in the event we elect to pay dividends on the Series B preferred stock by issuing additional shares of Series B preferred stock. Subject to certain conditions, at our option we may exchange the Series B preferred stock for exchange notes on any dividend payment date. The Series B preferred stock, when issued will be fully paid and nonassessable, and the holders will not have any subscription or preemptive rights.

RANKING

     The Series B preferred stock will rank, with respect to dividend distributions and distributions upon our liquidation, winding-up or dissolution:

     - senior to our common stock and to each other class of capital stock or series of preferred stock created after the Series B preferred stock by our board of directors, the terms of which do not expressly provide that it ranks on parity with the Series B preferred stock as to dividend distributions and distributions upon our liquidation, winding-up or dissolution (collectively referred to with our common stock as "Junior Securities"); and

     - subject to certain conditions, on a parity with the Series A preferred stock or any other class of capital stock or series of preferred stock created after the Series B preferred stock by our board of directors, the terms of which expressly provide that such class or series will rank on a parity with the Series B preferred stock as to dividend distributions and distributions upon our liquidation, winding-up or dissolution (collectively referred to as "Parity Securities").

Our creditors will have priority over the Series B preferred stock with respect to claims or assets. In addition, creditors and stockholders of our subsidiaries will have priority over the Series B preferred stock with respect to claims on the assets of such subsidiaries. The Series B preferred stock will be subject to the issuance of new classes of Junior Securities and Parity Securities; provided that we may not issue any new class of Parity Securities (or amend the provisions of any existing class of capital stock to make such class of capital stock Parity Securities) without the approval of the holders of at least a majority of the shares of Series B preferred stock then outstanding, voting or consenting, as the case may be, together as one class; provided, however, that without the approval of the holders of the Series B preferred stock (i) we may issue additional shares of Series B preferred stock to pay dividends on the Series B preferred
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

stock in accordance with its terms on the issuance date, and (ii) we may issue and have outstanding shares of Parity Securities issued from time to time in exchange for, or the proceeds of which are used to redeem or repurchase, any or all of the shares of Series B preferred stock or other Parity Securities.

DIVIDENDS

     Holders of the Series B preferred stock will be entitled to receive, when, as and if declared by our board of directors, out of funds legally available therefor, dividends on the Series B preferred stock at a rate per year equal to 10 3/4% of the liquidation preference per share of Series B preferred stock. All dividends will be cumulative, whether or not earned or declared, on a daily basis from the date of issuance and will be payable quarterly in arrears on October 15, January 15, April 15 and July 15 of each year. On or before October 15, 2008, at our option, on any dividend payment date we may pay dividends either in cash or by the issuance of additional shares of Series B preferred stock (including fractional shares or, at our option cash in lieu of fractional shares) having an aggregate liquidation preference equal to the amount of such dividends. On or after October 15, 2008, dividends may be paid only in cash. Our senior secured credit facilities and our existing 9 5/8% notes restrict our ability to pay cash dividends and will prohibit such payments in certain instances and other future agreements may provide the same. See "Description of Indebtedness."

     No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid in full or declared and, if payable in cash, a sum in cash sufficient for such payment set apart for such payment on the Series B preferred stock. If full dividends are not so paid, the Series B preferred stock will share dividends pro rata with the Parity Securities. No dividends may be paid or set apart for such payment on Junior Securities (except dividends on Junior Securities in additional shares of Junior Securities) and no Junior Securities or Parity Securities may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, if full cumulative dividends have not been paid on the Series B preferred stock.

     Unpaid dividends accumulating on the Series B preferred stock for any past dividend period and dividends in connection with any optional redemption may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not more than 45 days prior to the payment thereof, as may be fixed by our board of directors.

OPTIONAL REDEMPTION

     We may redeem the Series B preferred stock (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) at any time on or after October 15, 2008, in whole or from time to time in part, at our option, at the following redemption prices (expressed as a percentage of liquidation preference) plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date) if redeemed during the 12-month period beginning October 15 of each of the years set forth below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2008........................................................   105.375%
2009........................................................   103.583%
2010........................................................   101.792%
2011 and thereafter.........................................   100.000%

     In addition, before October 15, 2006, at our option we may redeem up to 40% of the aggregate liquidation preference of the Series B preferred stock (whether initially issued or issued in lieu of cash dividends), in whole or from time to time in part, at our option, at a redemption price equal to 110.75% of the aggregate liquidation preference thereof, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends thereon to the date of redemption (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date), with the proceeds of one or more Equity Offerings (as defined below); provided that at least 60% of the aggregate liquidation preference of the Series B preferred stock (whether initially issued or issued in lieu of cash dividends) remains outstanding immediately after the occurrence of such redemption; and provided further that such redemption shall occur within 90 days of the date of the closing of such Equity Offering.

     As used in the preceding paragraph, "Equity Offering" means (i) any public or private sale of our common stock pursuant to which we receive net proceeds of at least $15.0 million, other than issuances of our common stock pursuant to employee benefit plans or as compensation to employees or (ii) the issuance of shares of our Class A common stock upon exercise of the warrants granted to International Church of the FourSquare Gospel pursuant to which we receive net proceeds of at least $5.0 million.

     No optional redemption may be authorized or made (i) unless prior to or contemporaneously with the redemption full unpaid cumulative dividends shall have been paid or a sum set apart for such payment on the Series B preferred stock or (ii) at less than 101% of the liquidation preference of the Series B preferred stock at any time when we are making an offer to purchase shares of Series B preferred stock under a Change of Control Offer (as defined) in accordance with the provisions of "-- Change of Control."

     In the event of partial redemptions of Series B preferred stock, the shares to be redeemed will be determined pro rata or by lot, as determined by us, except that we may redeem such shares held by any holders of fewer than 100 shares (or shares held by holders who would hold less than 100 shares as a result of such redemption), without regard to any pro rata redemption requirement.

     The terms of our senior secured credit facilities and our existing 9 5/8% notes restrict, directly or indirectly, our ability to redeem the Series B preferred stock, and future agreements to which we or our subsidiaries are parties may provide the same. See "Description of Indebtedness."

PROCEDURE FOR OPTIONAL REDEMPTION

     On and after a redemption date, unless we default in the payment of the applicable redemption price, dividends will cease to accumulate on shares of Series B preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price, without interest. If a notice of redemption shall have been given as provided in the succeeding sentence and the funds necessary for redemption (including an amount in respect of all dividends that will accumulate to the redemption date) shall have been segregated and irrevocably set apart by us, in trust for the benefit of the holders of the shares called for redemption, then dividends shall cease to accumulate on the redemption date on the shares to be redeemed and, at the close of business on the day when such funds are segregated and set apart, the holders of the shares to be redeemed shall cease to be our stockholders and shall be entitled only to receive the redemption price for such shares. We will send a written notice of redemption by first class mail to each holder of record of shares of Series B preferred stock not less than 30 days nor more than 60 days prior to the date fixed for such redemption. Shares of Series B preferred stock issued and reacquired will, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of our preferred stock undesignated as to series and may with any and all other authorized but unissued shares of our preferred stock be designated or redesignated and issued or reissued, as the case may be, as part of any series of our preferred stock, except that any issuance or reissuance of shares of Series B preferred stock must be in compliance with the certificate of designations.

REPURCHASE AT THE OPTION OF HOLDER

     On October 15, 2013, each holder of Series B preferred stock will have the right to require us to redeem all or a portion of the shares of Series B preferred stock at a purchase price of 100% of the liquidation preference thereof, plus all accumulated and unpaid dividends to the date of repurchase, in accordance with the procedures set forth in the certificate of designations.

     The terms of our senior secured credit facilities and/or existing 9 5/8% notes restrict, directly or indirectly, our ability to repurchase the Series B preferred stock, and future agreements to which we or our subsidiaries are parties may provide the same. See "Description of Indebtedness."

     In addition, if we experience specific kinds of changes of control, we will be required to repurchase the Series B preferred stock as described below under "-- Change of Control."

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

EXCHANGE

     We may at our option exchange all, but not less than all, of the then outstanding shares of Series B preferred stock into exchange notes on any dividend payment date prior to October 15, 2013; provided, that on the date of such exchange:

     - there are no contractual impediments to such exchange;

     - such exchange would comply with the DGCL;

     - immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the exchange notes indenture) would exist under the exchange notes indenture, no default or event of default would exist under the senior secured credit facilities or the indenture for the existing 9 5/8% notes, and no default or event of default under any other material instrument governing Indebtedness outstanding at the time would be caused thereby;

     - the exchange notes indenture has been qualified under the Trust Indenture Act, if such qualification is required at the time of exchange; and

     - we shall have delivered a written opinion of legal counsel to the transfer agent and the trustee under the exchange notes indenture, dated the date of the exchange, to the effect that all conditions to be satisfied prior to such exchange have been satisfied. We intend to comply with the provisions of Rule 13e-4 promulgated pursuant to the Exchange Act in connection with the exchange, to the extent applicable.

     The senior secured credit facilities and the exchange notes indenture prohibit or restrict the exchange of the Series B preferred stock, and any future agreements relating to indebtedness to which we or any of our subsidiaries become a party may contain similar limitations and may restrict our ability to exchange the Series B preferred stock in the future. See "Description of Indebtedness."

     The holders of outstanding shares of Series B preferred stock will be entitled to receive, subject to the second succeeding sentence, $1.00 principal amount of exchange notes for each $1.00 liquidation preference of Series B preferred stock held by them. The exchange notes will be issued in registered form, without coupons. Exchange notes issued in exchange for Series B preferred stock will be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible, and will also be issued in principal amounts less than $1,000 so that each holder of Series B preferred stock will receive certificates representing the entire amount of exchange notes to which such holder's shares of Series B preferred stock entitle such holder, provided that we may pay cash in lieu of issuing an exchange note in a principal amount less than $1,000. We will send a written notice of exchange by mail to each holder of record of shares of Series B preferred stock not less than 30 nor more than 60 days before the date fixed for such exchange. On and after the exchange date, dividends will cease to accumulate on the outstanding shares of Series B preferred stock and all rights of the holders of Series B preferred stock (except the right to receive the exchange notes, an amount in cash equal to the accumulated and unpaid dividends to the exchange date and, if we so elect, cash in lieu of any exchange note which is in an amount that is not an integral multiple of $1,000) will terminate. The Person entitled to receive the exchange notes issuable upon such exchange will be treated for all purposes as the registered holder of such exchange notes. See "-- Exchange Notes."

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding-up of our business, holders of the Series B preferred stock will initially be entitled to be paid out of our assets available for distribution, the liquidation preference per share plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend, for the period from the last dividend payment date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Securities, including, without limitation, our common stock. If upon any voluntary or involuntary liquidation, dissolution or winding-up of our business, the amounts payable with respect to the Series B preferred stock and all other Parity Securities are not paid in full, the holders of the Series B preferred stock and the Parity Securities will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and accumulated but unpaid dividends to which each is entitled. After payment of the full amount of the liquidation preferences and accumulated and unpaid dividends to which they are entitled, the holders of shares of Series B preferred stock will not be entitled to any further participation in any distribution of our assets. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of our property or assets nor our consolidation or merger with one or more entities shall be deemed to be a liquidation, dissolution or winding-up of our business.

     The certificate of designations for the Series B preferred stock does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series B preferred stock, although such liquidation preference will be substantially in excess of the par value of such shares of Series B preferred stock. In addition, we are not aware of any provision of Delaware law or any controlling decision of the courts of the State of Delaware (our state of incorporation) that requires a restriction upon our surplus solely because the liquidation preference of the Series B preferred stock will exceed its par value. Consequently, we do not expect there to be any restriction upon our surplus solely because the liquidation preference of the Series B preferred stock will exceed the par value or any remedies available to holders of the Series B preferred stock before or after the payment of any dividend, other than in connection with our liquidation, solely by reason of the fact that such dividend would reduce our surplus to an amount less than the difference between the liquidation preference of the Series B preferred stock and its par value.

VOTING RIGHTS

     Holders of the Series B preferred stock will have no voting rights with respect to general corporate matters except as provided by Delaware law or as set forth in the certificate of designations. The certificate of designations provides that (a) if (i) dividends on the Series B preferred stock are in arrears and unpaid (and, in the case of dividends payable after October 15, 2008, are not paid in cash) for four consecutive quarterly periods, (ii) we fail to discharge any redemption or repurchase obligation with respect to the Series B preferred stock (whether or not we are permitted to do so by the terms of the senior secured credit facilities, the existing 9 5/8% notes or any other obligation we have), (iii) we fail to make an offer to purchase all of the outstanding shares of Series B preferred stock following a Change of Control (whether or not we are permitted to do so by the terms of the senior secured credit facilities, the existing 9 5/8% notes or any other obligation we have) or fail to purchase shares of Series B preferred stock from holders who elect to have such shares repurchased pursuant to the Change of Control Offer, (iv) a breach or violation of any of the provisions described under the caption
"-- Certain Covenants" occurs and the breach or violation continues for a period of 60 days or more after we receive notice thereof specifying the default from holders of 25% of the Series B preferred stock then outstanding, or (v) a default under any mortgage, exchange notes indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Significant Subsidiaries (or the payment of which is guaranteed by us or any of our Significant Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the certificate of designations, which default (A) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there is then existing a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more at any time, then in each case under (a) above, the number of directors constituting our board of directors will be adjusted to permit the holders of the majority of the then outstanding shares of Series A preferred stock and Series B preferred stock, voting together as one class, to elect two directors and (b) the approval of holders of a majority of the outstanding shares of Series A preferred stock and Series B preferred stock, voting together as one class, will be required for any merger, consolidation or sale of all or substantially all of our assets except as permitted pursuant to the covenant below under "-- Certain Covenants -- Merger, Consolidation or Sale of Assets." Each such event described in clause (a) above is referred to herein as a "Voting Rights Triggering Event." Voting rights arising as a result of a Voting Rights Triggering Event will continue until such time as all dividends in arrears on the Series B preferred stock are paid in full (and after October 15, 2008, paid in cash) and any failure, breach or default referred to in clause (a) is remedied or waived by the holders of at least a majority of the shares of Series B preferred stock then outstanding, at which time the term of any directors previously elected as described in this paragraph shall terminate.

     In addition, the certificate of designations provides that except as stated above under "-- Ranking," we will not authorize any class of Parity Securities without the affirmative vote or consent of holders of at least a majority of the shares of Series A preferred stock and Series B preferred stock then outstanding which are entitled to vote thereon, voting or consenting, as the case may be, together as one class. The certificate of designations will also provide that we may not amend the certificate of designations so as to adversely affect the specified rights, preferences, privileges or voting rights of the holders of shares of Series B preferred stock, or authorize the issuance of any additional shares of Series B preferred stock (other than shares of Series B preferred stock issued as a dividend on shares of Series B preferred stock), without the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of Series B preferred stock which are entitled to vote thereon, voting or consenting, as the case may be, as one class. The certificate of designations will also provide that, except as set forth above, (a) the creation, authorization or issuance of any shares of Junior Securities or Parity Securities or (b) the decrease in the amount of authorized capital stock of any class, including any Series B preferred stock or (c) the increase in the amount of authorized capital stock of any class of Junior Securities shall not require the consent of the holders of Series B preferred stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of holders of shares of Series B preferred stock.

     Under Delaware law, holders of Series B preferred stock are entitled to vote as a class upon a proposed amendment to our certificate of incorporation, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

CHANGE OF CONTROL

     If a Change of Control occurs, we will make an offer to each holder of the Series B preferred stock to repurchase all or any part of such holder's Series B preferred stock pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the repurchase date), if any, to the date of repurchase (subject to the right of Series B preferred stock holders of record on the relevant record date to receive dividends due on the relevant dividend payment date); provided, however, that notwithstanding the occurrence of a Change of Control, we shall not be obligated to purchase the Series B preferred stock pursuant to this covenant in the event that it has exercised its right to redeem all of the Series B preferred stock as described under "-- Optional Redemption."

     In the event that at the time of such Change of Control, the terms of any Credit Facility or any other then outstanding Senior Debt restricts or prohibits the repurchase of Series B preferred stock pursuant to this covenant, then prior to the mailing of the notice to Series B preferred stock holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control (unless we have exercised our right to redeem all the Series B preferred stock as described under "-- Optional Redemption"), we shall use commercially reasonable efforts to (i) repay in full all Obligations under such Credit Agreements or such Senior Debt or offer to repay in full all Obligations under such Credit Agreements and such Senior Debt and repay the Obligations of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements or instruments governing such Credit Facility and such Senior Debt to permit the repurchase of the Series B preferred stock as provided for in the immediately following paragraph.

     We shall, within 30 days following any Change of Control (or at our option, prior to such Change of Control but after the public announcement thereof), mail a notice to each Series B preferred stock holder stating:

     - that a Change of Control has occurred or will occur and that such Series B preferred stock holder has (or upon such occurrence will have) the right to require us to purchase such holder's Series B preferred stock at a purchase price in cash equal to 101% of the aggregate liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the repurchase date to the repurchase date), if any, to the date of redemption (subject to the right of Series B preferred stock holders of record on a record date to receive dividends on the relevant dividend payment date);

     - describing the transaction or transactions that constitute such Change of Control;

     - the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed);

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     - the instructions determined by us that a Series B preferred stock holder must follow in order to have its Series B preferred stock repurchased;
       and

     - that, if such offer is made prior to such Change of Control, payment is conditioned on the occurrence of such Change of Control.

     We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Series B preferred stock pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, we will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

     Senior Debt may directly or indirectly prohibit us from purchasing any shares of Series B preferred stock following a Change of Control and provide that certain change of control events with respect to us would constitute a default thereunder. Any future credit agreements or other agreements to which we become a party may contain similar restrictions. Moreover, the exercise by the Series B preferred stock holders of their right to require us to repurchase the Series B preferred stock could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the Series B preferred stock holders upon a repurchase may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases.

     We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the certificate of designations applicable to a Change of Control Offer made by us and purchases all shares of Series B preferred stock validly tendered and not withdrawn under such Change of Control Offer.

CERTAIN COVENANTS

Restricted Payments

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly:

          (1) declare or pay any dividend or make any other payment or distribution on account of any Junior Securities (other than dividends or distributions payable in Junior Securities (other than Disqualified Stock));

          (2) purchase, redeem or otherwise acquire or retire for value, Junior Securities;

          (3) make any Restricted Investment, all such payments and other actions set forth in clauses (1) through (3) being collectively referred to as "Restricted Payments";

unless, at the time of and after giving effect to such Restricted Payment:

          (1) no Voting Rights Triggering Event shall have occurred and be continuing or would occur as a consequence thereof;

          (2) all dividends on the Series B preferred stock that have accrued and become payable on or after October 15, 2008 have been declared and paid in cash;

          (3) we would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described below under caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (4) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by us and our Restricted Subsidiaries after the date of issuance of the Series A preferred stock, excluding Restricted Payments permitted by clauses (2), (3) and (4) of the next paragraph, is less than the sum, without duplication, of:

             (a) an amount equal to our Consolidated Cash Flow for the period (taken as one accounting period) from June 8, 2001 to the end of our most recently ended full fiscal quarter for which financial statements have been

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        filed with the SEC (the "Basket Period") less the product of 1.4 times our Consolidated Interest Expense for the Basket Period; plus

             (b) 100% of the aggregate net cash proceeds received by us as a contribution to our common equity capital or from the issue or sale since June 8, 2001 of our Equity Interests (other than Disqualified Stock) or from the issue or sale of our Disqualified Stock or debt securities that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to one of our Subsidiaries and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock); plus

             (c) to the extent that any Restricted Investment that was made after the date of the certificate of designations is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment, less the cost of disposition, if any, and (ii) the initial amount of such Restricted Investment.

     The preceding provisions will not prohibit:

          (1) the payment of any dividend within 60 days after its date of declaration, if at the date of declaration such payment would have been permitted under the certificate of designations;

          (2) the redemption, repurchase, retirement or other acquisition of any of our Junior Securities in exchange for, or out of the net cash proceeds of the substantially concurrent sale, other than to our Subsidiary, of other of our Junior Securities or Parity Securities, other than any Disqualified Stock; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (4)(b) of the preceding paragraph; and provided further that no Voting Rights Triggering Event shall have occurred and be continuing immediately after such transaction;

          (3) the payment of any dividend by our Restricted Subsidiary to the holders of our Equity Interests on a pro rata basis;

          (4) the repurchase, redemption or other acquisition or retirement for value of any of our Equity Interests or any of our Restricted Subsidiaries held by any member of our -- or any of our Restricted
     Subsidiaries' -- management or board of directors pursuant to any management equity subscription agreement, stock option agreement or other similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $5.0 million (excluding for purposes of calculating such amounts during any period, loans incurred to finance the purchase of such Equity Interests that are repaid contemporaneously) in any twelve-month period and no Voting Rights Triggering Event shall have occurred and be continuing immediately after such transaction;

          (5) repurchases of stock deemed to have occurred by virtue of the exercise of stock options; and

          (6) other Restricted Payments in an aggregate amount not to exceed $5.0 million in any twelve-month period so long as no Voting Rights Triggering Event shall have occurred and be continuing.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Voting Rights Triggering Event. For purposes of making such determination, the aggregate fair market value of all outstanding Investments by us and our Restricted Subsidiaries in the Subsidiary so designated will be deemed to be a Restricted Payment at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Incurrence of Indebtedness and Issuance of Preferred Stock

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness, including Acquired Debt, and we will not issue any shares of Disqualified Stock and will not permit any of our Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that, if no Voting Rights Triggering Event has occurred and is continuing, we may incur Indebtedness, including Acquired Debt,

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or issue shares of Disqualified Stock and our Restricted Subsidiaries may issue shares of preferred stock if, our Debt to Cash Flow Ratio at such time after giving pro forma effect to such incurrence or issuance as of such date and to the use of the proceeds therefrom as if the same had occurred at the beginning of our most recently ended four full fiscal quarter period for which internal financial statements are available, would have been no greater than 7.0 to 1.0.

     So long as no Voting Rights Triggering Event shall have occurred and be continuing or would be caused thereby, the preceding paragraph will not apply to the incurrence of any of the following (collectively, "Permitted Debt"):

          (1) the incurrence by us, and the guarantee thereof by any Restricted Subsidiary, of Indebtedness and letters of credit under one or more Credit Facilities; provided that the aggregate principal amount at any time outstanding does not exceed $175.0 million, with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and the Restricted Subsidiaries thereunder, less the aggregate amount of all mandatory repayments of the principal of any term Indebtedness under a Credit Facility that have been made since the date of the certificate of designations (other than from the proceeds of any other Credit Facility);

          (2) the incurrence by us and our Restricted Subsidiaries of the Existing Indebtedness;

          (3) the incurrence by us or our Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or Purchase Money Indebtedness, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in our business or such Restricted Subsidiary, in an aggregate amount not to exceed $5.0 million at any time outstanding;

          (4) the incurrence by us or any of our Restricted Subsidiaries of Permitted Refinancing Indebtedness or the issuance by us of Disqualified Stock in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness or Disqualified Stock, other than intercompany Indebtedness, that was permitted by the certificate of designations to be incurred by the first paragraph of this covenant, or by clauses (2), (3), (4), (6), (7), (8), (9), (10), (11) or (12) of this paragraph;

          (5) the incurrence of Indebtedness between or among us and any of our Restricted Subsidiaries; provided that: (a) if we are the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full of all Obligations with respect to the exchange notes; and
     (b) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than by us or our Restricted Subsidiary, and any sale or other transfer of any such Indebtedness to a Person that is not either us or a Restricted Subsidiary, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by us or such Restricted Subsidiary, as the case may be;

          (6) the incurrence by us or any of our Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the certificate of designations to be outstanding;

          (7) the guarantee by us or any Restricted Subsidiary of Indebtedness that was permitted to be incurred by another provision of this covenant;

          (8) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock;

          (9) the incurrence by us or any of our Restricted Subsidiaries of Indebtedness consisting of performance, bid or advance payment bonds, surety bonds, custom bonds, utility bonds and similar obligations arising in the ordinary course of business;

          (10) the incurrence by us or any of our Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with our disposition of any business, asset or Subsidiary, provided that the maximum assumable Indebtedness shall at no time exceed the gross proceeds actually received by us and our Restricted Subsidiaries in connection with our disposition of any business, asset or Subsidiary;

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          (11) the issuance of Series B preferred stock issued as payment in kind dividends on the Series B preferred stock outstanding on the date of the certificate of designations or issued subsequent to the date thereof as dividends permitted pursuant to this clause (11), to the extent such dividends are made pursuant to the terms of the certificate of designations for such Series B preferred stock as in effect on the date thereof, on any preferred stock issued in exchange for the Series B preferred stock, or any dividends on such preferred stock to the extend such dividends are made pursuant to the terms of the certificate of designations of such preferred stock; and

          (12) the incurrence by us or any of our Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred pursuant to clause (4) above to refund, refinance or replace any Indebtedness incurred pursuant to this clause (12), not to exceed $10.0 million.

     For purposes of determining compliance with this covenant, if an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above or is entitled to be incurred pursuant to the first paragraph of this covenant, we will, in our sole discretion, classify and reclassify such item of Indebtedness in whole or in part in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to such clauses or pursuant to the first paragraph hereof.

Merger, Consolidation or Sale of Assets

     Without the approval of holders of a majority of the outstanding shares of Series A preferred stock and Series B preferred stock, voting as a single class, we may not consolidate or merge with or into another Person, whether or not we are the surviving corporation, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions, to another Person, and we may not permit any of our Restricted Subsidiaries to enter into any transaction or series of transactions if such transaction or transactions in the aggregate would result in a sale, assignment, transfer, lease, conveyance or substantially all of our properties or assets to another Person unless:

          (1) either

             (a) we are the surviving corporation; or

             (b) the Person formed by or surviving any such consolidation or merger, if other than us, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (called the "Surviving Entity") is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (2) the Series B preferred stock shall be converted into or exchanged for and shall become shares of the Surviving Entity, having in respect of such successor, transferee or resulting corporation substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon that the Series B preferred stock had immediately prior to such transaction;

          (3) immediately after such transaction no Voting Rights Triggering Event, and no event that after the giving of notice or lapse of time or both would become a Voting Rights Triggering Event, shall have occurred and be continuing; and

          (4) we or the Surviving Entity will, at the time of such transaction or series of transactions and after giving pro forma effect thereto as if such transaction or series of transactions had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

     Notwithstanding the restrictions described in the foregoing clause (4), any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to us, and any Wholly Owned Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to another Wholly Owned Restricted Subsidiary.

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Transactions with Affiliates

     We will not, and will not permit any of our Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

          (1) such Affiliate Transaction is on terms that are no less favorable to us or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by us or such Restricted Subsidiary with an unrelated Person;

          (2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, a majority of the disinterested members of the Board of Directors
     (i) has determined that such Affiliate Transactions or series of Affiliate Transactions complies with clause (1) above and (ii) has approved such Affiliate Transaction or series of Affiliate Transactions; and

          (3) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to us of such Affiliate Transaction from a financial point of view has been issued to us by an accounting, appraisal or investment banking firm of national standing.

     The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1) any transaction approved by our Board of Directors, with an officer or director of SBS or of any of our Subsidiaries in his or her capacity as an officer or director entered into in the ordinary course of business;

          (2) transactions between or among us and/or our Restricted
     Subsidiaries;

          (3) payment of reasonable directors fees to the Board of Directors of SBS and of our Restricted Subsidiaries;

          (4) fees and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of SBS or any of our Restricted Subsidiaries, as determined in good faith by the Board of Directors of SBS or of any such Restricted Subsidiary, to the extent the same are reasonable and customary;

          (5) any Restricted Payment that is permitted by the provisions of the certificate of designations described above under the caption
     "-- Restricted Payments"; and

          (6) agreements in effect on the date of the issuance of the Series B preferred stock and any modification thereto or any transaction contemplated thereby (including pursuant to any modification thereto) in any replacement agreement therefor so long as such modification or replacement is not more disadvantageous to the holders of the Series B preferred stock in any material respect than the original agreement as in effect on the date of the certificate of designations.

Reports

     Whether or not required by the SEC, so long as any shares of Series B preferred stock are outstanding, we will make available, upon request, to the holders of shares of Series B preferred stock, within the time periods specified in the SEC's rules and regulations:

          (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes our financial condition and results of operations and our consolidated Subsidiaries and, with respect to the annual information only, a report thereon by our certified independent accountants; and

          (2) all current reports that would be required to be filed with the SEC on Form 8-K.

     In addition, whether or not required by the SEC, we will file a copy of all such information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and

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regulations, unless the SEC will not accept such a filing, and make such information available to securities analysts and prospective investors upon request.

Transfer Agent and Registrar

     Wachovia Bank, N.A. will be the transfer agent (the "Transfer Agent") and registrar for the Series B preferred stock.

EXCHANGE NOTES

     If we exchange the Series B preferred stock for exchange notes, the exchange notes will be issued under an exchange notes indenture among us, the Guarantors and Wachovia Bank, N.A., as trustee. The terms of the exchange notes include those stated in the exchange notes indenture and those made part of the exchange notes indenture by reference to the Trust Indenture Act of 1939.

     The following description is a summary of certain material terms and provisions of the exchange notes indenture. It does not restate the exchange notes indenture in its entirety. We urge you to read the exchange notes indenture because it, and not this description, will define your rights as holders of exchange notes, if issued. The registered holder of an exchange note will be treated as the owner of it for all purposes. Only registered holders will have rights under the exchange notes indenture.

     The senior secured credit facilities and our existing 9 5/8% notes restrict our ability to issue the exchange notes.

GENERAL

     The exchange notes, if and when issued, will be:

        - our general unsecured obligations and will be limited in aggregate principal amount to the liquidation preference of the Series B preferred stock, plus, without duplication, accumulated and unpaid dividends, on the date on which it is exchanged for exchange notes (plus any additional exchange notes issued in lieu of cash interest as described herein);

        - subordinated in right of payment to all of our existing and future Senior Debt (including the new senior secured credit facilities and our existing 9 5/8% senior subordinated notes due 2009); and

        - unconditionally guaranteed by the Guarantors on a subordinated basis.

     The exchange notes indenture provides that we may issue debt securities from time to time, in one or more series, each in an aggregate principal amount authorized by us prior to issuance. The exchange notes indenture permits us to incur additional debt, including additional senior debt, subject to certain restrictions. See "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

PRINCIPAL, MATURITY AND INTEREST

     We will issue notes in denominations of $1,000 and integral multiples of $1,000 (other than as described in "Description of Series B Preferred Stock and Exchange Notes" or with respect to additional exchange notes issued in lieu of cash as described herein). The notes will mature on October 15, 2013.

     Interest on the notes will accrue at the rate of 10 3/4% per annum and will be payable semi-annually in cash (or, on or prior to October 15, 2008, in additional exchange notes at our option) in arrears on October 15 and April 15 of each year, commencing with the first such date after the date of exchange of the Series B preferred stock.

     Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

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METHODS OF RECEIVING PAYMENTS ON THE EXCHANGE NOTES

     If a holder of an exchange note has given wire transfer instructions to us, we will make all principal, premium and interest payments (to the extent paid in cash) on those exchange notes in accordance with those instructions. All other payments on these notes (to the extent paid in cash) will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless we elect to make interest payments by check mailed to the holders at their address set forth in the register of holders.

SUBORDINATION

     The payment of principal, premium and interest on the exchange notes will be subordinated to the prior payment in full in cash or Cash Equivalents of all our Senior Debt.

     If any payment or distribution to our creditors occurs:

          (1) in a liquidation or dissolution of SBS;

          (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property;

          (3) in an assignment for the benefit of creditors; or

          (4) in any marshaling of our assets or liabilities,

the holders of our Senior Debt will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of such Senior Debt, including interest after the commencement of any such proceeding at the rate and on the terms specified in the applicable Senior Debt whether or not the claim for such interest is allowed or enforceable in any such proceeding, before the holders of exchange notes will be entitled to receive any payment or distribution with respect to the exchange notes. However, holders of exchange notes may receive Permitted Junior Securities and payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance."

     Any payment or distribution to which the holders of exchange notes would otherwise be entitled in any such proceeding shall be made directly to the holder of Senior Debt until all Obligations in respect of the Senior Debt (including all such interest) are paid in full in cash or Cash Equivalents. We also may not make any payment in respect of the exchange notes except in Permitted Junior Securities or from the trust described under the caption
"-- Legal Defeasance and Covenant Defeasance," if:

          (1) a payment default on any Credit Facility occurs and is continuing beyond any applicable grace period; or

          (2) any other default occurs and is continuing with respect to any Designated Senior Debt that permits holders of that Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from us or the holders of such Designated Senior Debt.

     Payments on the exchange notes may and must be resumed:

          (1) in the case of a payment default, upon the date on which such default is cured or waived or has ceased to exist or such Designated Senior Debt has been discharged or repaid in full; and

          (2) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received or has ceased to exist or such Designated Senior Debt has been discharged or repaid in full, unless the maturity of any Designated Senior Debt has been accelerated.

     No new period of payment blockage may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived. We must promptly notify holders of Senior Debt if payment of the exchange notes is accelerated because of an Event of Default.

     Only one Payment Blockage Notice may be given in a 360-day period, regardless of the number of defaults on the Designated Senior Debt during that period. However, if a Payment Blockage Notice is given by a holder of Designated
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Senior Debt other than a Credit Facility during the 360-day period, a representative of a Credit Facility may give another Payment Blockage Notice during the 360-day period. In no event, however, may the total number of days during which any period of payment blockage is in effect exceed 179 days during any 360 consecutive day period.

     As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of exchange notes may recover less than our creditors who are holders of Senior Debt. Your right to receive payments on these exchange notes is junior to our existing indebtedness and possibly all of our future borrowings.

SUBSIDIARY GUARANTEES

     Each of our current and future domestic Restricted Subsidiaries (the "Guarantors"), except for the Non-Guarantor Subsidiaries, will jointly and severally guarantee our obligations under the exchange notes (the "Subsidiary Guarantees"). Each Subsidiary Guarantee will be subordinated in right of payment to all existing and future Senior Debt of such Guarantor on the same terms as the exchange notes are subordinated to our Senior Debt. The exchange notes indenture will permit the Guarantors to incur additional indebtedness, including additional Senior Debt, subject to certain restrictions. See "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

     A Guarantor may not consolidate with or merge with or into, whether or not such Guarantor is the surviving Person, another corporation, Person or entity unless:

          (1) the Person formed by or surviving any such consolidation or merger, if other than such Guarantor, assumes all the obligations of such Guarantor pursuant to a supplemental exchange notes indenture reasonably satisfactory to the Trustee under the notes and the exchange notes indenture;

          (2) immediately after giving effect to such transaction, no Default or Event of Default exists; and

          (3) we would be permitted by virtue of our pro forma Debt to Cash Flow Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the covenant described below under the caption
     "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

     The Subsidiary Guarantee of a Guarantor will be released:

          (1) in connection with any Asset Sale or other disposition of all or substantially all of the assets of that Guarantor, including by way of merger or consolidation or otherwise, if we comply with the applicable provisions of the exchange notes indenture; or

          (2) in connection with any sale of the capital stock of a Guarantor, if we comply with the applicable provisions of the exchange notes indenture.

OPTIONAL REDEMPTION

     We may redeem the exchange notes at any time on or after October 15, 2008, in whole or from time to time in part, at our option, at the following redemption prices (expressed as a percentage of principal amount) if redeemed during the 12-month period beginning October 15 of each of the years set forth below, plus, in each case accrued interest thereon to the date of redemption:

YEAR                                                          PERCENTAGE
----                                                          ----------
2008........................................................   105.375%
2009........................................................   103.583%
2010........................................................   101.792%
2011 and thereafter.........................................   100.000%

     In addition, before October 15, 2006, at our option we may redeem up to 40% of the aggregate principal amount of the exchange notes (whether issued in exchange for Series B preferred stock or issued in lieu of cash interest payments) in whole or from time to time in part, at our option at a redemption price equal to 110.75% of the aggregate principal amount of the exchange notes to be redeemed, plus an amount in cash equal to all accumulated and unpaid interest thereon to the date of redemption, with the proceeds of one or more Equity Offerings (as defined below); provided that at

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

least $45.0 million principal amount of the exchange notes (whether issued in exchange for Series B preferred stock or issued in lieu of cash interest payments) remains outstanding immediately after the occurrence of such redemption; and provided further that such redemption shall occur within 90 days of the date of the closing of such Equity Offering.

     As used in the preceding paragraph, "Equity Offering" means (i) any public or private sale of our common stock pursuant to which we receive net proceeds of at least $15.0 million other than issuances of our common stock pursuant to employee benefit plans or as compensation to employees or (ii) the issuance of shares of our Class A common stock upon exercise of the warrants granted to International Church of the FourSquare Gospel pursuant to which we receive net proceeds of at least $5.0 million.

     No optional redemption may be authorized or made at less than 101% of the principal amount of exchange notes at any time when we are making an offer to purchase exchange notes under a Change of Control Offer (as defined) in accordance with the provisions of "-- Change of Control."

     If less than all of the exchange notes are to be redeemed at any time, the Trustee will select exchange notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the exchange notes are listed. If the exchange notes are not so listed, the Trustee will make the selection of exchange notes for redemption on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate. No exchange notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each holder of exchange notes to be redeemed at its registered address. Notice of redemption may not be conditional.

     If any exchange note is to be redeemed in part only, the notice of redemption that relates to such exchange note shall state the portion of the principal amount thereof to be redeemed. A new exchange note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original exchange note. Exchange notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on the exchange notes or portions of them called for redemption.

     The terms of our senior secured credit facilities and our existing 9 5/8% notes restrict, directly or indirectly, our ability to redeem the exchange notes, and future agreements to which we or our subsidiaries are parties may provide the same. See "Description of Indebtedness."

REPURCHASE AT THE OPTION OF HOLDERS

Change of Control

     If a Change of Control occurs, we will make an offer (a "Change of Control Offer") to each holder of exchange notes to repurchase all or any part, equal to $1,000 or an integral multiple thereof, of such holder's exchange notes. In the Change of Control Offer, we will offer payment in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase (the "Change of Control Payment"). Within ten days following a Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase exchange notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the exchange notes indenture and described in such notice. We will comply with the requirements of Section 14(e) under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the exchange notes as a result of a Change of Control.

     On the Change of Control Payment Date, we will, to the extent lawful:

          (1) accept for payment all exchange notes or portions thereof properly tendered pursuant to the Change of Control Offer;

          (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all exchange notes or portions thereof so tendered; and

          (3) deliver or cause to be delivered to the Trustee the exchange notes so accepted together with an Officers' Certificate stating the aggregate principal amount of exchange notes or portions thereof being purchased by us.

     The Paying Agent will promptly mail to each holder of exchange notes so tendered the Change of Control Payment for such exchange notes, and the Trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new exchange note equal in principal amount to any unpurchased portion of the exchange notes surrendered, if any; provided that each such new exchange note will be in a principal amount of $1,000 or an integral multiple thereof.

     The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the exchange notes indenture are applicable. Except as described above with respect to a Change of Control, the exchange notes indenture does not contain provisions that permit the holders of the exchange notes to require us to repurchase or redeem the exchange notes in the event of a takeover, recapitalization or similar transaction.

     The Senior Debt may directly or indirectly prohibit us from purchasing any exchange notes following a Change of Control and provide that certain change of control events with respect to us would constitute a default thereunder. Any other future credit agreements or other agreements to which we become a party may contain similar restrictions. If a Change of Control occurs at a time when we are prohibited from purchasing exchange notes, we could seek the consent of our lenders to the purchase of exchange notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing exchange notes. Our failure to purchase tendered exchange notes following a Change of Control would constitute an Event of Default under the exchange notes indenture which, in turn, is expected to constitute a default under the Senior Debt. In such circumstances, the subordination provisions in the exchange notes indenture would restrict payments to the holders of exchange notes. Finally, our ability to pay cash to the holders of exchange notes upon a repurchase may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases.

     We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the exchange notes indenture applicable to a Change of Control Offer made by us and purchases all exchange notes validly tendered and not withdrawn under such Change of Control Offer.

Asset Sales

     We will not, and will not permit any of our Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1) we or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Board of Directors of SBS or such Subsidiary) of the assets or Equity Interests issued or sold or otherwise disposed of; and

          (2) at least 75% of the consideration therefor received by us or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following shall be deemed cash:

             (a) any liabilities, as shown on our or such Restricted Subsidiary's most recent balance sheet, of us or such Restricted Subsidiary, other than contingent liabilities and liabilities that are by their terms subordinated to the exchange notes or any guarantee thereof, that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases us or such Restricted Subsidiary from further liability; and

             (b) any securities, notes or other obligations received by us or such Restricted Subsidiary from such transferee that are converted by us or such Restricted Subsidiary into cash, to the extent of the cash received, within 90 days following the closing of such Asset Sale.

     However, we and our Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with the preceding paragraph if:

          (1) we or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or other property sold, issued or otherwise disposed of; and

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

          (2) at least 75% of the consideration for such Asset Sale constitutes a controlling interest in a Permitted Business, long-term assets used or useful in a Permitted Business and/or cash or Cash Equivalents; provided that any cash or Cash Equivalents received by us or any of our Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Proceeds subject to the provisions of the next paragraph.

     Within 365 days of the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option:

          (1) to repay or redeem Senior Debt;

          (2) to acquire a controlling interest in another Permitted Business;
     and

          (3) to make a capital expenditure or to acquire long-term assets that are used or useful in a Permitted Business.

Notwithstanding the foregoing, we shall have an additional 60 days to complete a redemption or repurchase of our existing 9 5/8% senior subordinated notes due 2009 with the Net Proceeds from an Asset Sale provided that we commence an offer to redeem or repurchase such existing 9 5/8% notes within 365 days of the receipt of any Net Proceeds from an Asset Sale.

     Pending the final application of any such Net Proceeds, the Company may temporarily reduce Senior Debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the exchange notes indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, we will be required to make an offer to all holders of exchange notes and all holders of other pari passu Indebtedness containing provisions similar to those set forth in the exchange notes indenture with respect to offers to purchase or redeem such other pari passu Indebtedness with the proceeds of sales of assets (an "Asset Sale Offer"). The offer price in any Asset Sale Offer will be equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase and will be paid in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, we may use such Excess Proceeds for any purpose not otherwise prohibited by the exchange notes indenture. If the aggregate principal amount of exchange notes and such other pari passu Indebtedness surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the exchange notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of an Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

Restricted Payments

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly:

          (1) declare or pay any dividend or make any other payment or distribution on account of our or any of our Restricted Subsidiary's Equity Interests, including, without limitation, any payment in connection with any merger or consolidation involving us or any Restricted Subsidiary, or to any direct or indirect holders of our Equity Interests in their capacity as such, other than dividends or distributions payable in our Equity Interests, other than Disqualified Stock, to us or any of our Wholly Owned Restricted Subsidiaries;

          (2) purchase, redeem or otherwise acquire or retire for value, including, without limitation, in connection with any merger or consolidation involving us, any Equity Interests of SBS or any of our Restricted Subsidiaries or any of our direct or indirect parents, other than any such Equity Interests owned by us or any of our Restricted Subsidiaries;

          (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Restricted Subsidiary that is subordinated to the exchange notes or any guarantee of the exchange notes, except a payment of interest or principal at Stated Maturity; or

          (4) make any Restricted Investment, all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments";

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

unless, at the time of and after giving effect to such Restricted Payment:

          (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (2) we would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described below under caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by us and our Restricted Subsidiaries after the issue date of the exchange notes, excluding Restricted Payments permitted by clauses (2), (3) and (4) of the next paragraph, is less than the sum, without duplication, of:

             (a) an amount equal to our Consolidated Cash Flow for the period (taken as one accounting period) from June 8, 2001 to the end of our most recently ended full fiscal quarter for which financial statements have been filed with the SEC (the "Basket Period") less the product of
        1.4 times our Consolidated Interest Expense for the Basket Period; plus

             (b) 100% of the aggregate net cash proceeds received by us as a contribution to our common equity capital or from the issue or sale since June 8, 2001 of our Equity Interests (other than Disqualified Stock) or from the issue or sale of our Disqualified Stock or, debt securities that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to one of our Subsidiaries and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock); plus

             (c) to the extent that any Restricted Investment that was made after the issue date of the exchange notes is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment, less the cost of disposition, if any, and (ii) the initial amount of such Restricted Investment.

     The preceding provisions will not prohibit:

          (1) the payment of any dividend within 60 days after its date of declaration, if at the date of declaration such payment would have complied with the provisions of the exchange notes indenture;

          (2) the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests of SBS or subordinated Indebtedness of SBS or any Guarantor in exchange for, or out of the net cash proceeds of the substantially concurrent sale, other than to our Subsidiary, of other of our Equity Interests, other than any Disqualified Stock; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph; and provided further that no Default or Event of Default shall have occurred and be continuing immediately after such transaction;

          (3) the defeasance, redemption, repurchase or other acquisition of any of our Indebtedness or any Restricted Subsidiary that is subordinated to the exchange notes with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; provided that no Default or Event of Default shall have occurred and be continuing immediately after such transaction;

          (4) the payment of any dividend by our Restricted Subsidiary to the holders of our Equity Interests on a pro rata basis;

          (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of SBS or of any of our Restricted Subsidiaries held by any member of our -- or any of our Restricted Subsidiaries' -- management or Board of Directors pursuant to any management equity subscription agreement, stock option agreement or other similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $5.0 million (excluding for purposes of calculating such amounts during any period, loans incurred to finance the purchase of such Equity Interests that are repaid contemporaneously) in any twelve-month period and no Default or Event of Default shall have occurred and be continuing immediately after such transaction;

          (6) repurchases of stock deemed to have occurred by virtue of the exercise of stock options; and

          (7) other Restricted Payments in an aggregate amount not to exceed $5.0 million in any twelve-month period so long as no default or Event of Default shall have occurred and be continuing.

     The amount of all Restricted Payments, other than cash, shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by us or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Board of Directors shall determine in good faith the fair market value of any non-cash Restricted Payment. The Board of Directors' resolution with respect thereto shall be delivered to the Trustee. Not later than the date of making any Restricted Payment, we shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which any calculations required by the covenant "Restricted Payments" were computed.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, the aggregate fair market value of all outstanding Investments by us and our Restricted Subsidiaries in the Subsidiary so designated will be deemed to be a Restricted Payment at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the definition of an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the exchange notes indenture. Any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of SBS as of such date, and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock," we shall be in default of such covenant. Our Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary. However, such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of SBS of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:

          (1) such Indebtedness is permitted under the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and

          (2) no Default or Event of Default would be in existence immediately following such designation.

Incurrence of Indebtedness and Issuance of Preferred Stock

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness, including Acquired Debt, and we will not issue any shares of Disqualified Stock and will not permit any of our Restricted Subsidiaries to issue any shares of preferred stock; provided, that, if no Default or Event of Default has occurred and is continuing, we may incur Indebtedness, including Acquired Debt, or issue shares of Disqualified Stock and the Guarantors may issue shares of preferred stock if, our Debt to Cash Flow Ratio at such time after giving pro forma effect to such incurrence or issuance as of such date and to the use of the proceeds therefrom as if the same had occurred at the beginning of our most recently ended four full fiscal quarter periods for which internal financial statements are available, would have been no greater than 7.0 to 1.0.

     So long as no Default shall have occurred and be continuing or would be caused thereby, the preceding paragraph will not apply to the incurrence of any of the following (collectively, "Permitted Debt"):

          (1) the incurrence by us, and the guarantee thereof by any Restricted Subsidiary, of Indebtedness and letters of credit under one or more Credit Facilities; provided that the aggregate principal amount at any time outstanding does not exceed $175.0 million, with letters of credit being deemed to have a principal amount equal to the maximum potential liability of us and the Restricted Subsidiaries thereunder, less the aggregate amount of all mandatory repayments of the principal of any term Indebtedness under a Credit Facility that have been made since the issue date of the exchange notes (other than from the proceeds of any other Credit Facility) and less the aggregate amount of all commitment reductions of any revolving Indebtedness under a Credit Facility pursuant to clause (1) of the third paragraph of the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales";

          (2) the incurrence by us and the guarantee thereof by the Guarantors of Indebtedness represented by the exchange notes and the Subsidiary Guarantees;

          (3) the incurrence by us and our Restricted Subsidiaries of the Existing Indebtedness;

          (4) the incurrence by us or our Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or Purchase Money Indebtedness, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of SBS or such Restricted Subsidiary, in an aggregate amount not to exceed $5.0 million at any time outstanding;

          (5) the incurrence by us or any of our Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness, other than intercompany Indebtedness, that was permitted by the exchange notes indenture to be incurred by the first paragraph of this covenant, or by clauses (2), (3), (4), (5), (7), (8), (9), (10), (11), (12) or (13) of this paragraph;

          (6) the incurrence of Indebtedness between or among us and any of our Restricted Subsidiaries; provided that: (a) if we are the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full of all Obligations with respect to the exchange notes; and
     (b) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than us or a Restricted Subsidiary, and any sale or other transfer of any such Indebtedness to a Person that is not either us or a Restricted Subsidiary, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by us or such Restricted Subsidiary, as the case may be;

          (7) the incurrence by us or any of our Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this exchange notes indenture to be outstanding;

          (8) the guarantee by us or any of the Guarantors (or, in the case of a Credit Facility, any Restricted Subsidiary) of Indebtedness that was permitted to be incurred by another provision of this covenant;

          (9) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock;

          (10) the incurrence by us or any of our Restricted Subsidiaries of Indebtedness consisting of performance, bid or advance payment bonds, surety bonds, custom bonds, utility bonds and similar obligations arising in the ordinary course of business;

          (11) the incurrence by us or any of our Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the disposition of any business, asset or Subsidiary of SBS, provided that the maximum assumable Indebtedness shall at no time exceed the gross proceeds actually received by us and our Restricted Subsidiaries in connection with the disposition of any business, asset or Subsidiary of SBS;

          (12) the incurrence by us of Indebtedness in respect of exchange notes issued as payment in kind interest on exchange notes, to the extent such interest payments are made pursuant to the terms of the exchange notes indenture; and

          (13) the incurrence by us or any of our Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred pursuant to
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

     clause (5) above to refund, refinance or replace any Indebtedness incurred pursuant to this clause (13), not to exceed $10.0 million.

     For purposes of determining compliance with this covenant, if an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above or is entitled to be incurred pursuant to the first paragraph of this covenant, we will, in our sole discretion, classify and reclassify such item of Indebtedness in whole or in part in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to such clauses or pursuant to the first paragraph hereof.

Asset Swap

     The exchange notes indenture provides that we will not, and will not permit any of our Restricted Subsidiaries to, in one or a series of related transactions, directly or indirectly, engage in any Asset Swaps, unless: (i) at the time of entering into the agreement to swap assets and immediately after giving effect to the proposed Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; (ii) we would, after giving pro forma effect to the proposed Asset Swap, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio in the covenant "Incurrence of Indebtedness and Issuance of Preferred Stock"; (iii) the respective fair market values of the assets being purchased and sold by us or any of our Restricted Subsidiaries (as determined in good faith by our management or, if such Asset Swap includes consideration in excess of $1.0 million by our Board of Directors, as evidenced by a Board Resolution) are substantially the same at the time of entering into the agreement to swap assets; and (iv) at the time of the consummation of the proposed Asset Swap, the percentage of any decline in the fair market value (determined as aforesaid) of the asset or assets being acquired by us and our Restricted Subsidiaries shall not be significantly greater than the percentage of any decline in the fair market value (determined as aforesaid) of the assets being disposed of by us or our Restricted Subsidiaries, calculated from the time the agreement to swap assets was entered into.

Limitation on Other Subordinated Debt

     The exchange notes indenture provides that:

          (1) we will not directly or indirectly incur any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the exchange notes; and

          (2) no Guarantor will incur any Indebtedness that is subordinate or junior in right of payment to its Guarantor Senior Debt and senior in any respect in right of payment to such Guarantor's Subsidiary Guarantee.

Liens

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

Sale and Leaseback Transactions

     We will not, and will not permit any of our Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that we and the Guarantors may enter into a sale and leaseback transaction if:

          (1) we or such Guarantor could have

             (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

             (b) incurred a Lien to secure such Attributable Debt pursuant to the covenant described above under the caption "-- Liens";

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          (2) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined by the Board of Directors in good faith) of the property that is the subject of such sale and leaseback transaction; and

          (3) the transfer of assets in such sale and leaseback transaction is permitted by, and the proceeds of such transaction are applied in compliance with, the covenant described above under the caption
     "-- Repurchase at the Option of Holders -- Asset Sales."

Dividend and Other Payment Restrictions Affecting Subsidiaries

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1) pay dividends or make any other distributions on its Capital Stock to us or any of our Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to us or any of our Restricted Subsidiaries;

          (2) make loans or advances to us or any of our Restricted Subsidiaries; or

          (3) transfer any of its properties or assets to us or any of our Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1) existing Indebtedness as in effect on the issue date of the exchange notes;

          (2) the Senior Credit Facilities and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, and any other agreement governing or relating to Senior Debt, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings and other agreements are, taken as a whole, no more restrictive with respect to such dividend and other payment restrictions than those contained in the Senior Credit Facilities;

          (3) the exchange notes indenture, the exchange notes and the Subsidiary Guarantees;

          (4) applicable law;

          (5) any instrument governing Indebtedness or Capital Stock of a Person acquired by us or any of our Restricted Subsidiaries as in effect at the time of such acquisition, except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the exchange notes indenture to be incurred;

          (6) customary non-assignment provisions in leases and other agreements entered into in the ordinary course of business and consistent with past practices;

          (7) purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) above on the property so acquired;

          (8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

          (9) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "-- Liens" that limits the right of the debtor to dispose of the assets securing such Indebtedness;

          (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

          (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

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          (12) any agreement for the sale or other disposition of a Restricted
     Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition.

Merger, Consolidation or Sale of Assets

     We may not consolidate or merge with or into another Person, whether or not we are the surviving corporation, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions, to another corporation or Person; unless:

          (1) either

             (a) we are the surviving corporation or

             (b) the Person formed by or surviving any such consolidation or merger, if other than us, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (2) the Person formed by or surviving any such consolidation or merger, if other than us, or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all our obligations under the exchange notes and the exchange notes indenture pursuant to a supplemental exchange notes indenture in a form reasonably satisfactory to the Trustee;

          (3) immediately after such transaction no Default or Event of Default exists; and

          (4) except in the case of our merger with or into one of our Wholly Owned Restricted Subsidiaries, we or the Person formed by or surviving any such consolidation or merger, if other than us, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made would, both immediately prior to and immediately after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

Transactions with Affiliates

     We will not, and will not permit any of our Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of our properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

          (1) such Affiliate Transaction is on terms that are no less favorable to us or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by us or such Restricted Subsidiary with an unrelated Person; and

          (2) we deliver to the Trustee:

             (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above and that a majority of the disinterested members of the Board of Directors approved such Affiliate Transaction; and

             (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to us of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1) any transaction approved by our Board of Directors, with our officer or director or an officer or director of any of our Subsidiaries in his or her capacity as an officer or director entered into in the ordinary course of business;
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          (2) transactions between or among us and/or our Restricted
     Subsidiaries;

          (3) payment of reasonable directors fees to the Board of Directors of SBS and of our Restricted Subsidiaries;

          (4) fees and compensation paid to, and indemnity provided on behalf of, our officers, directors or employees or the officers, directors or employees of any of our Restricted Subsidiaries, as determined in good faith by our Board of Directors or the Board of Directors of any such Restricted Subsidiary, to the extent the same are reasonable and customary;

          (5) any Restricted Payment that is permitted by the provisions of the exchange notes indenture described above under the caption "-- Restricted Payments"; and

          (6) agreements in effect on the issue date of the exchange notes and any modification thereto or any transaction contemplated thereby (including pursuant to any modification thereto) in any replacement agreement therefor so long as such modification or replacement is not more disadvantageous to the holders of the exchange notes in any material respect than the original agreement as in effect on the issue date of the exchange notes.

Additional Subsidiary Guarantees

     If we or any of our Restricted Subsidiaries acquires or creates another domestic Restricted Subsidiary after the date of the exchange notes indenture, other than the Non-Guarantor Subsidiaries, or if any domestic Unrestricted Subsidiary becomes our Restricted Subsidiary, then such Subsidiary will execute a Subsidiary Guarantee of the exchange notes and deliver an opinion of counsel, in accordance with the terms of the exchange notes indenture.

Payments for Consent

     We will not, and will not permit any of our Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to any holder of any exchange notes as an inducement to any consent, waiver or amendment of any of the terms or provisions of the exchange notes indenture or the exchange notes unless such consideration is offered to be paid to all holders of the exchange notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

     Whether or not required by the SEC, so long as any exchange notes are outstanding, we will furnish to the trustee for the benefit of the holders of exchange notes, within the time periods specified in the SEC's rules and regulations:

          (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of SBS and our consolidated Subsidiaries and, with respect to the annual information only, a report thereon by our certified independent accountants; and

          (2) all current reports that would be required to be filed with the SEC on Form 8-K.

     In addition, whether or not required by the SEC, we will file a copy of all such information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations, unless the SEC will not accept such a filing, and make such information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following constitutes an Event of Default:

          (1) default for 30 days in the payment when due of interest on the exchange notes, whether or not prohibited by the subordination provisions of the exchange notes indenture;

          (2) default in payment when due of the principal of or premium, if any, on the exchange notes, whether or not prohibited by the subordination provisions of the exchange notes indenture;

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          (3) failure by us or any Restricted Subsidiary to comply with the provisions described under the captions "-- Repurchase at the Option of Holders -- Change of Control" or "-- Certain Covenants -- Merger, Consolidation or Sale of Assets";

          (4) failure by us or any Restricted Subsidiary for 30 days after written notice by the Trustee or the holders of at least 25% in principal amount of the then outstanding exchange notes to comply with the provisions described under the captions "-- Repurchase at the Option of Holders -- Asset Sales," "-- Certain Covenants -- Restricted Payments" or "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock";

          (5) failure by us or any Restricted Subsidiary for 60 days after written notice by the Trustee or the holders of at least 25% in principal amount of the then outstanding exchange notes to comply with any of its other agreements in the exchange notes indenture or the exchange notes;

          (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Significant Subsidiaries, or the payment of which is guaranteed by us or any of our Significant Subsidiaries, whether such Indebtedness or guarantee now exists or is created after the date of the exchange notes indenture, if that default:

             (a) is caused by a failure to pay (a "Payment Default") principal of or premium, if any, or interest on such Indebtedness when due (after giving effect to any applicable grace period provided in such Indebtedness on the date of such default); or

             (b) results in the acceleration of such Indebtedness prior to its express maturity; and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

          (7) failure by us or any of our Significant Subsidiaries to pay final judgments aggregating in excess of $5.0 million (net of amounts covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days;

          (8) except as permitted by the exchange notes indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

          (9) certain events of bankruptcy or insolvency with respect to us or any of our Restricted Subsidiaries that constitutes a Significant Subsidiary or any group of Restricted Subsidiaries of SBS that, taken together, would constitute a Significant Subsidiary.

     If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding exchange notes may declare all the exchange notes to be due and payable immediately. However, if an Event of Default arises from certain events of bankruptcy or insolvency, with respect to us, any of our Restricted Subsidiaries that constitutes a Significant Subsidiary or any group of Restricted Subsidiaries of SBS that, taken together, would constitute a Significant Subsidiary, all outstanding exchange notes automatically will become due and payable immediately. Holders of the exchange notes may not enforce the exchange notes indenture or the exchange notes except as provided in the exchange notes indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding exchange notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the exchange notes notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if it determines that withholding notice is in their interest. If an Event of Default occurs by reason of any willful action or inaction taken or not taken by or on behalf of SBS with the intention of avoiding payment of the premium that we would have had to pay if we then had elected to redeem the exchange notes pursuant to the optional redemption provisions of the exchange notes indenture, an equivalent premium will also become immediately due and payable to the extent permitted by law upon the acceleration of the exchange notes.

     The holders of a majority in aggregate principal amount of the exchange notes then outstanding by notice to the Trustee may on behalf of the holders of all of the exchange notes waive any existing Default or Event of Default and its
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consequences under the exchange notes indenture except a continuing Default or
Event of Default in the payment of interest on, or the principal of, the exchange notes. We are required to deliver to the Trustee annually a statement regarding compliance with the exchange notes indenture. Upon becoming aware of any Default or Event of Default, we are required to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee or stockholder of SBS or any Guarantor, as such, will have any liability for any obligations of SBS or any Guarantor under the exchange notes, the Subsidiary Guarantees, the exchange notes indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of exchange notes by accepting an exchange note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the exchange notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     We may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding exchange notes and to have each Guarantor's obligation discharged with respect to its Subsidiary Guarantee ("Legal Defeasance"), except for:

          (1) the rights of holders of outstanding exchange notes to receive payments in respect of the principal of and premium and interest, if any, on the exchange notes when such payments are due from the trust referred to below;

          (2) our obligations with respect to the exchange notes concerning issuing temporary exchange notes, registration of exchange notes, mutilated, destroyed, lost or stolen exchange notes and the maintenance of an office or agency for payment;

          (3) the rights, powers, trusts, duties and immunities of the Trustee, and our obligations in connection therewith; and

          (4) the Legal Defeasance provisions of the exchange notes indenture.

     In addition, we may, at our option and at any time, elect to have our obligations and the obligations of each Guarantor released with respect to certain covenants that are described in the exchange notes indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the exchange notes. If Covenant Defeasance occurs, certain events, not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events, described under the caption "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the exchange notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1) we must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the exchange notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, and interest, if any, on, the outstanding exchange notes on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether the exchange notes are being defeased to maturity or to a particular redemption date;

          (2) in the case of Legal Defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

             (a) we have received from, or there has been published by, the Internal Revenue Service a ruling; or

             (b) since the date of the exchange notes indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
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          (3) in the case of Covenant Defeasance, we shall have delivered to the
     Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit, other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit, or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument, other than the exchange notes indenture, to which we or any of our Subsidiaries are a party or by which we or any of our Subsidiaries are bound;

          (6) we shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

          (7) we shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by us with the intent of preferring the holders of exchange notes over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

          (8) we shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange notes in accordance with the exchange notes indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the exchange notes indenture. We are not required to transfer or exchange any exchange note selected for redemption. Also, we are not required to transfer or exchange any exchange note for a period of 15 days before a selection of exchange notes to be redeemed. The registered holder of an exchange note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     The exchange notes indenture, the exchange notes and the Subsidiary Guarantees may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the exchange notes then outstanding, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, exchange notes. Any existing default or compliance with any provision of the exchange notes indenture, the exchange notes or the Subsidiary Guarantees may be waived with the consent of the holders of a majority in principal amount of the then outstanding exchange notes, including consents obtained in connection with a tender offer or exchange offer for exchange notes.

     However, without the consent of each holder affected, an amendment or waiver may not, with respect to any exchange notes held by a non-consenting holder:

          (1) reduce the principal amount of exchange notes whose holders must consent to an amendment, supplement or waiver;

          (2) reduce the principal of or change the fixed maturity of any exchange note or alter the provisions with respect to the redemption of the exchange notes, other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders";

          (3) reduce the rate of or change the time for payment of interest on any exchange note;

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          (4) waive a Default or Event of Default in the payment of principal of or premium or interest, if any, on the exchange notes except a rescission of acceleration of the exchange notes by the holders of at least a majority in aggregate principal amount of the exchange notes and a waiver of the payment default that resulted from such acceleration;

          (5) make any exchange note payable in money other than that stated in the exchange notes;

          (6) make any change in the provisions of the exchange notes indenture relating to waivers of past Defaults or the rights of holders of exchange notes to receive payments of principal of or premium or interest, if any, on the exchange notes;

          (7) waive a redemption payment with respect to any exchange note, other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders";

          (8) release any Guarantor from its Subsidiary Guarantee; or

          (9) make any change in the foregoing amendment and waiver provisions.

     In addition, any amendment to the provisions of Article 10 of the exchange notes indenture relating to subordination will require the consent of the holders of at least 75% in aggregate principal amount of the exchange notes then outstanding if such amendment would adversely affect the rights of holders of exchange notes.

     Notwithstanding the preceding, without the consent of any holder of exchange notes, we, a Guarantor, with respect to a Subsidiary Guarantee or the exchange notes indenture to which it is a party, and the Trustee may amend or supplement the exchange notes indenture, the exchange notes or any Subsidiary
Guarantee:

          (1) to cure any ambiguity, defect or inconsistency;

          (2) to provide for uncertificated exchange notes in addition to or in place of certificated exchange notes;

          (3) to provide for the assumption of our or any Guarantor's obligations to holders of exchange notes in the case of a merger or consolidation or sale of substantially all of our assets;

          (4) to make any change that would provide any additional rights or benefits to the holders of exchange notes or that does not adversely affect the legal rights under the exchange notes indenture of any such holder; or

          (5) to comply with requirements of the SEC in order to effect or maintain the qualification of the exchange notes indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     If the Trustee becomes our creditor, the exchange notes indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding exchange notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The exchange notes indenture provides that if an Event of Default occurs and continues, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the exchange notes indenture at the request of any holder of exchange notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the certificate of designations and the exchange notes indenture. Reference is made to the certificate of designations and the exchange notes indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

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     "Acquired Debt" means, with respect to any specified Person:

          (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

          (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Acquisition Indebtedness" means Indebtedness incurred by SBS or by a Restricted Subsidiary the proceeds of which are used for the acquisition of a Permitted Business and related facilities and assets or for the construction of a facility pursuant to a construction permit issued by the FCC.

     "Affiliate" of any specified Person means any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by," and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that (a) beneficial ownership of at least 10% of the Voting Stock of a Person shall be deemed to be control and (b) for purposes of the "Transactions with Affiliates" covenant, for so long as Pablo Raul Alarcon, Sr., Raul Alarcon, Jr. or Jose Grimalt are directors, officers or shareholders of SBS, they, their respective spouses, lineal descendants and any Person controlled by any of them shall be Affiliates of SBS and its Subsidiaries.

     "Asset Sale" means:

          (1) the sale, lease, conveyance or other disposition of any assets or rights -- including, without limitation, by way of a sale and leaseback -- excluding sales of services and goods in the ordinary course of business consistent with past practices; (and for purposes of the exchange notes indenture described above, provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of SBS and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the exchange notes indenture described under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain
     Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant); and

          (2) the issue or sale by SBS or any of its Subsidiaries of Equity Interests of any of SBS' Subsidiaries, in the case of either clause (1) or
     (2), whether in a single transaction or a series of related transactions that have a fair market value in excess of $5.0 million, or for net proceeds in excess of $5.0 million. Notwithstanding the preceding, the following items will not be deemed to be an Asset Sale:

             (a) a transfer of assets by SBS to a Guarantor (or a Wholly Owned Restricted Subsidiary, in the case of the certificate of designations) or by a Guarantor (or a Wholly Owned Restricted Subsidiary, in the case of the certificate of designations) to SBS or to another Guarantor (or a Wholly Owned Restricted Subsidiary, in the case of the certificate of designations);

             (b) an issuance of Equity Interests by a Guarantor (or a Wholly Owned Restricted Subsidiary, in the case of the certificate of designations) to SBS or to another Guarantor (or a Wholly Owned Restricted Subsidiary, in the case of the certificate of designations);

             (c) the sale, lease or other disposition of equipment or other assets in the ordinary course of business;

             (d) the sale and leaseback of any assets within 90 days of the acquisition of such assets;

             (e) a Restricted Payment that is permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments" or by section 11(a) of the certificate of designations;

             (f) a transfer of any FCC license to a Non-Guarantor Subsidiary described in clause (i) of the definition thereof;

             (g) an Asset Swap; and

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             (h) the sale or other disposition of our radio stations KLEY-FM and
        KSAH-AM serving the San Antonio, Texas market, and radio station KPTI-FM serving the San Francisco, California market.

     "Asset Swap" means the execution of a definitive agreement, subject only to regulatory approval and other customary closing conditions, that SBS in good faith believes will be satisfied, for a substantially concurrent purchase and sale, or exchange, of assets used or useful in a Permitted Business between SBS or any of its Restricted Subsidiaries and another person or group of affiliated persons; provided that any amendment to or waiver of any closing conditions which individually or in the aggregate is material to the Asset Swap shall be deemed to be a new Asset Swap.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discounted rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

     "Bank Indebtedness" means (i) Indebtedness of SBS incurred in accordance with the exchange notes indenture or the certificate of designations, as the case may be, owing to one or more commercial banking institutions that are members of the Federal Reserve System and (ii) any guarantee by a Guarantor of any Indebtedness of SBS of the type set forth in clause (i) of this definition.

     "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person," as such term is used in Section 13(d)(3) of the Exchange Act, such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

     "Board of Directors" means the Board of Directors of SBS or any authorized committee of the Board of Directors.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

          (1) in the case of a corporation, corporate stock;

          (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock;

          (3) in the case of a partnership or limited liability company, partnership or membership interests, whether general or limited; and

          (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means:

          (1) United States dollars;

          (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition;

          (3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better;

          (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

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          (5) commercial paper having the highest rating obtainable from Moody's
     Investors Service, Inc. or Standard & Poors' Corporation and in each case maturing within 270 days after the date of acquisition; and

          (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

     "Change of Control" means the occurrence of any of the following:

          (1) the sale, lease, transfer, conveyance or other disposition, or by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of SBS and its Subsidiaries taken as a whole to any "person" -- as such term is used in Section 13(d)(3) of the Exchange Act -- other than the Principal or a Related Party of the Principal;

          (2) the adoption of a plan relating to the liquidation or dissolution of SBS;

          (3) the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any "person," as defined above, other than the Principal and his Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of SBS;

          (4) the Principal ceases to be the Beneficial Owner, directly or indirectly, of a majority of the voting power of Voting Stock of SBS (measured by voting power rather than number of shares) as a result of any direct or indirect transfer of securities by the Principal; or

          (5) the first day on which a majority of the members of the Board of Directors of SBS are not Continuing Directors.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

          (1) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

          (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

          (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

          (4) depreciation expense for such period, to the extent the same was deducted in computing such Consolidated Net Income; plus

          (5) all amortization expense and other non-cash expenses -- excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period -- for such period, to the extent the same was deducted in computing such Consolidated Net Income; minus

          (6) non-cash items increasing such Consolidated Net Income for such period.

Consolidated Cash Flow shall be calculated on a pro forma basis after giving effect to any acquisition as if such acquisition (including any Consolidated Cash Flow associated with such acquisition) occurred on the first day of the most recently ended four-quarter period, giving pro forma effect to any non-recurring expenses, non-recurring costs and cost reductions within the first year after such acquisition which SBS anticipates if SBS delivers to the Trustee or the transfer agent, as the case may be, an officer's certificate executed by its chief financial or accounting officer certifying to and describing and quantifying with reasonable specificity such non-recurring expenses, non-recurring costs and cost reductions.

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     "Consolidated Indebtedness" means, with respect to any Person as of any date of determination, the sum, without duplication, of:

          (1) the total amount of Indebtedness and Attributable Debt of such Person and its Restricted Subsidiaries; plus

          (2) the total amount of Indebtedness and Attributable Debt of any other Person, to the extent that such Indebtedness or Attributable Debt has been guaranteed by the referent Person or by one or more of its Restricted Subsidiaries or is secured by a Lien on assets of the referent Person or any of its Restricted Subsidiaries; plus

          (3) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of:

          (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers' acceptance financing, and net payments (if any) pursuant to Hedging Obligations); and

          (2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; and

          (3) any interest expense on Indebtedness or Attributable Debt of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon).

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (1) Except as provided in (5) below, the positive Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof;

          (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval, that has not been obtained, or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

          (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded;

          (4) the cumulative effect of a change in accounting principles will be excluded; and

          (5) the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to SBS or one of its Restricted Subsidiaries.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of SBS who: (1) was a member of such Board of Directors on the date of the certificate of designations or the issue date of the exchange notes, as the case may be; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

     "Credit Facility" or "Credit Facilities" means one or more debt facilities, including, without limitation, the Senior Credit Facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables, or letters of credit, in each case, as now in effect or at any time hereafter entered into and as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. For purposes of the exchange notes indenture, Indebtedness under Credit Facilities
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outstanding on the date on which exchange notes are first issued and authenticated under the exchange notes indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. For purposes of the certificate of designations, Indebtedness under Credit Facilities outstanding on the date on which the Series B preferred stock is first issued pursuant to the certificate of designations shall be deemed to have been incurred on such date in reliance on the exception provided by clause (i) of the definition of Permitted Debt.

     "Debt to Cash Flow Ratio" means, with respect to any Person as of any date of determination (the "Calculation Date"), the ratio of the Consolidated Indebtedness of such Person as of such date, to the Consolidated Cash Flow of such Person for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available. Such determination is made on a pro forma basis after giving effect to all acquisitions and dispositions of assets made by such Person and its Restricted Subsidiaries from the beginning of such four-quarter period through and including such date of determination, including any related financing transactions, as if such acquisitions and dispositions had occurred at the beginning of such four-quarter period.

     For purposes of making the computation referred to above:

          (1) acquisitions that have been made by such Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income; and

          (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of by SBS or any of its Restricted Subsidiaries prior to the Calculation Date, will be excluded.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Designated Senior Debt" means any Indebtedness outstanding under the Senior Credit Facilities until the Senior Credit Facilities have been paid in full and discharged and thereafter means any Credit Facility or any other Senior Debt in excess of $25.0 million designated as such by SBS.

     "Disqualified Stock" means any Capital Stock (other than the Series A preferred stock or Series B preferred stock, in the case of the certificate of designations) that, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after October 15, 2013. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require SBS to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments" (or complies with section 11(b) of the certificate of designations, in the case of the certificate of designations).

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

     "Existing Indebtedness" means Indebtedness in existence on the date of the certificate of designations or the issue date of the exchange notes, as the case may be, other than Indebtedness under Credit Facilities, until such Indebtedness is repaid.

     "FCC License" means licenses, permits and authorizations issued by the FCC for the operation of stations.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and

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pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets (other than pledges of Equity Interests in Unrestricted Subsidiaries to secure Non-Recourse Debt) or through letters of credit and reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

     "Guarantor" means any Restricted Subsidiary other than a Non-Guarantor Subsidiary of SBS that shall be required under the exchange notes indenture to execute a Subsidiary Guarantee.

     "Hedging Obligations" means the obligations of any Person under:

          (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

          (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Indebtedness" means, with respect to any Person without duplication, any indebtedness of such Person, whether or not contingent, in respect of

          (1) borrowed money;

          (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit, or reimbursement agreements in respect thereof;

          (3) banker's acceptances;

          (4) representing Capital Lease Obligations; or

          (5) the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness, other than letters of credit and Hedging Obligations, would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP. In addition, "Indebtedness" includes (i) all indebtedness of others secured by a Lien on any asset of such Person, whether or not such indebtedness is assumed by such Person, and (ii) to the extent not otherwise included, the guarantee by such Person of any indebtedness of the sort described in clauses (1) through (5) above of any other Person. Notwithstanding the foregoing, the term "Indebtedness" shall not include Non-Recourse Debt or indebtedness that constitutes "Indebtedness" merely by virtue of a pledge of Equity Interests of an Unrestricted Subsidiary. Furthermore, for the avoidance of doubt, "Indebtedness" shall not include any Capital Stock or any liabilities or obligations in respect of Capital Stock.

     The amount of any Indebtedness outstanding as of any date will be:

          (A) the accreted value thereof, in the case of any Indebtedness issued with original issue discount,

          (B) the principal amount of the Indebtedness secured, together with any interest thereon that is more than 30 days past due, in the case of any Indebtedness of the type described in clause (1) above,

          (C) the principal amount of the Indebtedness guaranteed, together with any interest thereon that is more than 30 days past due, in the case of any Indebtedness of the type described in clause (2) above,

          (D) the amount of the net settlement payment payable on termination, in the case of any Indebtedness constituting a Hedging Obligation (assuming for this purpose that the Hedging Obligation was terminated on the date as of which the calculation of the amount of Indebtedness is being made), and

          (E) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons, including Affiliates, in the forms of direct or indirect loans, including guarantees of Indebtedness or other obligations, advances or capital contributions, excluding commission, travel and similar advances to officers and employees made in the ordinary course of business, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with
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GAAP. If SBS or any Subsidiary of SBS sells or otherwise disposes of any Equity
Interests of any direct or indirect Subsidiary of SBS such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of SBS, SBS shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the third paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." "Investments" does not include the defeasance, redemption or repurchase of Indebtedness that is cancelled and not acquired or held as an investment.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code, or equivalent statutes of any jurisdiction.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

          (1) any gain, but not loss, together with any related provision for taxes on such gain, but not loss, realized in connection with:

             (a) any Asset Sale, including, without limitation, dispositions pursuant to sale and leaseback transactions; or

             (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

          (2) any extraordinary gain, but not loss, together with any related provision for taxes on such extraordinary gain, but not loss.

     "Net Proceeds" means the aggregate cash proceeds received by SBS or any of its Restricted Subsidiaries in respect of any Asset Sale, including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale or disposition, including, without limitation, legal, accounting and investment banking fees, and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for indemnities, reimbursements or adjustments in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Guarantor Subsidiaries" means (i) those single-purpose Restricted Subsidiaries of SBS created or acquired after the date the Series A preferred stock was first issued or the date of the exchange notes indenture, as the case may be, which own one or more FCC Licenses and related rights and no other material assets, (ii) Subsidiaries of SBS created or acquired after the date the Series A preferred stock was first issued or the date of the exchange notes indenture that are not incorporated under the laws of the United States of America or a state of the United States of America, and (iii) the subsidiaries of SBS that are not required to become and are not guarantors of SBS' existing
9 5/8% senior subordinated notes due 2009.

     "Non-Recourse Debt" means Indebtedness:

          (1) as to which neither SBS nor any of its Restricted Subsidiaries

             (a) provides credit support of any kind, including any undertaking, agreement or instrument that would constitute Indebtedness,

             (b) is directly or indirectly liable, as a guarantor or otherwise, or

             (c) constitutes the lender;

          (2) no default with respect to which, including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary, would permit, upon notice, lapse of time or both, any holder of any other Indebtedness, other than the exchange notes being offered hereby, of SBS or any of its Restricted Subsidiaries to
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     declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

          (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of SBS or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, prepayment or make-whole premium, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness or any guarantee thereof.

     "Permitted Business" means the media business and any business reasonably similar, complementary, ancillary or related thereto, including, the operation of latin music Web sites and internet portals.

     "Permitted Investments" means:

          (1) any Investment in SBS or in a Restricted Subsidiary;

          (2) any Investment in Cash Equivalents;

          (3) any Investment by SBS or any Restricted Subsidiary of SBS in a Person engaged in a Permitted Business, if:

             (a) as a result of, or concurrently with, such Investment such Person becomes a Restricted Subsidiary; or

             (b) as a result of, or concurrently with, such Investment such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, SBS or a Restricted Subsidiary; or

             (c) SBS or a Restricted Subsidiary has entered into a binding agreement to acquire such Person or all or substantially all of the assets of such Person, which agreement is in effect on the date of such Investment, and such Person becomes a Restricted Subsidiary or such transaction is consummated, in each case within 180 days of the date of such Investment;

          (4) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption
     "-- Repurchase at the Option of Holders -- Asset Sales";

          (5) any obligations or shares of Capital Stock received in connection with or as a result of a bankruptcy, workout or reorganization of the issuer of such obligations or shares of Capital Stock;

          (6) any Investment received involuntarily;

          (7) any acquisition of assets solely in exchange for the issuance of Equity Interests, other than Disqualified Stock, of SBS;

          (8) other Investments in Persons engaged in Permitted Businesses, measured on the date each such Investment was made and without giving effect to subsequent changes in value, when taken together with all other Investments made pursuant to this clause (8) that are at the time outstanding, not to exceed $7.5 million;

          (9) Investments by SBS or any of its Restricted Subsidiaries in any other Person pursuant to the terms of a "local marketing agreement" or similar arrangement relating to a radio station owned or licensed by such Person;

          (10) Hedging Obligations;

          (11) the incurrence by SBS or any of its Restricted Subsidiaries of performance, bid or advance payment bonds, surety bonds, custom bonds, utility bonds and similar obligations arising in the ordinary course of business;

          (12) endorsements of instruments for collection or deposit in the ordinary course of business;

          (13) loans and advances to employees and officers not to exceed $2.5 million outstanding in the aggregate at any time;

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          (14) loans to employees, directors and officers in connection with the purchase by such Persons of Equity Interests of SBS;

          (15) investments in account debtors received in connection with the bankruptcy or reorganization, or in settlement of delinquent obligations, of customers; and

          (16) investments in existence on the issue date of the exchange notes.

     "Permitted Junior Securities" means Equity Interests in SBS or debt securities of SBS or the relevant Guarantor that are subordinated to all Senior Debt, and any debt securities issued in exchange for Senior Debt, or Guarantor Senior Debt, and any debt securities issued in exchange for Guarantor Senior Debt, as applicable, to substantially the same extent as, or to a greater extent than, the exchange notes are subordinated to Senior Debt or the Subsidiary Guarantees are subordinated to Guarantor Senior Debt, as applicable, pursuant to the exchange notes indenture.

     "Permitted Liens" means:

          (1) Liens securing Senior Debt that was permitted by the terms of the exchange notes indenture to be incurred;

          (2) Liens in favor of SBS or any of its Restricted Subsidiaries;

          (3) Liens on property of a Person existing at the time such Person is merged into or consolidated with SBS or any Restricted Subsidiary of SBS, provided that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with SBS;

          (4) Liens on property existing at the time of acquisition thereof by SBS or any Restricted Subsidiary of SBS, provided that such Liens were in existence prior to the contemplation of such acquisition;

          (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (6) Liens existing on the date of the exchange notes indenture;

          (7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

          (8) Liens incurred in the ordinary course of business of SBS or any Restricted Subsidiary of SBS with respect to obligations that do not exceed $2.5 million at any one time outstanding;

          (9) Liens securing industrial revenue bonds;

          (10) Liens to secure Purchase Money Indebtedness that is otherwise permitted under the exchange notes indenture, provided that (a) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, such purchase or construction) of such Property, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such costs, and (c) such Lien does not extend to or cover any Property other than such item of Property and any improvements on such item or proceeds thereon;

          (11) Liens securing Obligations in respect of the Senior Credit Facilities;

          (12) Liens securing Bank Indebtedness;

          (13) Liens securing Acquisition Indebtedness, provided that such Liens do not extend to or cover any Property other than the Property acquired with the proceeds of such Acquisition Indebtedness and any improvements thereto;

          (14) Liens securing Permitted Refinancing Indebtedness;

          (15) Liens securing Ratio Indebtedness;

          (16) Liens to secure Indebtedness (including Capital Lease Obligations) permitted to be incurred by the section entitled "Incurrence of Indebtedness and Issuance of Preferred Stock," covering only the assets acquired with such Indebtedness;
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          (17) zoning restrictions, easements, licenses, covenants and other similar restrictions and encumbrances affecting the use of real property not interfering in any material respect with the ordinary conduct of business of SBS and its Restricted Subsidiaries;

          (18) judgment liens not giving rise to an Event of Default;

          (19) Liens, rights to setoff and credit balances with respect to deposit accounts and other Cash Equivalents;

          (20) deposits with the owner or lessor of premises leased and operated in the ordinary course of business;

          (21) nonconsensual liens that do not individually or in the aggregate detract materially from the value of transferability of the assets of SBS or any of its Restricted Subsidiaries, or impair materially the use of any such assets in the operation of the respective businesses of SBS and its Restricted Subsidiaries;

          (22) Liens of the trustee under the exchange notes indenture; and

          (23) Liens securing Hedging Obligations.

     "Permitted Refinancing Indebtedness" means any Indebtedness of SBS or any of its Restricted Subsidiaries or any Disqualified Stock of SBS issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of SBS or any of its Restricted Subsidiaries; provided that:

          (1) the principal amount, or accreted value or liquidation preference, if applicable, of such Permitted Refinancing Indebtedness does not exceed the principal amount of, or accreted value, if applicable, plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded, plus the amount of reasonable expenses and premiums incurred in connection therewith;

          (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu with the exchange notes, such Permitted Refinancing Indebtedness is pari passu with or subordinated in right of payment to the exchange notes or is Disqualified Stock;

          (4) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the exchange notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the exchange notes on terms at least as favorable to the holders of exchange notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or is Disqualified Stock; and

          (5) such Indebtedness is incurred either by SBS or by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, or such Disqualified Stock is issued by SBS, as applicable.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or any agency or political subdivision thereof or any other entity.

     "Principal" means Raul Alarcon, Jr.

     "Property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

     "Purchase Money Indebtedness" means any Indebtedness incurred in the ordinary course of business by a Person to finance the cost (including the cost of construction) of an item of property, the principal amount of which Indebtedness does not exceed the sum of (i) 100% of such cost and (ii) reasonable fees and expenses of such Person incurred in connection therewith.

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     "Ratio Indebtedness" means (i) Indebtedness of SBS incurred in compliance with the first paragraph of the section entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" which is not Permitted Refinancing Indebtedness and
(ii) any guarantee by a Restricted Subsidiary of SBS of any Indebtedness of SBS of the type set forth in clause (i) of this definition.

     "Related Party" with respect to the Principal means:

          (1) any spouse or immediate family member of the Principal; or

          (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a 50% or more controlling interest of which consist of the Principal and/or such other Persons referred to in the immediately preceding clause (1).

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Senior Credit Facilities" means the senior secured credit facilities contemplated to be entered into by SBS, Lehman Brothers Inc., Lehman Commercial Paper Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Merrill Lynch Capital Corporation and Deutsche Bank Trust Company Americas as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Senior Debt" means:

          (1) all Indebtedness outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

          (2) all Indebtedness of SBS that is senior to the exchange notes (including SBS's existing 9 5/8% senior subordinated notes due 2009);

          (3) any other Indebtedness of SBS or any Guarantor permitted to be incurred under the terms of the exchange notes indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the exchange notes or the Subsidiary Guarantees; and

          (4) all Obligations of SBS or any Guarantor with respect to the foregoing.

     Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include:

             (a) any liability for federal, state, local or other taxes owed or owing by SBS;

             (b) any Indebtedness of SBS or any Guarantor to any of its Subsidiaries or other Affiliates;

             (c) any trade payables; or

             (d) any Indebtedness that is incurred in violation of the certificate of designations or the exchange notes indenture, as the case may be; provided that Indebtedness under Credit Facilities will not cease to be Senior Debt if incurred based upon a written certificate from a purported officer of SBS to the effect that such Indebtedness was permitted by the certificate of designations or the exchange notes indenture, as the case may be, to be incurred.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled, without regard to the occurrence of any

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contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person, or a combination thereof.

     "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

          (1) has no Indebtedness other than Non-Recourse Debt;

          (2) is not party to any agreement, contract, arrangement or understanding with SBS or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to SBS or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of SBS;

          (3) is a Person with respect to which neither SBS nor any of its Restricted Subsidiaries has any direct or indirect obligation

             (a) to subscribe for additional Equity Interests; or

             (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

          (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of SBS or any of its Restricted Subsidiaries; and

          (5) has at least one director on its board of directors that is not a director or executive officer of SBS or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of SBS or any of its Restricted Subsidiaries.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the sum of the products obtained by multiplying

             (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

             (b) the number of years, calculated to the nearest one-twelfth, that will elapse between such date and the making of such payment; by

          (2) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which, other than directors' qualifying shares, will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

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            CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain material United States federal income tax consequences generally applicable to persons who acquire shares of Series B preferred stock pursuant to the exchange offer, holders of Series B preferred stock and holders of exchange notes that may be issued in redemption of the Series B preferred stock. The federal income tax considerations set forth below are based upon currently existing provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations, judicial authority, and current administrative rulings and pronouncements of the Internal Revenue Service (IRS). We cannot assure you that the IRS will not take a contrary view, and no ruling from the IRS has been, or will be, sought on the issues discussed herein. Legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences discussed below.

     The summary is not a complete analysis or description of all potential federal tax considerations that may be relevant to, or of the actual tax effect that any of the matters described herein will have on, particular holders, and does not address foreign, state, local or other tax consequences. Unless otherwise specifically noted, this summary applies only to a person who is an initial beneficial owner of the Series B preferred stock, and does not address the federal income tax consequences to (a) special classes of taxpayers (such as S corporations, mutual funds, insurance companies, financial institutions, small business investment companies, foreign companies, nonresident alien individuals, regulated investment companies, real estate investment trusts, dealers in securities or currencies, broker-dealers and tax-exempt organizations) who are subject to special treatment under the federal income tax laws, (b) holders that hold the Series B preferred stock as part of a position in a "straddle", or as part of a "hedging", "conversion", or other integrated investment transaction for federal income tax purposes, (c) holders that do not hold the Series B preferred stock, and the exchange notes that may be issued in redemption of the Series B preferred stock, as capital assets within the meaning of section 1221 of the Code or (d) holders whose functional currency is not the U.S. dollar. Furthermore, estate and gift tax consequences are not discussed herein. We do not intend to treat the Series B preferred stock as part of an investment unit for United States federal income tax purposes.

     BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH PROSPECTIVE HOLDER OF THE SERIES B PREFERRED STOCK IS STRONGLY URGED TO CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO HIS OR HER PARTICULAR TAX SITUATION AND AS TO ANY FEDERAL, FOREIGN, STATE, LOCAL OR OTHER TAX CONSIDERATIONS (INCLUDING ANY POSSIBLE CHANGES IN TAX LAW) AFFECTING THE PURCHASE, HOLDING AND DISPOSITION OF THE SERIES B PREFERRED STOCK OR THE EXCHANGE NOTES.

For purposes of this discussion, a U.S. person means any of the following:

     - an individual who is a citizen or resident of the United States;

     - a corporation, partnership or limited liability company created or organized under the laws of the United States or any state or political subdivision thereof;

     - an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

     - a trust that (i) is subject to the primary supervision of a U.S. court and which has one or more U.S. fiduciaries who have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

     As used herein, the term "U.S. Holder" means a beneficial owner of the Series B preferred stock or exchange notes that is a U.S. person and the term "Non-U.S. Holder" means a beneficial owner of the Series B preferred stock or exchange notes that is not a U.S. person.

     If a partnership (or limited liability company that is treated as a partnership) holds the Series B preferred stock or exchange notes, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding the Series B preferred stock or exchange notes, we suggest that you consult your tax advisor.

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TAX CONSEQUENCES TO U.S. HOLDERS

THE EXCHANGE

     The exchange of shares of Series A preferred stock for shares of Series B preferred stock will not be a taxable event to the holders of Series A preferred stock who participate in the exchange offer. Accordingly, a tendering owner will not recognize any gain or loss as a result of the exchange for U.S. federal income tax purposes. The tax basis of the shares of Series B preferred stock received by any such U.S. Holder will equal the tax basis of the shares of Series A preferred stock exchanged therefor, and the holding period of the shares of Series B preferred stock will include the holding period of the shares of Series A preferred stock exchanged therefor.

SERIES B PREFERRED STOCK

DIVIDENDS ON THE SERIES B PREFERRED STOCK

     Dividends paid on the Series B preferred stock (including dividends paid through the issuance of additional shares of Series B preferred stock) will be taxable as ordinary income to the extent of our current or accumulated earnings and profits (as determined for federal income tax purposes). To the extent that the amount of distributions paid on the Series B preferred stock exceeds our current or accumulated earnings and profits, the distributions will be treated as a return of capital, thus reducing the holder's adjusted tax basis in such Series B preferred stock and increasing the amount of gain (or reducing the amount of loss) that may be realized by such holder upon a sale or exchange of the Series B preferred stock. The amount of any distribution which exceeds the holder's adjusted basis in the Series B preferred stock will be taxed as capital gain, and generally will be long-term capital gain if the holder's holding period for such Series B preferred stock exceeds one year. For purposes of the remainder of this discussion, the term "dividend" refers to a distribution paid out of our allocable earnings and profits unless the context indicates otherwise.

     The Jobs and Growth Tax Relief Reconciliation Act of 2003 (the "2003 Act"), which became effective on May 28, 2003, reduced the maximum U.S. federal income tax rate applicable to individuals who receive dividends distributed with respect to the Series B preferred stock to a maximum 15% tax rate, subject to certain holding periods requirements similar to those contained in section 246(c) discussed below. The reduced rate of tax applies to the taxable years between 2003 and 2008. Individual U.S. Holders should consult their own advisors as to their eligibility for the reduced rate of tax in relation to dividends on the Series B preferred stock.

     DIVIDENDS RECEIVED DEDUCTION. Dividends paid to a corporate holder who owns less than 20% of SBS (by vote or value) will be eligible for the 70% dividends-received deduction under section 243 of the Code, subject to the limitations contained in sections 246 and 246A of the Code. In general, the dividends-received deduction is available only if the stock in respect of which the dividend is paid is held for at least 46 days during the 90 day period that begins 45 days before the stock becomes ex-dividend with respect to the dividend (91 days during the 180 day period that begins 90 days before the stock becomes ex-dividend with respect to a dividend in the case of a dividend attributable to a period or periods aggregating more than 366 days). Under section 246(c) of the Code, a taxpayer's holding period for these purposes is reduced by periods during which the taxpayer's risk of loss with respect to the stock is considered diminished by reason of the existence of options, contracts to sell and similar transactions. Therefore, the right of each holder of Series A preferred stock to require us to redeem all or a portion of the holder's Series B preferred stock on October 15, 2013 will result in such date not being counted towards such taxpayer's holding period for purposes of the dividends-received deduction rules. The dividends-received deduction will also not be available if the taxpayer is under an obligation to make related payments with respect to positions in substantially similar or related property. The dividends-received deduction is limited to specified percentages of a corporate holder's taxable income and may be reduced or eliminated if the corporate holder has indebtedness "directly attributable" to its investment in the stock. Prospective corporate purchasers of the Series B preferred stock should consult their own tax advisors to determine whether these limitations might apply to them.

     For purposes of computing its alternative minimum tax, dividends eligible for the 70% dividends-received deduction are included in a corporate holder's "adjusted current earnings." If such adjusted current earnings exceed the corporate holder's alternative minimum taxable income (determined without regard to the adjustments for adjusted current earnings or the alternative tax net operating loss deduction), 75% of the excess is added to the holder's alternative minimum taxable income.

     EXTRAORDINARY DIVIDENDS. Under section 1059 of the Code, if a corporate holder receives an "extraordinary dividend" with respect to the Series B preferred stock which it has not held for more than two years on the dividend announcement date, the basis of the Series B preferred stock will be reduced (but not below zero) by the non-taxed

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portion of the dividend. The reduction in basis is treated as occurring at the beginning of the ex-dividend date of the extraordinary dividend to which the reduction relates. If, because of the limitation on reducing basis below zero, any amount of the non-taxed portion of an extraordinary dividend has not been applied to reduce basis, such amount will be treated as gain from the sale or exchange of the Series B preferred stock in the year in which the extraordinary dividend is received. Generally, the non-taxed portion of an extraordinary dividend is the amount excluded from income under section 243 of the Code (relating to the dividends-received deduction). An extraordinary dividend on the Series B preferred stock generally would include any dividend that (i) equals or exceeds 5% of the holder's adjusted tax basis in the Series B preferred stock, treating all dividends having ex-dividend dates within an 85 day period as one dividend or (ii) exceeds 20% of the Holder's adjusted tax basis in the Series B preferred stock, treating all dividends having ex-dividend dates within a 365 day period as one dividend. In determining whether a dividend paid on the Series B preferred stock is an extraordinary dividend, a holder may elect to use the fair market value of such stock rather than its adjusted tax basis for purposes of determining the applicable percentage limitation if the holder is able to establish to the satisfaction of the IRS the fair market value of the Series B preferred stock as of the day before the ex-dividend date. An extraordinary dividend would also include any amount treated as a dividend in the case of a redemption of the Series B preferred stock that is either (i) non-pro rata as to all holders of our stock, or (ii) part of a partial liquidation, or (iii) which would not have been treated as a dividend if options had not been taken into account, all without regard to the period the holder held the stock. Corporate holders should see the section of this prospectus entitled "Redemption and Exchange of the Series B Preferred Stock" for a discussion of when a redemption of the Series B preferred stock will constitute an extraordinary dividend.

     Certain "qualified preferred dividends," however, are not considered extraordinary dividends. A qualified preferred dividend is any fixed dividend payable with respect to preferred stock which (i) provides for fixed preferred dividends payable not less frequently than annually and (ii) is not in arrears as to dividends when acquired, provided, however, that the actual rate of return (as determined under section 1059(e)(3) of the Code) on such stock does not exceed 15%. If a qualified preferred dividend announced within two years of the date of acquisition of the preferred stock exceeds the 5% (or 20%) threshold for extraordinary dividend status described above, (i) section 1059(a) will not apply (and no reduction in basis will be required) if the holder holds the stock for more than five years and (ii) if the holder disposes of the stock before it has been held for more than five years, the aggregate reduction in basis under section 1059(a) will not exceed the excess of the qualified preferred dividends paid on such stock during the period held by the holder over the qualified preferred dividends that would have been paid during such period on the basis of the stated rate of return, as determined under section 1059(e)(3) of the Code. The length of time that a holder is deemed to have held stock for purposes of section 1059 of the Code is determined under principles similar to those contained in section 246(c) of the Code discussed above.

PREFERRED STOCK DISCOUNT

     Although the Series B preferred stock has no maturity date, on October 15, 2013, each holder of Series B preferred stock has the right to require us to redeem all or any portion of the holder's Series B preferred stock at a purchase price of 100% of the liquidation preference thereof (plus accumulated and unpaid dividends). In addition, before October 15, 2006 (subject to certain restrictions), a portion of the Series B preferred stock is redeemable at our option with the proceeds of certain equity offerings at 110.75% of the liquidation preference thereof (plus accumulated and unpaid dividends), and on or after October 15, 2008, all or some of the Series B preferred stock is redeemable by us at specified redemption prices. Pursuant to section 305(c) of the Code, holders of Series B preferred stock generally may be required to treat a portion of the difference between the Series B preferred stock's issue price and its redemption price as constructive distributions of property includible in income on a periodic basis. For purposes of determining whether such constructive distribution treatment applies, each of the possible redemptions is tested separately. Constructive distribution treatment is required if any of these tests is satisfied.

     Section 305(c) of the Code provides that the entire amount of a redemption premium with respect to preferred stock that is subject to redemption at the option of its holders is treated as being distributed to the holders of such preferred stock on an economic accrual basis. Preferred stock generally is considered to have a redemption premium for this purpose if the price at which it must be redeemed exceeds its issue price by more than a de minimis amount. For this purpose, such excess will be treated as zero if it is less than one-fourth of 1% of the redemption price multiplied by the number of complete years from the date of issuance of the stock until the stock must be redeemed at the option of its holders. Such excess, also sometimes referred to herein as the Series B preferred stock discount, is taxable as a

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constructive distribution to the holder (treated as a dividend to the extent of our current and accumulated earnings and profits and otherwise subject to the treatment described above for distributions) over the term described above using a constant interest rate method similar to that employed for accruing original issue discount pursuant to the Code. We expect that the issue price of the Series B preferred stock will be equal to 100% of its liquidation preference, and therefore that the existence of an option by the holders to require redemption at such amount should not result in any Series B preferred stock discount.

     Series B preferred stock discount will arise due to the optional redemption features only if, based on all of the facts and circumstances as of the date the Series B preferred stock is issued, redemption pursuant to either or both of the optional redemptions is more likely than not to occur. Even if redemption were more likely than not to occur, however, constructive distribution treatment would not result if the redemption premium were solely in the nature of a penalty for premature redemption. For this purpose, a penalty for premature redemption is a premium paid as a result of changes in economic or market conditions over which neither the issuer nor the holder has legal or practical control, such as changes in prevailing dividend rates. The Treasury Regulations provide a safe harbor pursuant to which constructive distribution treatment will not result from an issuer call right if (i) the issuer and the holder are unrelated, (ii) there are no arrangements that effectively require the issuer to redeem the stock and (iii) exercise of the option to redeem would not reduce the yield of the stock. Although the issue is not free from doubt, we believe that the Series B preferred stock should not be considered to have been issued with Series B preferred stock discount by reason of the optional redemption features.

     Any additional shares of Series B preferred stock distributed by us in lieu of cash dividend payments on the Series B preferred stock, also sometimes referred to herein as dividend shares, received by holders of the Series B preferred stock may bear Series B preferred stock discount depending upon the issue price of such shares (i.e., the fair market value of the dividend shares on the date of their issuance). A holder's initial tax basis in dividend shares will equal the fair market value of such dividend shares on their date of distribution. Depending on the fair market value of the Series B preferred stock on the date of issuance, holders may be required to include additional Series B preferred stock discount in income based on the difference between (x) the fair market value of such shares on the date of their issuance and (y) the amount payable on redemption of such shares, unless the difference is de minimis, as described above. If shares of Series B preferred stock (including dividend shares) bear Series B preferred stock discount, such shares generally will have different tax characteristics from other shares of Series B preferred stock (including other dividend shares) and might trade separately, which might adversely affect the liquidity of such shares.

REDEMPTION AND EXCHANGE OF THE SERIES B PREFERRED STOCK

     A redemption of shares of the Series B preferred stock for cash or for exchange notes will be a taxable event. A redemption of shares of the Series B preferred stock for cash or for exchange notes may be treated as a dividend to the extent of our current or accumulated earnings and profits, unless the redemption (i) results in a "complete termination" of the holder's stock interest in us under section 302(b) (3) of the Code, (ii) results in a "substantially disproportionate" redemption of stock with respect to the holder under section 302(b)(2) of the Code or (iii) is "not essentially equivalent to a dividend" with respect to the holder under section 302(b)(l) of the Code. In determining whether the redemption is treated as a dividend, the holder must take into account not only stock he or she actually owns, but also stock constructively owned within the meaning of section 318 of the Code. A distribution to a holder will be "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the holder's stock interest in us. For these purposes, a redemption of Series B preferred stock from a holder whose actual and constructive ownership of our common stock is de minimis should satisfy the "not essentially equivalent to a dividend" test of section 302(b)(l).

     If the redemption of the Series B preferred stock for cash or for exchange notes is not treated as a distribution taxable as a dividend, the redemption would result in capital gain or loss equal to the difference between the amount of cash (or the issue price of the exchange notes (as described under the section of this prospectus entitled "Issue Price of Exchange Notes")) received and the holder's adjusted tax basis in the Series B preferred stock redeemed. This gain or loss would be long-term capital gain or loss. You should also read the discussion under the section of this prospectus entitled "Disposition of the Series B Preferred Stock" regarding certain rules applicable to such gain or loss.

     If a redemption of the Series B preferred stock is treated as a distribution rather than a sale or exchange, the amount of the distribution will be measured by the amount of cash (or the issue price of the exchange notes) received by a holder. As described above, the distribution will be taxable as a dividend to the extent of our earnings and profits. The

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amount of the distribution in excess of our earnings and profits will reduce the holder's basis in the redeemed Series B preferred stock, and, to the extent the amount of the distribution exceeds such basis, will result in capital gain. If a holder is left with basis in the redeemed Series B preferred stock, such basis will be transferred to any remaining stock holdings in us.

     Under section 1059 of the Code, as discussed above, the term extraordinary dividend includes any non-liquidating redemption of stock that is treated as a dividend that is (i) non-pro rata as to all holders of our stock, or (ii) part of a liquidating distribution, or (iii) which would not be treated as a dividend if options had not been taken into account, all irrespective of the holding period. Consequently, to the extent an exchange of the Series B preferred stock constitutes a dividend, it may constitute an extraordinary dividend to a corporate holder.

DISPOSITION OF THE SERIES B PREFERRED STOCK

     Unless a nonrecognition provision applies, the sale or other disposition of Series B preferred stock will be a taxable event for U.S. federal income tax purposes. In such event, in general, a holder of Series B preferred stock will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of property received and (ii) the holder's tax basis in the Series B preferred stock. A holder's tax basis in the Series B preferred stock will equal the initial tax basis of such stock. A corporate holder's tax basis may be adjusted by virtue of an extraordinary dividend, as discussed above. Any such gain or loss will generally be capital gain or loss. The deduction for capital losses is subject to certain limitations.

     The 2003 Act, which became effective on May 28, 2003, reduced the maximum U.S. federal income tax rate applicable to gains from the sale of capital assets held for more than 12 months to 15%. The reduced rate of tax applies to the taxable years between 2003 and 2008. Moreover, in accordance with the 2003 Act, any loss on the sale or exchange of the Series B preferred stock will be treated as long-term capital loss to the extent of any dividend that has been distributed with respect to such stock that (i) is an extraordinary dividend, and (ii) constitutes "qualified dividend income" under the 2003 Act. Prospective investors should consult their tax advisor regarding the treatment of capital gains and losses generally and under the 2003 Act in particular.

EXCHANGE NOTES

ISSUE PRICE OF EXCHANGE NOTES

     The issue price of an exchange notes would be equal to (i) its fair market value as of the exchange date if the exchange notes are traded on an established securities market on or at any time during a specified period or (ii) the fair market value at the exchange date of the exchangeable Series B preferred stock if such exchangeable Series B preferred stock is traded on an established securities market during a specified period but the exchange notes are not. If neither the exchangeable Series B preferred stock nor the exchange notes are so traded, the issue price of the exchange notes would be determined under section 1274 of the Code, in which case the issue price would be the stated principal amount of the exchange notes provided that the yield on the exchange notes is equal to or greater than the "applicable federal rate" in effect at the time the exchange notes are issued. If the yield on the exchange notes is less than such applicable federal rate, its issue price under section 1274 of the Code would be equal to the present value as of the issue date of all payments to be made on the exchange notes, discounted at the applicable federal rate. We cannot determine at the present time whether the Series B preferred stock or the exchange notes will be, at the relevant time, traded on an established securities market within the meaning of the Treasury Regulations or whether the yield on the exchange notes will equal or exceed the applicable federal rate.

INTEREST ON THE EXCHANGE NOTES

     Except as set forth below, interest on the exchange notes will be taxable to a holder as ordinary interest income at the time such amounts are accrued or received, in accordance with the holder's method of accounting for U.S. federal income tax purposes.

     ORIGINAL ISSUE DISCOUNT. The exchange notes may be issued with original issue discount (OID) equal to the excess of their "stated redemption price at maturity" over their "issue price" if such excess is greater than a de minimis amount. Holders of exchange notes will be subject to special tax accounting rules, as described in greater detail below. Holders of exchange notes should be aware that they generally must include OID in gross income for U.S. federal income tax purposes on an annual basis under a constant yield accrual method. As a result, such holders will include

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OID in income in advance of the receipt of cash attributable to that income.
However, holders of exchange notes generally will not be required to include separately in income cash payments received on such exchange notes, even if denominated as interest, to the extent such payments do not constitute qualified stated interest (as defined below). We will report to holders of any OID exchange notes on a timely basis the reportable amount of OID and interest income based on our understanding of applicable law.

     The "stated redemption price at maturity" of a debt instrument is the sum of its principal amount plus all other payments required thereunder, other than payments of "qualified stated interest." For this purpose, "qualified stated interest" means stated interest that is unconditionally payable in cash or in property (other than the debt instruments of the issuer), at least annually at a single fixed rate during the entire term of the debt instrument that appropriately takes into account the length of the intervals between payments). If the exchange notes are issued at a time when we have the right to make interest payments with additional exchange notes in lieu of cash, none of the stated interest on such exchange notes will be treated as qualified stated interest. The "issue price" of the exchange notes will be determined as described under the section of this prospectus entitled "Issue Price of Exchange Notes."

     The amount of OID includible in income by the initial holder of an exchange note is the sum of the "daily portions" of OID with respect to the exchange notes for each day during the taxable year or portion of the taxable year in which such holder held such exchange notes (accrued OID). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for an exchange notes may be of any length and may vary in length over the term of the exchange notes, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of the exchange notes' adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The "adjusted issue price" of the exchange notes at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any bond premium, as described below) and reduced by any payments made on such exchange notes (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, a United States holder will have to include in income increasingly greater amounts of OID in successive accrual periods.

ADDITIONAL EXCHANGE NOTES ISSUED IN LIEU OF CASH INTEREST

     An additional exchange note (a "secondary exchange note") issued in payment of interest with respect to an initially issued exchange note (an "initial exchange note") will not be considered a payment on the initial exchange note and will be aggregated with the initial exchange note for purposes of computing and accruing OID on the initial exchange note. As between the initial exchange note and the secondary exchange note, the adjusted issue price of the initial exchange note would be allocated between the initial exchange note and the secondary exchange note in proportion to their respective principal amounts. That is, upon the issuance of a secondary exchange note with respect to an initial exchange note, the initial exchange note and the secondary exchange note derived from the initial exchange note would be treated as initially having the same adjusted issue price and inherent amount of OID per dollar of principal amount. The initial exchange note and the secondary exchange note derived therefrom would be treated as having the same yield to maturity. Similar treatment would be applied when additional exchange notes are issued on secondary exchange notes.

ELECTION

     A holder of exchange notes, subject to certain limitations, may elect to include all interest on the exchange notes in gross income under the constant yield method. For this purpose, interest includes stated and unstated interest, acquisition discount, and OID and de minimis OID, as adjusted by any amortizable bond premium.

AMORTIZABLE BOND PREMIUM

     If the Series B preferred stock is exchanged for exchange notes at a time when the "issue price" of the exchange notes exceeds the amount payable at maturity of the exchange notes, such excess will constitute amortizable bond

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premium that the holder may elect to amortize under the constant yield method over the term of the exchange notes. A holder who elects to amortize bond premium must reduce the tax basis in the exchange notes by the amount of the aggregate amortization allowable for amortizable bond premium. Amortizable bond premium will be treated under the Code as an offset to interest income on the related debt instrument for federal income tax purposes.

DISPOSITION OF THE EXCHANGE NOTES

     Unless a nonrecognition provision applies, the sale, exchange, redemption (including pursuant to an offer by SBS) or other disposition of the exchange notes, will be a taxable event for U.S. federal income tax purposes. In such event, in general, a holder of exchange notes will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of property received (except to the extent attributable to accrued interest on the exchange notes which will be treated as such if not previously included in income) and (ii) the holder's tax basis in the exchange notes (as increased by any OID previously included in income by the holder and decreased by any amortizable bond premium, if any, deducted over the term of the exchange notes). Any such gain or loss generally will be long-term capital gain or loss. At the time of sale, exchange, disposition, retirement or redemption, a holder of exchange notes must also include in income any previously accrued but unrecognized OID.

     As discussed above, the 2003 Act reduced the maximum U.S. federal income tax rate applicable to gains realized during the taxable years between 2003 and 2008 from the sale of capital assets held for more than 12 months to 15%. Prospective investors should consult their tax advisor regarding the treatment of capital gains and losses generally and under the 2003 Act in particular.

APPLICABLE HIGH YIELD DISCOUNT OBLIGATIONS

     The exchange notes will be treated as "applicable high yield discount obligations" (AHYDO), under section 163(i) of the Code if they have a term of more than five years, have a yield to maturity that equals or exceeds five percentage points over the "applicable federal rate" for the month in which the exchange notes are issued and have "significant" OID. A debt instrument is treated as having "significant" OID if the aggregate amount that would be includible in gross income with respect to such debt instrument for periods before the close of any accrual period ending five years or more after the date of issue exceeds the sum of (i) the aggregate amount of interest to be paid in cash under the debt instrument before the close of such accrual period and (ii) the product of the initial issue price of such debt instrument and its yield to maturity. For purposes of determining whether an exchange notes is an AHYDO, holders are bound by the issuer's determination of the appropriate accrual period. Under sections 163(e) and 163(i) of the Code, a C corporation that is an issuer of a debt obligation subject to the AHYDO rules may not deduct any portion of OID until such portion is actually paid.

     In addition, if the exchange notes are AHYDOs and the yield to maturity of the exchange notes exceeds the sum of the applicable federal rate plus six percentage points, a portion of the OID under the exchange notes, equal to the product of the total OID under the exchange notes times the ratio of (a) the excess of the yield to maturity over the sum of the applicable federal rate plus six percentage points to (b) the yield to maturity, will not be deductible by the issuer and will be treated for some purposes as dividends to the holders of the exchange notes (to the extent that such amounts would have been treated as dividends to the holders of the exchange notes if they had been distributions with respect to the issuer's stock). Amounts treated as dividends will be nondeductible by the issuer, and may qualify for the dividends-received deduction for corporate holders.

     Because the amount of OID, if any, attributable to the exchange notes will be determined at such time that the exchange notes are issued and the applicable federal rate at such time is not predictable, it is impossible to determine at the present time whether the exchange notes will be treated as AHYDOs.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Under section 3406 of the Code and applicable Treasury Regulations, a noncorporate holder of the Series B preferred stock or the exchange notes may be subject to backup withholding (currently at the rate of 28%) with respect to "reportable payments," which include interest and dividends paid on or the proceeds of a sale, exchange or redemption of Series B preferred stock or the exchange notes, as the case may be. The payor will be required to deduct and withhold the prescribed amounts if (i) the payee fails to furnish a Taxpayer Identification Number (TIN) to the payor in the manner required, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a "notified payee underreporting" described in section 3406(c) of the Code or (iv) there has been a failure of the

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payee to certify under penalty of perjury that the payee is not subject to withholding under section 3406(a)(l)(C) of the Code. As a result, if any one of the events listed above occurs, the payor will be required to withhold an amount equal to the then applicable rate of backup withholding from any dividend or interest payment made with respect to the Series B preferred stock or the exchange notes or any payment or proceeds of a redemption of the Series B preferred stock or the exchange notes to a noncorporate holder. Amounts paid as backup withholding do not constitute an additional tax and will be credited against the holder's federal income tax liability, so long as the required information is provided to the IRS.

     Pursuant to information reporting requirements under Chapter 61 of the Code the payor generally will also report to the holders of the Series B preferred stock and the exchange notes and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to payment on those securities.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

     The following discussion is limited to the material U.S. federal income tax consequences relevant to non-U.S. Holders.

THE EXCHANGE

     The exchange of shares of Series A preferred stock for shares of Series B preferred stock will not be a taxable event to the holders of Series A preferred stock who participate in the exchange offer. Accordingly, a tendering owner will not recognize any gain or loss as a result of the exchange for U.S. federal income tax purposes. The tax basis of the shares of Series B preferred stock received by any such non-U.S. Holder will equal the tax basis of the shares of Series A preferred stock exchanged therefor, and the holding period of the shares of Series B preferred stock will include the holding period of the shares of Series A preferred stock exchanged therefor.

U.S. FEDERAL WITHHOLDING TAX ON DIVIDENDS AND INTEREST

     DIVIDENDS ON THE SERIES B PREFERRED STOCK. Except as described below, dividends paid on the Series B preferred stock held by a non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% or lower treaty rate, if applicable. A non-U.S. Holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of withholding under a tax treaty by filing IRS Form W-8BEN upon which the non-U.S. Holder certifies, under penalty of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate with respect to such payments.

     If dividends paid to a non-U.S. holder are effectively connected with the conduct of a U.S. trade or business by the non-U.S. Holder and, if required by a tax treaty, the dividends are attributable to a permanent establishment maintained in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that the non-U.S. Holder furnishes to us a valid IRS Form W-8ECI certifying, under penalty of perjury, that the holder is a non-U.S person, and the dividends are effectively connected with the holder's conduct of a U.S. trade or business and are includible in the holder's gross income. Effectively connected dividends will be subject to U.S. federal income tax on net income that applies to U.S. persons generally (and, with respect to corporate holders under certain circumstances, the branch profits tax).

     PAYMENTS OF INTEREST ON THE EXCHANGE NOTES. Generally, payments of interest on the exchange notes to a non-U.S. Holder will be considered "portfolio interest" and will not be subject to U.S. federal income or withholding tax where such interest is not effectively connected with the conduct of a trade or business within the United States by such non-U.S. Holder if:

        - such non-U.S. Holder does not actually or by attribution own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

        - the non-U.S. Holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business;

        - such non-U.S. Holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us, actually or by attribution, through stock ownership; and

        - the certification requirements, as described below, are satisfied.

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     To satisfy the certification requirements referred to above, either (i) the beneficial owner of a note must certify, under penalty of perjury, to us or our paying agent, as the case may be, that such owner is a non-U.S. person and must provide such owner's name and address, and TIN, if any, or (ii) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business, referred to as a "Financial Institution," and holds the note on behalf of the beneficial owner thereof must certify, under penalty of perjury, to us or our paying agent, as the case may be, that such certificate has been received from the beneficial owner and must furnish the payor with a copy thereof. Such requirement will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8BEN, under penalty of perjury, that it is a non-U.S. Holder and provides its name and address or any Financial Institution holding the note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the beneficial owner (and furnishes the withholding agent with a copy thereof). Special certification rules apply for notes held by foreign partnerships and other intermediaries.

     If interest on the note is effectively connected with the conduct of a trade or business in the United States by a non-U.S. Holder (and, if certain tax treaties apply, is attributable to a "U.S. permanent establishment" maintained by the non-U.S. Holder in the United States), the non-U.S. Holder, although exempt from U.S. federal withholding tax (provided that the certification requirements discussed in the next sentence are met), will generally be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In order to claim an exemption from withholding tax, such a non-U.S. Holder will be required to provide us with a properly executed IRS Form W-8ECI certifying, under penalty of perjury, that the holder is a non-U.S. person and the interest is effectively connected with the holder's conduct of a U.S. trade or business and is includable in the holder's gross income. In addition, if such non-U.S. Holder so engaged is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

     Interest and OID on notes not effectively connected with a U.S. trade or business and not excluded from U.S. federal withholding tax under the "portfolio interest" exception described above generally will be subject to withholding at a 30% rate, except where a non-U.S. Holder can claim the benefits of an applicable tax treaty to reduce or eliminate such withholding tax and demonstrates such eligibility to us and the IRS.

SALE OR EXCHANGE OF THE SERIES B PREFERRED STOCK AND EXCHANGE NOTES

     A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale or other taxable disposition (including a redemption) of a note or common stock received upon conversion thereof unless:

        - the holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met; in this case the non-U.S. Holder will be subject to a 30% tax on gain derived from the disposition; or

        - the gain is effectively connected with the conduct of a U.S. trade or business by the non-U.S. Holder (and, if required by a tax treaty, the gain is attributable to a permanent establishment maintained in the United States); in this case, the non-U.S. Holder will generally be taxed on its net gain derived from the disposition at the regular graduated rates and in the manner applicable to U.S. persons and, if the non-U.S. Holder is a foreign corporation, the "branch profits tax" described above may also apply.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     We must report annually to the IRS and to each non-U.S. Holder the amount of interest or dividends paid to that holder and the tax withheld from those payments of interest or dividends. These reporting requirements apply regardless of whether withholding was reduced or eliminated by any applicable tax treaty. Copies of the information returns reporting those payments of interest or dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

     A non-U.S. Holder will generally not be subject to additional information reporting or to backup withholding with respect to payments of dividends on the Series B preferred stock or interest on the exchange notes or to information reporting or backup withholding with respect to payments of proceeds from the sale or other disposition of the Series B

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preferred stock or exchange notes to or through a U.S. office of any broker, as long as the holder has furnished to the payor or broker:

        - a valid IRS Form W-8BEN certifying, under penalties of perjury, its status as a non-U.S. person;

        - other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with Treasury regulations; or

        - otherwise establishes an exemption.

     However, the payment of proceeds from a sale or disposition of the Series B preferred stock or exchange notes will be subject to information reporting, but not backup withholding, if it is to or through a foreign office of a broker that is a "U.S. related broker" unless the documentation requirements described above are met or the holder otherwise establishes an exemption. A broker is a "U.S. related broker" if the broker is:

        - a U.S. person;

        - a controlled foreign corporation for U.S. federal income tax purposes;

        - a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period; or

        - a foreign partnership, if at any time during its tax year one or more of its partners are U.S. persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or such foreign partnership is engaged in the conduct of a U.S. trade or business.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. Holder will be allowed as a credit against such holder's U.S. federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. Non-U.S. Holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

     The preceding discussion of certain U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, you should consult your own tax advisor as to particular tax consequences to you of purchasing, holding and disposing of the Series B preferred stock or exchange notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

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                              PLAN OF DISTRIBUTION

     Based on an interpretation by the staff of the Securities and Exchange Commission set forth in no-action letters issued to third parties, we believe that a holder (other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act or a "broker" or "dealer" registered under the Exchange Act) who exchanges Series A preferred stock for Series B preferred stock in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person, including SBS or an affiliate of SBS, to participate, in the distribution of the Series B preferred stock, will be allowed to resell the Series B preferred stock to the public without further registration under the Securities Act and without delivering to the purchasers of the Series B preferred stock a prospectus that satisfies the requirements of Section 10 thereof. However, if any holder acquires Series B preferred stock in the exchange offer for the purpose of distributing or participating in a distribution of the Series B preferred stock, such holder cannot rely on the position of the staff of the Securities and Exchange Commission enunciated in Exxon Capital Holdings Corporation or similar no-action letters or any similar interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available.

     We will not receive any proceeds from any sale of the Series B preferred stock. The Series B preferred stock received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Series B preferred stock. Any broker-dealer that resells the Series B preferred stock that was received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Series B preferred stock may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of Series B preferred stock and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     Each broker-dealer that receives Series B preferred stock for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series B preferred stock, or if issued, exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Series B preferred stock, or if issued, exchange notes received in exchange for Series A preferred stock where such Series A preferred stock was acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of this exchange offer and ending on the close of business one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date all dealers effecting transactions in the Series B preferred stock, or if issued, exchange notes may be required to deliver a prospectus.

     We have not entered into any arrangement or understanding with any person to distribute the Series B preferred stock to be received in the exchange offer, and to the best of our information and belief, each person participating in the exchange offer is acquiring the Series B preferred stock in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the Series B preferred stock to be received in the exchange offer.

                                 LEGAL MATTERS

     Certain legal matters with respect to the shares of Series B preferred stock offered pursuant to this prospectus will be passed upon for us by Kaye Scholer LLP, New York, New York.

     Jason L. Shrinsky, one of our directors, is a partner of Kaye Scholer LLP, which firm has regularly represented us as our legal counsel. Additionally, Mr. Shrinsky received options to purchase 50,000 shares of our Class A common stock pursuant to our 1999 Stock Option Plan for Nonemployee Directors. Mr. Shrinsky holds his options for the benefit of his law firm, Kaye Scholer LLP. In addition, Mr. Shrinsky shares ownership of, and voting and investment power for, 15,000 shares of Class A common stock with his spouse.

                                    EXPERTS

     Our consolidated financial statements and schedule as of December 30, 2001 and December 29, 2002, and for the fiscal years ended September 24, 2000 and September 30, 2001, the three-month transitional period ended December 30, 2001 and the fiscal year ended December 29, 2002 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. Their audit report includes an explanatory paragraph, as discussed in Note 15 to the consolidated financial statements, that effective December 31, 2001, we adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

                                   (SBS LOGO)

                       SPANISH BROADCASTING SYSTEM, INC.

                               OFFER TO EXCHANGE
                   SHARES OF OUR REGISTERED 10 3/4% SERIES B
                       CUMULATIVE EXCHANGEABLE REDEEMABLE
                   PREFERRED STOCK FOR ANY AND ALL SHARES OF
                       OUR UNREGISTERED 10 3/4% SERIES A
                       CUMULATIVE EXCHANGEABLE REDEEMABLE
                                PREFERRED STOCK

                          ---------------------------

                                   PROSPECTUS

                               FEBRUARY 18, 2004

                          ---------------------------

DEALER PROSPECTUS DELIVERY OBLIGATION: UNTIL MAY 18, 2004, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, ANY INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY CIRCUMSTANCES IN WHICH THIS OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SPANISH BROADCASTING SYSTEM, INC. SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.